EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of October 19, 2011

by and among

LA-Z-BOY INCORPORATED,
KINCAID FURNITURE COMPANY, INCORPORATED,
ENGLAND, INC.,
BAUHAUS U.S.A., INC.,
LA-Z-BOY CANADA LIMITED,
LA-Z-BOY GREENSBORO, INC., and
LZB MANUFACTURING, INC.,
as the Borrowers,

LADD TRANSPORTATION, INC.,
LZB FINANCE, INC.,
LA-Z-BOY LOGISTICS, INC.,
LZB CAROLINA PROPERTIES, INC.,
LZB FURNITURE GALLERIES OF PARAMUS, INC.,
LZB FURNITURE GALLERIES OF ST LOUIS, INC.,
LZB RETAIL, INC.,
LA-Z-BOY SHOWCASE SHOPPES, INC.,
LZB DELAWARE VALLEY PROPERTIES, INC.,
LZB DELAWARE VALLEY INC.,
MONTGOMERYVILLE HOME FURNISHINGS, INC.,
LZB FURNITURE GALLERIES OF WASHINGTON D.C., INC.,
LZB FURNITURE GALLERIES OF KANSAS CITY, INC.,
LZB FURNITURE GALLERIES OF BOSTON, INC.,
LZBFG OF SOUTH FLORIDA, LLC, LZB FINANCE, INC.,
BOCA RATON GALLERIES, LLC,
and LZBFG OF CALIFORNIA, LLC
as the Guarantors,

the Lenders referred to herein,

and

WELLS FARGO CAPITAL FINANCE, LLC
as Administrative Agent

WELLS FARGO CAPITAL FINANCE, LLC,
JPMORGAN CHASE BANK, N.A.,
and BANK OF AMERICA, N.A.,
as Joint Lead Arrangers and Joint Bookrunners

JPMORGAN CHASE BANK, N.A.,
as Syndication Agent

BANK OF AMERICA, N.A,
as Documentation Agent

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(continued)

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(continued)

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(continued)

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(continued)

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(continued)

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EXHIBITS
Exhibit A-1	Form of Revolving Credit Note
Exhibit A-2	Form of Swingline Note
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Notice of Account Designation
Exhibit D	Form of Notice of Conversion/Continuation
Exhibit E	Form of Officer’s Compliance Certificate
Exhibit F	Form of Assignment and Assumption
Exhibit G	Form of Borrowing Base Certificate
Exhibit H	Form of Lender Agreement
Exhibit I	Form of Notice of Requested Commitment Increase

SCHEDULES

Schedule 3.8	Existing Letters of Credit
Schedule 8.1(a)	Jurisdictions of Organization and Qualification
Schedule 8.1(b)	Subsidiaries and Capitalization
Schedule 8.1(f)	Tax Audits
Schedule 8.1(i)	ERISA Plans
Schedule 8.1(l)	Material Contracts
Schedule 8.1(m)	Labor and Collective Bargaining Agreements
Schedule 8.1(t)	Debt and Guaranty Obligations
Schedule 8.1(u)	Litigation
Schedule 8.1(y)	Locations of Collateral
Schedule 8.1(z)	Insurance
Schedule 12.2	Existing Liens

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AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 19, 2011, by and among LA-Z-BOY INCORPORATED, a Michigan corporation (the “Parent”), KINCAID FURNITURE COMPANY, INCORPORATED, a Delaware corporation, ENGLAND, INC., a Michigan corporation, BAUHAUS U.S.A., INC., a Mississippi corporation, LA-Z-BOY CANADA LIMITED, an Ontario corporation, LA-Z-BOY GREENSBORO, INC., a North Carolina corporation, and LZB MANUFACTURING, INC., a Michigan corporation (together with those additional entities that hereafter become parties hereto as subsidiary borrowers pursuant to Section 10.11, each, a “Subsidiary Borrower” and collectively, the “Subsidiary Borrowers”, and, together with the Parent, each, a “Borrower” and, collectively, the “Borrowers”) as the Borrowers, LADD TRANSPORTATION, INC., a North Carolina corporation, LZB FINANCE, INC., a Michigan corporation, LA-Z-BOY LOGISTICS, INC., a Michigan corporation, LZB CAROLINA PROPERTIES, INC., a Michigan corporation, LZB FURNITURE GALLERIES OF PARAMUS, INC., a Michigan corporation, LZB FURNITURE GALLERIES OF ST LOUIS, INC., a Michigan corporation, LZB RETAIL, INC., a Michigan corporation, LA-Z-BOY SHOWCASE SHOPPES, INC., an Indiana corporation, LZB DELAWARE VALLEY PROPERTIES, INC., a Michigan corporation, LZB DELAWARE VALLEY INC., a Delaware corporation, MONTGOMERYVILLE HOME FURNISHINGS, INC., a Pennsylvania corporation, LZB FURNITURE GALLERIES OF WASHINGTON D.C., INC., a Michigan corporation, LZB FURNITURE GALLERIES OF KANSAS CITY, INC., a Michigan corporation, LZB FURNITURE GALLERIES OF BOSTON, INC., a Michigan corporation, LZBFG OF SOUTH FLORIDA, LLC, a Michigan limited liability company, LZB FINANCE, INC., a Michigan corporation, BOCA RATON GALLERIES, LLC, a Michigan limited liability company, and LZBFG OF CALIFORNIA, LLC, a Michigan limited liability company (together with those additional entities that hereafter become parties hereto as subsidiary guarantors pursuant to Section 10.11, each, a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantor”), as Subsidiary Guarantors, the lenders who are or may become a party to this Agreement from time to time, as Lenders, and WELLS FARGO CAPITAL FINANCE, LLC, as the Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

A credit facility was extended to the Borrowers pursuant to the terms and conditions of that certain Credit Agreement, dated as of February 6, 2008 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), by and among the Borrowers, the Persons party thereto from time to time as Guarantors (as defined in the Existing Credit Agreement), the financial institutions party thereto from time to time as Lenders (as defined in the Existing Credit Agreement), and Wells Fargo Capital Finance, LLC (as successor-by-merger to Wachovia Capital Finance Corporation (Central)), as the administrative agent.

In connection with the Existing Credit Agreement, the Borrowers and the Guarantors executed and delivered the Security Documents (as defined in the Existing Credit Agreement) in favor of the Administrative Agent to secure the payment and performance of the Obligations (as defined in the Existing Credit Agreement).

The Borrowers have requested that the Existing Credit Agreement be amended, modified and restated, pursuant to the terms and conditions set forth herein in order to refinance the Revolving Credit Facility (as defined in the Existing Credit Agreement).

Each Credit Party (as defined herein) acknowledges and agrees that the security interests and Liens (as defined in the Existing Credit Agreement) granted to the Administrative Agent pursuant to the Existing Credit Agreement and the other Security Documents (as defined in the Existing Credit Agreement), shall remain outstanding and in full force and effect, without interruption or impairment of any kind, in accordance with the Existing Credit Agreement and shall continue to secure the Obligations (as defined herein), except as such security interest and Liens (as defined in the Existing Credit Agreement) are amended, restated or modified in this Agreement and the related Security Documents (as defined herein).

Each Credit Party acknowledges and agrees that (a) the Obligations (as defined herein) represent, among other things, the amendment, restatement, renewal, extension, consolidation and modification of the Obligations (as defined in the Existing Credit Agreement) arising in connection with the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith; (b) the Borrower Parties intend that the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith and the collateral pledge thereunder shall secure, without interruption or impairment of any kind, all existing Obligations (as defined in the Existing Credit Agreement) under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith, as they may be amended, restated, renewed, extended, consolidated and modified hereunder, together with all other obligations hereunder; (c) all Liens (as defined in the Existing Credit Agreement) evidenced by the Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith are hereby ratified, confirmed and continued, except as such Liens are amended, restated or modified in this Agreement and the related Security Documents (as defined herein); and (d) the Loan Documents (as defined herein) are intended to restate, renew, extend, consolidate, amend and modify the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith.

The Borrower intends that (a) the provisions of the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith, to the extent restated, renewed, extended, consolidated, amended and modified hereby and by the other Loan Documents (as defined herein), be hereby superseded and replaced by the provisions hereof and of the other Loan Documents (as defined herein); and (b) by entering into and performing its obligations hereunder, this contract shall not constitute a novation of the Obligations (as defined in the Existing Credit Agreement).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree that the Existing Credit Agreement is hereby amended and restated as follows:

ARTICLE 1.

DEFINITIONS

SECTION 1.1         Definitions.  The following terms when used in this Agreement shall have the meanings assigned to them below:

“AAA” shall have the meaning assigned thereto in Section 15.5(b).

“Account Debtor” means any Person who is obligated to make payments in respect of an Account.

“Accounts” means all “accounts,” as such term is defined in the UCC, of each Credit Party, whether now existing or hereafter created or arising, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by chattel paper (as defined in the UCC) or instruments (as defined in the UCC)) (including any such obligations that may be characterized as an account or contract right under the UCC), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to a Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all health care insurance receivables, (f) any instruments with respect to any of the foregoing and (g) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.

“ACH Transactions” means any cash management or related services including the automated clearinghouse transfer of funds by the Administrative Agent (or any Affiliate of the Administrative Agent) for the account of the Credit Parties pursuant to agreement or overdrafts.

“Act” shall have the meaning assigned thereto in Section 15.24.

“Administrative Agent” means WFCF in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 14.9.

 “Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 15.1(c).

“Administrative Borrower” shall have the meaning assigned thereto in Section 15.26.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary of any Borrower) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries.  The term “control” means (a) the power to vote ten percent (10%) or more of the securities or other Equity Interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agent Advances” shall have the meaning assigned thereto in Section 2.4(a).

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Aggregate Commitment” means the aggregate amount of the Lenders’ Commitments hereunder, as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof.  On the Closing Date, the Aggregate Commitment shall be One Hundred Fifty Million Dollars ($150,000,000), as such Aggregate Commitments may be increased after the Closing Date as set forth in Section 2.7.

“Aggregate Revolving Credit Obligations” means, as of any particular time, the sum of (a) the aggregate principal amount of all Revolving Credit Loans then outstanding, plus (b) the aggregate principal amount of all Swingline Loans then outstanding, plus (c) the aggregate principal amount of all Agent Advances then outstanding, plus (d) the aggregate amount of all L/C Obligations then outstanding.

“Agreement” means this Amended and Restated Credit Agreement.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” shall have the meaning assigned thereto in Section 6.1(c).

“Application” means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Approved Fund” means any Person (other than a natural Person), including any special purpose entity, that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business; provided, that such Approved Fund must be administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arbitration Rules” shall have the meaning assigned thereto in Section 15.5(b).

 “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 15.9), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Average Excess Availability” means, as of any date of determination, the average of the sum of daily Excess Availability on each day of the month most recently ended, divided by the number of days in such month.

“Avoidance Provisions” shall have the meaning assigned thereto in Section 4.1(c)(iii).

“Bank Product Provider” means WFCF, any Affiliate thereof and any Lender or Affiliate thereof approved by the Administrative Agent.

“Bank Product Reserves” means (a) one hundred percent (100%) of the aggregate mark-to-market exposure then owing by any Credit Party under each Lender Hedging Agreement, determined by the Lender (or its Affiliate) that is counterparty to such Lender Hedging Agreement, based on termination value, using a mutually satisfactory method, and furnished to the Administrative Agent on a monthly basis (or more frequently, in the reasonable discretion of the Administrative Agent), and (b) all reserves that the Administrative Agent, from time to time, establishes in its reasonable discretion for the other Bank Products then provided or outstanding.

“Bank Products” means any one or more of the following types of services or facilities extended to any of the Credit Parties by a Bank Product Provider:  (a) credit, debit or payment cards (including cardless e-payable services); (b) ACH Transactions; (c) cash management, including overdraft and controlled disbursement services; and (d) Lender Hedging Agreements.

“Bank Products Documents” means all agreements entered into from time to time by the Credit Parties in connection with any of the Bank Products and shall include the Lender Hedging Agreements.

“Bankruptcy Code” means (a) the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), (b) the Bankruptcy and Insolvency Act (Canada), (c) the Companies’ Creditors Arrangement Act (Canada) or (d) any similar legislation in any other relevant jurisdiction, in each case, as now or hereafter amended, and any successor statute or legislation.

“Base Rate” means, at any time, the higher of (a) the Prime Rate and (b) the Federal Funds Rate plus 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 6.1(a).

“Blocked Account” shall have the meaning assigned thereto in Section 10.13(a).

“Blocked Account Agreement” means any agreement executed by a depository bank or securities intermediary and the Administrative Agent, for the benefit of the Secured Parties, and acknowledged and agreed to by the applicable Credit Party, in form and substance acceptable to the Administrative Agent in its discretion.

“Borrowers” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Borrowing Base” means, at any particular time, the sum of:

(a)           up to eighty-five percent (85%) of Eligible Accounts; plus

(b)           the lesser of (i) up to sixty-five percent (65%) of the value of Eligible Inventory consisting of finished goods, valued at the lower of cost (on a FIFO (or first in, first out) basis) or market value and (ii) up to eighty-five percent (85%) of the Net OLV of Eligible Inventory consisting of finished goods; plus

(c)            the lesser of (i) up to thirty-five percent (35%) of the value of Eligible Inventory consisting of raw materials, valued at the lower of cost (on a FIFO (or first in, first out) basis) or market value (and in no event including any intercompany profit thereon) and (ii) up to eighty-five percent (85%) of the Net OLV of Eligible Inventory consisting of raw materials; plus

(d)           up to twenty percent (20%) of the face amount of any Commercial Letter of Credit issued in respect of the purchase of raw materials constituting Eligible L/C Inventory; plus

(e)            up to fifty percent (50%) of the face amount of any Commercial Letter of Credit issued in respect of the purchase of finished goods constituting Eligible L/C Inventory; minus

(f)            the Reserves.

“Borrowing Base Certificate” means a certificate of a Responsible Officer substantially in the form of Exhibit G.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Calculation Date” shall have the meaning assigned thereto in Section 6.1(c).

“Canadian Borrower” means La-Z-Boy Canada Limited, an Ontario corporation.

“Canadian Employer Benefits Legislation” means the Canadian Pension Plan Act (Canada), the Pension Benefits Standards Act (Canada), the Pension Benefits Act (Ontario), the Health Insurance Act (Ontario), the Employment Standards Act (Ontario) and any federal (Canada), provincial or local counterparts or equivalents, in each case, as applicable and as amended or modified from time to time.

“Canadian Obligations” means (a) the Loans received, directly or indirectly, by the Canadian Borrower, (b) the L/C Obligations outstanding in respect of Letters of Credit issued for the benefit of the Canadian Borrower, (c) all Hedging Obligations owing by the Canadian Borrower under any Lender Hedging Agreement, (d) all existing or future payments and other obligations owing by the Canadian Borrower under any other Bank Products Document and (e) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Canadian Borrower or any of its Subsidiaries to the Administrative Agent or any other member of the Lender Group, in each case under or in respect of this Agreement, any Note, any Letter of Credit or any of the other Loan Documents of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note.

“Canadian Pension Plan” means any pension plan required to be registered under the Income Tax Act (Canada) or any Canadian federal or provincial law and/or contributed to by the Canadian Borrower for its employees or former employees, including, without limitation, any pension benefit plan within the meaning of the Pension Benefits Act (Ontario), but does not include the Canada Pension Plan maintained by the Government of Canada or the Quebec Pension Plan maintained by the Province of Quebec.

“Canadian Pledge Agreement” means that certain Pledge Agreement dated as of February 6, 2008 executed by the Parent in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Canadian Security Agreement” means that certain Amended and Restated Security Agreement dated as of even date herewith executed by the Canadian Borrower and any other Credit Party organized under the laws of Canada or any province or territory thereof in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Capital Asset” means, with respect to the Parent and its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the Parent and its Subsidiaries.

“Capital Expenditures” means with respect to the Parent and its Subsidiaries (other than any VIE) for any period, the aggregate cost of all Capital Assets acquired by the Parent and its Subsidiaries during such period, as determined in accordance with GAAP.

“Capital Lease” means any lease of any property by Parent or any of its Subsidiaries (other than any VIE), as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet (but excluding any VIE) of the Parent and its Subsidiaries; provided, that, notwithstanding anything in this Agreement to the contrary, GAAP for purposes of classifying and accounting for such Capital Leases as provided herein, shall mean GAAP as it exists on the Closing Date.

“Cash and Investment Securities” shall mean cash plus the total of the amount invested in securities described in Section 12.3(e), other than those amounts invested to fund Pension Plans or Employee Benefit Plans.

 “Cash Sweep Period” means the period of time from and after any Cash Sweep Trigger Date and continuing though the date five (5) Business Days following the occurrence of any Cash Sweep Termination Date.

“Cash Sweep Termination Date” means any date on which (a) if the Cash Sweep Period occurred as a result of an event described in clause (a) of the definition of Cash Sweep Trigger Date, such Event of Default has been waived in accordance with the terms of this Agreement and no other Event of Default shall have occurred and be continuing, or (b) if the Cash Sweep Period occurred as a result of an event described in clause (b) of the definition of Cash Sweep Trigger Date, Excess Availability has been greater than seventeen and one half percent (17.5%) of the Revolving Credit Commitment, for each day of any forty-five (45) consecutive day period after the relevant Cash Sweep Trigger Date; provided, however, except as the Administrative Agent and the Required Lenders may otherwise hereafter agree in writing, a Cash Sweep Period may no longer be terminated following the second termination of any Cash Sweep Period in any twelve (12) consecutive month period or the sixth termination of any Cash Sweep Period during the term of this Agreement, and such Cash Sweep Period shall continue until the payment in full of the Obligations (other than contingent Obligations as to which the Administrative Agent shall have received cash collateral pursuant to the terms of Section 2.6 or 13.2, as applicable, or otherwise acceptable to the Administrative Agent) and the termination of the Commitments.

“Cash Sweep Trigger Date” means any date (a) on which an Event of Default occurs or (b) on which Excess Availability falls below seventeen and one half percent (17.5%) of the Revolving Credit Commitment, for more than three (3) consecutive Business Days.

“CFC” means a controlled foreign corporation (as that term is defined in the Code).

“Change of Control” means (a) any Person or two or more Persons acting in concert shall have acquired “beneficial ownership,” directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, or control over, voting Equity Interests of the Parent (or other securities convertible into such voting Equity Interests) representing thirty-five percent (35%) or more of the combined voting power of all voting Equity Interests of the Parent, (b) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors of the Parent then in office, or (c) except as otherwise permitted herein, the Parent shall cease to own, free and clear of all Liens or other encumbrances (other than the Liens of the Administrative Agent), directly or indirectly, one hundred percent (100%) of the outstanding voting Equity Interests of its Subsidiaries that are Credit Parties on a fully diluted basis.  As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Act of 1934.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act (including regulations promulgated with respect thereto), and all requests, guidelines or directives in connection therewith are deemed to have gone into effect and been adopted after the date of this Agreement and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Clearing Account” means account no. 37235547964500150 (or such other account number established by the Administrative Agent for purposes of Section 10.13) maintained by the Administrative Agent at Wells Fargo Bank, in San Francisco, California pursuant to Section 10.13, and over which the Administrative Agent has the sole dominion and exclusive access and control for withdrawal purposes pursuant to Section 10.13.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 7.1 shall be satisfied or waived in a manner in accordance with this Agreement.

“Coahuila Facility” means the manufacturing facility used by LZB Manufacturing Inc. and located at Area Industrial Amistad Aeropuerto in Ramos Arizpe, State of Coahuila, Mexico.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.

“Collateral” means the collateral security for the Obligations pledged or granted pursuant to the Security Documents.

“Collateral Access Agreement” means any agreement of any lessor, warehouseman, processor, customs broker, freight forwarder, consignee or other Person in possession of, having a Lien upon or having rights or interests in any of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, in form and substance satisfactory to the Administrative Agent, pursuant to which such Person, among other things, waives or subordinates its Liens or certain other rights or interests such Person may hold in regard to the property of any of the Credit Parties and agrees to provide the Administrative Agent access to the Collateral.

“Collateral Enforcement Actions” shall have the meaning assigned thereto in Section 13.5.

“Commercial Letter of Credit” means a documentary Letter of Credit issued by the Issuing Lender in respect of the purchase of goods or services by a Borrower or its Subsidiaries in the ordinary course of its business.

“Commitment” means, as to any Lender, the obligation of such Lender to make or participate in Loans to and issue or participate in Letters of Credit hereunder in an aggregate principal or face amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name in the Register, as the same may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof or by the execution and delivery of an Assignment and Assumption pursuant to the terms hereof.

“Commitment Increase” shall have the meaning assigned thereto in Section 2.7(a)(i).

“Commitment Increase Cap” shall have the meaning assigned thereto in Section 2.7(a)(i).

“Commitment Percentage” means, as to any Lender at any time, the ratio of (a) the amount of the Commitment of such Lender to (b) the Aggregate Commitment.

“Consolidated” means, when used with reference to financial statements or financial statement items of the Parent and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Continuing Directors” means, during any period of up to twenty-four (24) consecutive months commencing after the Closing Date, individuals who at the beginning of such twenty-four (24) month period were directors of the Parent (together with any new director whose election by the Parent’s board of directors or whose nomination for election by the Parent’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved).

“Contributing Borrower” shall have the meaning assigned thereto in Section 4.1(f).

“Covenant Period” means a period that (a) begins on the first day the Excess Availability is less than twelve and one-half percent (12.5%) of the Revolving Credit Commitment (the “Covenant Trigger Amount”), and (b) ends on the first date thereafter on which Excess Availability has exceeded the Covenant Trigger Amount for each day of any ninety (90) consecutive day period.

“Credit Facility” means, collectively, the Revolving Credit Facility, the L/C Facility and the Swingline Facility.

“Credit Parties” means, collectively, the Borrowers and the Subsidiary Guarantors.

“Customer Dispute” means all instances in which (a) a customer of a Borrower has rejected or returned goods sold by such Borrower to such customer and such return or rejection has not been accepted by such Borrower as a valid return or rejection, or (b) a customer of a Borrower has otherwise affirmatively asserted grounds for nonpayment of an Account, including any repossession of goods by such Borrower, or any claim by an Account Debtor of total or partial failure of delivery, set-off, counterclaim, or breach of warranty.

“Debt” means, with respect to the Parent and its Subsidiaries (other than any VIE) at any date and without duplication,  (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with vendors and suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and not more than sixty (60) days past due) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guaranties of such Person with respect to Debt of others of the type referred in this definition of another Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) all obligations of such Person under Hedging Agreements, (j) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Equity Interests issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date, (l) the principal component of payments due under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, other than operating leases that do not constitute any of the foregoing, during the applicable period ending on such date, determined on a Consolidated basis in accordance with GAAP, and (m) the Debt of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.

“Default” means any of the events specified in Section 13.1 which, with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within one (1) Business Day of the date on which the same was required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless such amount is the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Defined Benefit Plan” means any Canadian Pension Plan which contains a “defined benefit provision”, as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior period, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Accounts of the Borrowers during such period, by (b) the billings of the Borrowers with respect to Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by one (1) percentage point for each percentage point by which Dilution is in excess of five percent (5%).

“Disputes” shall have the meaning set forth in Section 15.5(b).

 “Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary of a Credit Party that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“EBITDA” means, for any period, the sum of the following determined on a Consolidated basis (but excluding any VIE), without duplication, for the Parent and its Subsidiaries (other than any VIE) in accordance with GAAP:  (a) Net Income for such period plus (b) the sum of the following to the extent deducted in determining Net Income for such period: (i) Interest Expense, (ii) Tax Expense, and (iii) amortization and depreciation less (c) interest income and any extraordinary gains; provided, however, that if any such calculation includes any period in which an acquisition or sale of a Person or all or substantially all of the assets of a Person occurred, then such calculation shall be made on a pro forma basis.

“Eligible Accounts” means, at any particular date, all Accounts of the Borrowers that the Administrative Agent, in the exercise of its Permitted Discretion, determines to be Eligible Accounts; provided, however, that, without limiting the right of the Administrative Agent to establish other criteria of ineligibility, Eligible Accounts shall not include any of the following Accounts:

(a)           Accounts with respect to which more than sixty (60) days have elapsed since the due date of the original invoice therefor or more than one hundred twenty (120) days have elapsed since the date of the original invoice therefor; provided, however, that up to $5,000,000 of Accounts owed by Account Debtors with payment terms permitting payment more than one hundred (100) days after the date of the original invoice therefor may be included as eligible pursuant to this clause (a) so long as no more than sixty (60) days have elapsed since the due date of the original invoice therefor and no more than one hundred thirty (130) days have elapsed since the date of the original invoice therefor;

(b)           Accounts that do not conform to all of the warranties and representations regarding the same which are set forth in this Agreement or any of the other Loan Documents;

(c)           Accounts (or any other Account due from the same Account Debtor) with respect to which, in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason;

(d)           Accounts as to which any Borrower has not performed, as of the applicable date of calculation, all of its obligations then required to have been performed, including the delivery of merchandise or rendition of services applicable to such Accounts;

(e)           Accounts as to which any one or more of the following events has occurred with respect to the Account Debtor on such Accounts:  death or judicial declaration of incompetency of such Account Debtor who is an individual; the filing by or against such Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the United States or Canada, any state, territory or province thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by such Account Debtor for the benefit of creditors; the appointment of a receiver or trustee for such Account Debtor or for any of the assets of such Account Debtor, including the appointment of or taking possession by a “custodian,” as defined in Bankruptcy Code; the institution by or against such Account Debtor of any other type of insolvency proceeding (under the bankruptcy laws of the United States, Canada or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, such Account Debtor; the sale, assignment, or transfer of all or substantially all of the assets of such Account Debtor unless the obligations of such Account Debtor in respect of the Accounts are assumed by and assigned to such purchaser or transferee; the nonpayment generally by such Account Debtor of its debts as they become due; or the cessation of the business of such Account Debtor as a going concern;

(f)            (i) those Accounts of an Account Debtor for whom fifty percent (50%) or more of the aggregate Dollar amount of such Account Debtor’s outstanding Accounts are classified as ineligible under the criteria (other than this clause (f)) set forth herein; or (ii) those Accounts with respect to which the aggregate Dollar amount of all Accounts owed by the Account Debtor thereon exceeds ten percent (10%), or such higher percentage to which the Administrative Agent agrees, in its Permitted Discretion, of the aggregate amount of all Accounts at such time to the extent of such excess;

(g)           Accounts owed by an Account Debtor which: (i) does not maintain its chief executive office in the United States or, with respect to Accounts owed by an Account Debtor to the Canadian Borrower, Canada; or (ii) is not organized under the laws of the United States or any state or territory thereof or, with respect to Accounts owed by an Account Debtor to the Canadian Borrower, is not organized under the laws of Canada or any province or territory thereof; or (iii) is the government of any foreign country or sovereign state, or of any state, province, territory, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof; except to the extent that such Accounts are secured or payable by a letter of credit or acceptance, or insured under foreign credit insurance in each case, on terms and conditions satisfactory to the Administrative Agent in its sole discretion;

(h)           Accounts owed by (i) an Account Debtor which is an Affiliate or employee of any Credit Party or (ii) a VIE;

(i)            Accounts owed by an Account Debtor that the Administrative Agent does not deem to be creditworthy in any material respect in its Permitted Discretion;

(j)            Accounts owed by an Account Debtor that is indebted to any Borrower in any way pursuant to a promissory note or other instrument, other than any promissory notes or instruments in an aggregate amount not to exceed $2,500,000 at any time outstanding, provided that no such note or instrument was issued in respect of a trade receivable and the Account Debtor obligated under such note or instrument is current as to all payments due under such note or instrument;

(k)           Accounts which are subject to any right of setoff by the Account Debtor, unless the Account Debtor has entered into an agreement acceptable to the Administrative Agent to waive setoff rights, except, if such right of setoff is exercised in the ordinary course of the business of the Borrowers, to the extent of such right of setoff;

(l)            Accounts which are subject to any Customer Dispute, but only to the extent of the amount in dispute;

(m)          Accounts which are owed by the government of the United States or, with respect to the Canadian Borrower, Canada, or any department, agency, public corporation, or other instrumentality thereof, unless all required procedures for the effective collateral assignment of the Accounts under the Federal Assignment of Claims Act of 1940 (or similar Canadian law, as applicable) and any other steps necessary to perfect the Administrative Agent’s security interest, for the benefit of the Secured Parties, in such Accounts have been complied with to the Administrative Agent’s satisfaction with respect to such Accounts;

(n)           Accounts which are owed by any state, municipality, territory, province or other political subdivision of the United States or, with respect to the Canadian Borrower, Canada, or any department, agency, public corporation, or other instrumentality thereof and as to which the Administrative Agent determines in its Permitted  Discretion that its security interest therein is not or cannot be perfected;

(o)           Accounts which represent sales on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or other repurchase or return basis;

(p)           Accounts which are evidenced by a promissory note or other instrument or by chattel paper;

(q)           Accounts with respect to which the Account Debtor is located in a state, province or other jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or form, or take one or more other actions, unless the applicable Borrower has so qualified, filed such report or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that such Borrower may qualify subsequently as a foreign entity authorized to transact business in such state, province or other jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by the Administrative Agent to be significant in amount, and such later qualification cures any access to such courts to enforce payment of such Account;

(r)            Accounts as to which the applicable Account Debtor has not been sent an invoice;

(s)           Accounts which are not a bona fide, valid and, to the best of any Borrower’s knowledge, enforceable obligation of the Account Debtor thereunder;

(t)            Accounts which are owed by an Account Debtor with whom any Borrower has any agreement or understanding for deductions from the Accounts, except for discounts or allowances which are made in the ordinary course of business for prompt payment or volume purchases and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Accounts, or Accounts with respect to which a debit or chargeback has been issued or generated;

(u)           Accounts which are not subject to a valid and continuing first priority Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Security Documents as to which all action necessary or desirable to perfect such security interest shall have been taken, and to which any Borrower has good and marketable title, free and clear of any Liens (other than Liens in favor of the Administrative Agent, for the benefit of the Secured Parties); or

(v)           Accounts as to which a security agreement, financing statement, equivalent security or Lien instrument or continuation statement is on file or of record in any public office, except as may have been filed in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Security Documents.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) the Swingline Lender and the Issuing Lender, and (iii) unless a Default or Event of Default has occurred and is continuing, the Administrative Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Parent or any of the Parent’s Affiliates or Subsidiaries.

“Eligible In Transit Inventory” means Inventory that would otherwise be Eligible Inventory (other than for its location) as to which:

(a)           such Inventory has been paid for in full in cash;

(b)           such Inventory is then in transit (whether by vessel, air or land) from a location outside of the continental United States to any location (i) that is the subject of an Collateral Access Agreement relating to such Inventory or (ii) for which the Administrative Agent has established appropriate Reserves;

(c)           the title of such Inventory has passed to, and such Inventory is owned by, a Borrower and for which the Administrative Agent shall have received such evidence thereof as the Administrative Agent may require in its Permitted Discretion;

(d)           the Administrative Agent has received each of the following: (i) a copy of the certificate of marine cargo insurance in connection therewith in which the Administrative Agent has been named as an additional insured and loss payee in a manner acceptable to the Administrative Agent in its Permitted Discretion; and (ii) a copy of the invoice, packing slip and manifest with respect thereto;

(e)           such Inventory is either (i) subject to a negotiable bill of lading (A) that is consigned to the Administrative Agent, (B) that was issued by the carrier in respect of such Inventory and (C) is in the possession of the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory acting on behalf of the Administrative Agent or (ii) subject to a negotiable cargo receipt and is not the subject of a bill of lading (other than a negotiable bill of lading consigned to, and in the possession of a consolidator or the Administrative Agent, or their respective agents) and such negotiable cargo receipt is (A) consigned to the Administrative Agent, (B) issued by a consolidator in respect of such Inventory and (C) either in the possession of the Administrative Agent or the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory acting on behalf of the Administrative Agent;

(f)            such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to the Administrative Agent;

(g)           the Administrative Agent has received an executed Collateral Access Agreement with respect to such Inventory; and

(h)           such Inventory shall not have been in transit for more than ninety (90) days.

“Eligible Inventory” means, as of any particular date, the portion of the Inventory of the Borrowers that the Administrative Agent, in the exercise of its Permitted Discretion, determines to be Eligible Inventory; provided, however, that without limiting the right of the Administrative Agent to establish other criteria of ineligibility, Eligible Inventory shall not include any of the following Inventory:

(a)           Inventory that is not owned solely by any Borrower;

(b)           Inventory that does not conform to all of the warranties and representations regarding the same which are set forth in this Agreement or any of the other Loan Documents;

(c)           Inventory that is not located in the continental United States or, with respect to Inventory of the Canadian Borrower, Canada (other than the Province of Quebec), either (i) on real property owned by any Borrower or any Subsidiary Guarantor, or (ii) on leased premises (A) in regard to which the landlord thereof, or any bailee, warehouseman or similar party that will be in possession of such Inventory, shall have executed and delivered to the Administrative Agent a Collateral Access Agreement or (B) for which the Administrative Agent has established appropriate Reserves;

(d)           Inventory that is subject to any claim of reclamation, Lien, adverse claim, interest or right of any other Person, subject only to normal and customary warehouseman, filler, packer, or processor charges payable to a Person who is party to an Collateral Access Agreement relating to such Inventory;

(e)           Inventory to which no Borrower has good, valid, and marketable title;

(f)            Inventory that constitutes goods returned or rejected by a Borrower’s customer for which a credit has not yet been issued;

(g)           Inventory that is damaged;

(h)           Inventory that has been determined by the Administrative Agent, in its Permitted Discretion, to be a “no charge” or sample item;

(i)            Inventory that is held by a Borrower pursuant to consignment, sale or return, sale on approval or any similar arrangement;

(j)            Inventory that is not in good condition or does not meet all standards imposed by any Person having regulatory authority over such goods or their use or sale, or Inventory that is not currently saleable in the ordinary course of any Borrower’s business;

(k)           Inventory that consists of work-in-process or spare parts;

(l)            Inventory constituting shrink reserve;

(m)          Inventory owned by a VIE;

(n)           Inventory scheduled for return to vendors, Inventory which is obsolete or slow-moving (for purposes of this clause (n), what constitutes “obsolete or slow-moving” Inventory shall be determined by the Administrative Agent in its Permitted Discretion), display items, packaging materials, labels or name plates or similar supplies;

(o)           Inventory that is not personal property in which any Borrower has granted a valid and continuing first Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Security Documents, or as to which all action necessary to perfect such security interest has not been taken;

(p)           Inventory that constitutes goods in transit from a location outside of the United States to any location (i) that is the subject of an Collateral Access Agreement relating to such Inventory or (ii) for which the Administrative Agent has established appropriate Reserves; provided, however, that up to $12,500,000 of Inventory so in transit from vendors and suppliers may be included as eligible pursuant to this clause (p) so long as such Inventory is Eligible In Transit Inventory; or

(q)           Inventory that is covered, in whole or in part, by any security agreement, financing statement, equivalent security or Lien instrument or continuation statement which is on file or of record in any public office, except such as may have been filed in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Security Documents.

“Eligible L/C Inventory” means Inventory that would otherwise be Eligible Inventory (other than for its location) as to which:

(a)           such Inventory is purchased with and subject to a Commercial Letter of Credit;

(b)           such Inventory is then in transit (whether by vessel, air or land) from a location outside of the continental United States to any location (i) that is the subject of an Collateral Access Agreement relating to such Inventory or (ii) for which the Administrative Agent has established appropriate Reserves;

(c)           the title of such Inventory has passed to, and such Inventory is owned by, a Borrower and for which the Administrative Agent shall have received such evidence thereof as the Administrative Agent may require in its Permitted Discretion;

(d)           the Administrative Agent has received each of the following: (i) a copy of the certificate of marine cargo insurance in connection therewith in which the Administrative Agent has been named as an additional insured and loss payee in a manner acceptable to the Administrative Agent in its Permitted Discretion; and (ii) a copy of the invoice, packing slip and manifest with respect thereto;

(e)           such Inventory is either (i) subject to a negotiable bill of lading (A) that is consigned to the Issuing Lender (unless and until such time as the Administrative Agent shall require that the same be consigned to the Administrative Agent, then thereafter, that is consigned to the Administrative Agent either directly or by means of endorsements), (B) that was issued by the carrier in respect of such Inventory and (C) is either in the possession of the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory acting on behalf of the Administrative Agent or the subject of a telefacsimile or other electronic copy that the Administrative Agent has received from the Issuing Lender with respect to the Letter of Credit and as to which the Administrative Agent has also received confirmation from the Issuing Lender that such document is in transit to the Administrative Agent or the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory acting on behalf of the Administrative Agent or (ii) subject to a negotiable cargo receipt and is not the subject of a bill of lading (other than a negotiable bill of lading consigned to, and in the possession of a consolidator or the Administrative Agent, or their respective agents) and such negotiable cargo receipt is (A) consigned to the Issuing Lender (unless and until such time as the Administrative Agent shall require that the same be consigned to the Administrative Agent, then thereafter, that is consigned to the Administrative Agent either directly or by means of endorsements), (B) issued by a consolidator in respect of such Inventory and (C) either in the possession of the Administrative Agent or the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory acting on behalf of the Administrative Agent or the subject of a telefacsimile or other electronic copy that the Administrative Agent has received from the Issuing Lender with respect to the Letter of Credit and as to which the Administrative Agent has also received a confirmation from the Issuing Lender that such document is in transit to the Administrative Agent or the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory;

(f)           such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to the Administrative Agent;

(g)           the Administrative Agent has received an executed Collateral Access Agreement with respect to such Inventory; and

(h)           such Inventory shall not have been in transit for more than ninety (90) days.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA  (a) that is maintained for employees of any Borrower or any ERISA Affiliate, (b) that has at any time within the preceding six (6) years been maintained for the employees of any Borrower or any current or former ERISA Affiliate, (c) to which any Borrower or any ERISA Affiliate makes contributions or is required to make contributions, (d) to which any Borrower or any ERISA Affiliate has made or has been required to make contributions at any time within the preceding six (6) years or (e) to which any Borrower or any ERISA Affiliate has, or has had at any time within the preceding six (6) years, any liability, contingent or otherwise.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or by any third party for damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal (United States or Canada), foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations, decrees, agreements and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who, together with any Credit Party, is treated as a single employer or who is under common control with any Credit Party within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 13.1, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Excess Availability” means, as of any particular time, (a) the lesser of (i) the Revolving Credit Commitment minus the Reserves and (ii) the Borrowing Base, minus (b) in each case, the sum of (i) the Aggregate Revolving Credit Obligations plus (ii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of the Borrowers which are outstanding more than sixty (60) days past due as of the end of the immediately preceding month or at the Administrative Agent’s option, as of a more recent date based on such reports as the Administrative Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by a Borrower in good faith), plus (iii) without duplication, the amount of checks issued by the Borrowers to pay trade payables and other obligations which are more than sixty (60) days past due as of the end of the immediately preceding month or at the Administrative Agent’s option, as of a more recent date based on such reports as the Administrative Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by a Borrower in good faith), but not yet sent.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws under which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 6.12(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 6.11(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 6.11(a).

“Existing Credit Agreement” shall have the meaning assigned to such term in the statement of purpose.

“Existing Reimbursement and Fee Documents” shall have the meaning assigned thereto in Section 3.8.

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding, and (iv) such Lender’s Revolving Credit Commitment Percentage of the Agent Advances then outstanding or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“FASB 142” means the Financial Accounting Standards Board Statement No. 142, as in effect on the date of this Agreement, specifying applicable accounting principles with respect to goodwill adjustments.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

“Federal Funds Rate” means the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds rate as quoted by the Administrative Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Administrative Agent.  If, for any reason, such rate is not available, then “Federal Funds Rate” means a daily rate which is determined, in the opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m.  Rates for weekends or holidays shall be the same as the rate for the most immediately preceding Business Day.

“Fee Letter” shall have the meaning assigned thereto in Section 6.3(b).

“Fiscal Year” means the fiscal year of the Parent and its Subsidiaries ending on the last Saturday in April or as such Fiscal Year is changed pursuant to the terms of Section 12.9.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) EBITDA minus (ii) unfinanced Capital Expenditures minus (iii) Tax Expense (payable in cash) minus (iv) dividends and distributions (payable in cash) made by the Parent minus (v) the amount paid by the Parent to purchase any of its Equity Interests minus (vi) loans and cash contributions made after the Closing Date by any Credit Party or any Subsidiary of a Credit Party to a Foreign Subsidiary to (b) Fixed Charges, in each case, for the period of twelve (12) consecutive months ending on or immediately prior to such date.

“Fixed Charges” means, with respect to the Parent and its Subsidiaries (other than any VIE) for any period, the sum of the following determined on a Consolidated basis (but excluding any VIE), without duplication, for the Parent and its Subsidiaries in accordance with GAAP: (a) Interest Expense (payable in cash); and (b) principal payments with respect to Debt (other than principal payments made on any Revolving Loan during the term of this Agreement).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is resident for tax purposes.  For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of a Credit Party that is not a Domestic Subsidiary.

“Funding Borrower” shall have the meaning assigned thereto in Section 4.1(f).

“GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Parent and its Subsidiaries throughout the period indicated and (subject to Section 15.8) consistent with the prior financial practice of the Parent and its Subsidiaries.

“Governmental Approvals” means all authorizations, consents, permits, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any nation, province, territory, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative powers or functions of or pertaining to government, and any corporation or other entity owned or controlled, through Equity Interests or capital ownership or otherwise, by any of the foregoing.

“Guaranty” shall have the meaning assigned thereto in Section 5.1.

“Guaranty Obligation” means, with respect to the Parent and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) any guaranty by any Borrower of any operating lease of any Subsidiary of such Borrower.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.

“Hedging Obligations” shall have the meaning assigned thereto in the definition of Obligations.

“Indemnified Taxes” means Taxes and Other Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned thereto in Section 15.2(b).

“Independent Accountants” shall have the meaning assigned thereto in Section 9.1(c).

“Information Materials” shall have the meaning assigned thereto in Section 9.7.

 “Interest Expense” means, with respect to the Parent and its Subsidiaries (other than any VIE) for any period, the gross interest expense (including interest expense attributable to Capital Leases and all net payment obligations pursuant to Interest Rate Contracts but excluding the effect of any changes in fair value with respect to any such Interest Rate Contracts) of the Parent and its Subsidiaries, all determined for such period on a Consolidated basis (but excluding any VIE), without duplication, in accordance with GAAP.

“Interest Period” shall have the meaning assigned thereto in Section 6.1(b).

“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Inventory” means all “inventory,” as such term is defined in the UCC, of each Credit Party, whether now existing or hereafter acquired, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of a Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, goods that are leased by a Credit Party as lessor, or that constitute raw materials, samples, work-in-process, finished goods, returned goods, promotional materials or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Credit Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Issuing Lender” means, individually and collectively, (a) WFCF, in its capacity as issuer of any Letter of Credit, any Affiliate thereof, or successor thereto, (b) unless resulting from the Borrowers’ failure to satisfy the conditions of Section 7.2, if WFCF is unwilling or unable to issue a Letter of Credit requested pursuant to Article 3, any Lender, and (c) with respect to the Letters of Credit listed on Schedule 3.8 that were not issued by WFCF, Wells Fargo Bank,  JPMorgan Chase Bank, N.A and Bank of America, N.A.

“L/C Commitment” means, as to any Lender, the obligation of such Lender to participate in Letters of Credit hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on the Register, as such amount may be reduced or otherwise modified at any time or from time to time pursuant to the terms hereof.  The L/C Commitment of all Lenders shall be the lesser of (a) the Revolving Credit Commitment and (b) Fifty Million Dollars ($50,000,000).

“L/C Commitment Percentage” means, as to any Lender, at any time, the ratio of (a) the amount of the L/C Commitment of such Lender to (b) the L/C Commitment of all Lenders.

“L/C Facility” means the letter of credit facility established pursuant to Article 3.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5. For the avoidance of doubt, no amounts owing by any Credit Party to any Lender pursuant to any letter of credit issued under Section 12.1(k) shall be considered as a L/C Obligation for purposes of this Credit Agreement or any other Loan Document.

“Lender” means (a) each Person executing this Agreement as a Lender (including the Issuing Lender and the Swingline Lender unless the context otherwise requires) set forth on the signature pages hereto and (b) each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 2.7 or 15.9.

“Lender Agreement” means a Lender Agreement executed pursuant to Section 2.7, substantially in the form attached hereto as Exhibit H.

“Lender Group” means, collectively, the Administrative Agent and the Lenders.  In addition, if WFCF ceases to be the Administrative Agent or any Lender ceases to be a Lender, then for any Lender Hedging Agreement entered into by any Credit Party with WFCF or such Lender (or an Affiliate of such Person), as the case may be, while WFCF was the Administrative Agent or a Lender (in each case as defined hereunder), WFCF, such Lender (or such Affiliate), as the case may be, shall be a deemed to be a member of the Lender Group for purposes of determining the secured parties under any of the Security Documents.

“Lender Hedging Agreement” means any Hedging Agreement between any Credit Party and any Person (or Affiliate of such Person) that was the Administrative Agent or a Lender (in each case as defined hereunder) at the time it entered into such Hedging Agreement, whether or not such Person has ceased to be the Administrative Agent or a Lender under this Agreement.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Revolving Credit Commitment Percentage or L/C Commitment Percentage of the Extensions of Credit, as applicable.

“Letters of Credit” means either Standby Letters of Credit or Commercial Letters of Credit issued by the Issuing Lender on behalf of the Borrowers from time to time in accordance with Article 3. For the avoidance of doubt, no letter of credit issued under Section 12.1(k) shall be considered a Letter of Credit for purposes of this Credit Agreement or any other Loan Document.

“LIBOR” means the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $3,000,000 for a period equal to the applicable Interest Period which appears on the that page of the Reuters or Bloomberg reporting service (as then being used by the Administrative Agent to obtain such interest rate quotes) that displays British Bankers’ Association Interest Settlement Rates for deposits in Dollars for a period equal to such Interest Period at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%).  If, for any reason, such rate does not appear thereon, then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $3,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.  Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 6.1(a).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, hypothecation, assignment, deposit arrangement, easement, security agreement or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan Documents” means, collectively, this Agreement, the Notes, the Applications, the Security Documents, the Collateral Access Agreements, each joinder agreement executed pursuant to Section 10.11, and each other document, instrument, certificate and agreement executed and delivered by any Credit Party or any Subsidiary thereof in connection with this Agreement or any other Loan Document or otherwise referred to herein or therein or contemplated hereby or thereby (excluding any Hedging Agreement).

“Loans” means the collective reference to the Revolving Credit Loans, the Agent Advances and the Swingline Loans and “Loan” means any of such Loans.

“Margin Rate Period” shall have the meaning assigned thereto in Section 6.1(c).

“Material Adverse Effect” means, with respect to the Parent or any of its Subsidiaries, (a) a material adverse effect on the assets, liabilities (whether actual or contingent), business, prospects, operations or condition (financial or otherwise) of the Parent and its Subsidiaries, taken as a whole, (b) a material impairment of (i) the ability of the Parent and its Subsidiaries, taken as a whole, to perform their obligations under the Loan Documents or (ii) the ability of the Lender Group to enforce the Obligations, (c) a material impairment of the enforceability or priority of the Administrative Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of the Parent or any of its Subsidiaries or (d) an impairment of the Administrative Agent’s ability to realize upon Collateral included in the calculation of the Borrowing Base with a value of at least $10,000,000 in the aggregate.

“Material Contract” means (a) any contract or other agreement (other than the Loan Documents), written or oral, of any Borrower or any of its Subsidiaries involving monetary liability of or to any Person in an amount in excess of $7,500,000 and (b) any other contract or other agreement, written or oral, of any Borrower or any of its Subsidiaries the failure of any Person party thereto to comply with which, or the cancellation of which, could reasonably be expected to have a Material Adverse Effect.

“Material Operating Subsidiary” means a Subsidiary of a Credit Party that has assets constituting at least ten percent (10%) of total assets of the Parent on a Consolidated basis (but excluding any VIE) as of the end of the immediately preceding fiscal quarter for which the Parent has delivered financial statements pursuant to Section 9.1(b).

“Maximum Borrower Liability” shall have the meaning assigned thereto in Section 4.1(c).

“Maximum Guaranteed Amount” shall have the meaning assigned thereto in Section 5.1(g).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has made, or has accrued an obligation to make, contributions within the preceding six (6) years.

“Net Cash Proceeds” means, as applicable, (a) with respect to any sale or other disposition of assets, the gross cash proceeds received by any Borrower or any of their Subsidiaries from such sale less the sum of (i) all income taxes and other taxes assessed by a Governmental Authority as a result of such sale and any other fees and expenses incurred in connection therewith and (ii) the principal amount of, premium, if any, and interest on any Debt secured by a Lien on the asset (or a portion thereof) sold, which Debt is required to be repaid in connection with such sale, (b) with respect to any offering of Equity Interests or issuance of Debt, the gross cash proceeds received by any Borrower or any of their Subsidiaries therefrom less all legal, underwriting and other fees and expenses incurred in connection therewith and (c) with respect to any payment under an insurance policy or in connection with a condemnation proceeding, the amount of cash proceeds received by any Borrower or any of their Subsidiaries from an insurance company or Governmental Authority, as applicable, net of all expenses of collection.

“Net Income” means, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries (other than any VIE), on a consolidated basis, for such period (and as to the Parent and its Subsidiaries (other than any VIE), excluding to the extent included therein (a) any extraordinary, one-time or non-recurring gains, (b) non-cash losses or charges and (c) non-cash items resulting from operations that have been discontinued on or before the end of the applicable period) after deducting all charges which should be deducted before arriving at the net income (loss) for such period (but without regard to operations that have been discontinued on or before the date hereof) and after deducting the provision for taxes for such period, all as determined in accordance with GAAP; provided, that

(i)            the net income of any Person that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a Subsidiary of such Person;

(ii)           except to the extent included pursuant to the foregoing clause, the net income of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or by any of its Subsidiaries shall be excluded; and

(iii)          the net income (if positive) of any Wholly-Owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Wholly-Owned Subsidiary to such Person or to any other Wholly-Owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Wholly-Owned Subsidiary shall be excluded.

For the purposes of this definition, net income excludes any gain and non-cash loss together with any related provision for taxes for such gain and non-cash loss realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including dispositions pursuant to sale and leaseback transactions and for this purpose sales or other dispositions of retail stores, warehouses, distribution centers or corporate offices shall not be deemed to be in the ordinary course of the business of the Parent and its Subsidiaries) or of any Equity Interests of such Person or a Subsidiary of such Person and any net income or non-cash loss realized as a result of changes in accounting principles or the application thereof to such Person and any net income realized as the result of the extinguishment of debt.

“Net OLV” means, as to each of the following categories of Inventory, the value that is estimated to be recoverable in an orderly liquidation thereof, net of liquidation expenses of selling such category of assets, as determined from time to time by a qualified appraiser selected by the Administrative Agent:  retail; upholstery; case goods; and raw materials.

 “New Lender” shall have the meaning assigned thereto in Section 2.7(a)(i).

“Notes” means the collective reference to the Revolving Credit Notes and the Swingline Notes.

“Notice of Account Designation” shall have the meaning assigned thereto in Section 2.3(b).

“Notice of Borrowing” shall have the meaning assigned thereto in Section 2.3(a).

“Notice of Conversion/Continuation” shall have the meaning assigned thereto in Section 6.2.

“Notice of Requested Commitment Increase” shall have the meaning assigned thereto in Section 2.7(a)(i).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all existing or future payments and other obligations owing by any Credit Party under any Lender Hedging Agreement (all such obligations with respect to any such Lender Hedging Agreement, “Hedging Obligations”), (d) all existing or future payments and other obligations owing by any Credit Party under any other Bank Products Document and (e) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by any Credit Party or any of their Subsidiaries to the Administrative Agent or any other member of the Lender Group, in each case under or in respect of this Agreement, any Note, any Letter of Credit or any of the other Loan Documents of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note. For the avoidance of doubt, no amounts owing by any Credit Party to any Lender pursuant to any letter of credit issued under Section 12.1(k) shall be considered as an Obligation for purposes of this Credit Agreement or any other Loan Document.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury, or any successor office or agency.

“Officer’s Compliance Certificate” shall have the meaning assigned thereto in Section 9.2.

“Other Debtor Relief Law” shall have the meaning assigned thereto in Section 4.1(c)(iii).

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overadvance” shall have the meaning assigned thereto in Section 2.2(c).

“Parent” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Participant” shall have the meaning assigned thereto in Section 15.9(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and (a) which is maintained for the employees of any Borrower or any ERISA Affiliates, (b) which has at any time within the preceding six (6) years been maintained for the employees of any Borrower or any of its current or former ERISA Affiliates, (c) to which any Borrower or any ERISA Affiliate makes contributions or is required to make contributions, (d) to which any Borrower or any ERISA Affiliate has made or has been required to make contributions at any time within the preceding six (6) years or (e) to which any Borrower or any ERISA Affiliate has, or has had at any time within the preceding six (6) years, any liability, contingent or otherwise.

“Permitted Acquisitions” shall have the meaning assigned thereto in Section 12.3(c).

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Lien” means any Lien permitted pursuant to Section 12.2.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.

“PPSA” means the Personal Property Security Act (Ontario) (as may be amended and in effect from time to time), as applicable in the context, or analogous legislation of the applicable Canadian province, provinces, territory or territories in respect of the Canadian Borrower.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by WFCF as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs.  The parties hereto acknowledge that the rate announced publicly by WFCF as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Register” shall have the meaning assigned thereto in Section 15.9(c).

“Reimbursement Obligation” means the obligation of the Borrowers to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means, with respect to Hazardous Materials, any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping, as any of such terms may be further defined under any Environmental Laws, into or through any medium, including groundwater, surface water, land, soil or air.

“Required Lenders” means, at any date, (a) any combination of Lenders holding in the aggregate greater than fifty percent (50%) of the outstanding Extensions of Credit plus the aggregate unused Revolving Credit Commitment at such time or, (b) if the Credit Facility has been terminated pursuant to Section 13.2, any combination of Lenders holding greater than fifty percent (50%) of the aggregate Extensions of Credit; provided that the Commitment of, and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” means reserves that the Administrative Agent may establish from time to time in its Permitted Discretion for such purposes as the Administrative Agent shall deem necessary.  Without limiting the generality of the foregoing, the following reserves shall be deemed an exercise of the Administrative Agent’s Permitted Discretion:  (a) reserves for price adjustments and damages; (b) reserves for obsolescence of Inventory; (c) reserves for special order goods and deferred shipment sales; (d) reserves for accrued but unpaid vendor royalties and ad valorem and personal property tax liability; (e) reserves for market value declines; (f) Account reserves; (g) Bank Product Reserves; (h) reserves for rent to be paid with respect to leased assets and warehousemen’s, bailees’, shippers’ or carriers’ charges; (i) to the extent not excluded pursuant to the definition of Eligible Accounts, the Dilution Reserve; (j) reserves for amounts owing by a Borrower to a credit card issuer or credit card processor; (k) reserves for changes in Inventory turnover or mix that results in a decrease in the value of the Inventory; (l) reserves for duty and freight on in transit goods; (m) reserves for customer deposits; (n) reserves for variances between the Borrowers’ perpetual Inventory records and periodic test counts by the Administrative Agent’s field examiners; (o) reserves for the face amount of letters of credit existing on the Closing Date that were issued for the account of the Parent or any of its Subsidiaries but do not constitute Letters of Credit; and (p) reserves for any other matter that has a negative impact on the value of the Collateral.

“Responsible Officer” means any of the following: the chief executive officer, chief financial officer, senior vice president, principal accounting officer or treasurer of the Parent.  Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of the Parent and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Parent.

“Revolving Credit Commitment” means (a) as to any Lender, the obligation of such Lender to make Revolving Credit Loans to the account of the Borrowers hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on the Register as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Loans, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof.  The Revolving Credit Commitment of all Lenders on the Closing Date shall be One Hundred Fifty Million Dollars ($150,000,000).

“Revolving Credit Commitment Percentage” means, as to any Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Lender to (b) the Revolving Credit Commitments of all Lenders.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article 2.

“Revolving Credit Loans” means any revolving loan made to the Borrowers pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

“Revolving Credit Maturity Date” means the earliest of (a) October 19, 2016, (b) the date of termination of the Revolving Credit Facility by the Borrowers pursuant to Section 2.6, or (c) the date of termination of the Revolving Credit Facility by the Administrative Agent on behalf of the Lenders pursuant to Section 13.2(a).

“Revolving Credit Note” means a promissory note made by the Borrowers payable to the order of a Lender, substantially in the form of Exhibit A-1, evidencing a Revolving Credit Loan, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs/index.html, or as otherwise published from time to time.

“Sanctioned Person” means (a) a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Secured Parties” means the members of the Lender Group and the Bank Product Providers.

 “Security Agreement” means that certain Amended and Restated Security Agreement dated as of even date herewith executed by the Credit Parties (other than the Canadian Borrower and any other Credit Party organized under the laws of Canada or any province or territory thereof) in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Security Documents” means the collective reference to the Security Agreement, the Canadian Security Agreement, the Canadian Pledge Agreement, the Blocked Account Agreements and each other agreement or writing pursuant to which any Borrower or any Subsidiary thereof purports to pledge or grant a security interest in any property or assets securing the Obligations or any such Person purports to guaranty the payment or performance of the Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Solvent” means, as to the Borrowers and their Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) has assets having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“Standby Letter of Credit” means a Letter of Credit issued to support obligations of any Borrower or its Subsidiaries incurred in the ordinary course of its business, and which is not a Commercial Letter of Credit.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding capital stock or other Equity Interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by or the management is otherwise controlled by such Person, or one or more Subsidiaries of such Person (irrespective of whether, at the time, capital stock or other Equity Interest of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency).  Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Parent.

“Subsidiary Borrower” shall have the meaning assigned thereto in the Recitals of this Agreement.

“Subsidiary Guarantors” shall have the meaning assigned thereto in the Recitals of this Agreement.

“Supermajority Lenders” means, at any date, (a) any combination of Lenders holding in the aggregate greater than seventy-five percent (75%) of the outstanding Extensions of Credit plus the aggregate unused Revolving Credit Commitment at such time or, (b) if the Credit Facility has been terminated pursuant to Section 13.2, any combination of Lenders holding greater than seventy-five percent (75%) of the aggregate Extensions of Credit; provided that the Commitment of, and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Swingline Commitment” means the lesser of (a) Thirty-Five Million Dollars ($35,000,000) and (b) the aggregate Revolving Credit Commitment of the Lenders.

“Swingline Facility” means the swingline facility established pursuant to Section 2.2.

“Swingline Lender” means WFCF in its capacity as swingline lender hereunder.

“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrowers pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

“Swingline Note” means the Swingline Note made by the Borrowers payable to the order of the Swingline Lender, if requested, substantially in the form of Exhibit A-2, evidencing the Swingline Loans, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part.

“Swingline Termination Date” means the first to occur of (a) the resignation of WFCF as Administrative Agent in accordance with Section 14.9 and (b) the Revolving Credit Maturity Date.

“Tax Expense” means, with respect to the Parent and its Subsidiaries (other than any VIE) for any period, federal (United States or Canada), state, provincial, local and foreign income, value added and similar taxes and any single business taxes that are not recorded as sales and general administration (expense), in each case, imposed on the Parent or any of its Subsidiaries, without duplication, for such period.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, (b) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of a Lien pursuant to Section 412 or 430 of the Code or Section 302 or 4068 of ERISA, (g) the partial or complete withdrawal of any Borrower or any ERISA Affiliate from a Multiemployer Plan, (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate or to appoint a trustee to administer a Multiemployer Plan under Section 4042 of ERISA, (j) any Pension Plan being in “at risk status” within the meaning of Code Section 430(i), (k) any Multiemployer Plan being in “endangered status” or “critical status” within the meaning of Code Section 432(b), or (l) with respect to any Pension Plan, any Borrower or any ERISA Affiliate incurring a substantial cessation of operations within the meaning of ERISA Section 4062(e).

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (1993 Revision), effective January, 1994 International Chamber of Commerce Publication No. 500.

“UCC” means the Uniform Commercial Code as in effect in the State of North Carolina, as amended or modified from time to time.

“United States” means the United States of America.

“VIE” means an independent dealer of any Credit Party that is determined to have insufficient equity to carry out its businesses without the financial support of a Credit Party and is categorized under GAAP or generally accepted Canadian accounting principles, as applicable, as a “variable interest entity” or a “VIE”.

“Wells Fargo Bank” means Wells Fargo Bank, N.A.

“WFCF” means Wells Fargo Capital Finance, LLC, a Delaware limited liability company.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares or shares aggregating less than one percent (1%) of the outstanding shares of such Subsidiary which are owned by individuals) and voting interests of which are owned by any one or more of the Parent and the Parent’s other Wholly-Owned Subsidiaries at such time.

SECTION 1.2         Other Definitions and Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:  (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) all Schedules and Exhibits attached to this Agreement shall be deemed incorporated herein by reference, (j) the preamble and the statement of purpose to this Agreement shall be deemed an integral part of this Agreement and are incorporated herein by reference, (k) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (l) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (m) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”, (n) and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”, and (o) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.3         Accounting Terms.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements required by Section 9.1(b), except as otherwise specifically prescribed herein.

SECTION 1.4         UCC and PPSA Terms.  Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, however, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern, and when used to describe a category or categories of Collateral owned or hereafter acquired by the Canadian Borrower and located in Canada, such terms shall include the equivalent category or categories of property set out in the PPSA.

SECTION 1.5         Rounding.  Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one decimal place more than the number of decimal places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.6        References to Agreement and Laws.  Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.7         Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.8         Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Application therefor, whether or not such maximum face amount is in effect at such time.

ARTICLE 2.

REVOLVING CREDIT FACILITY

SECTION 2.1         Revolving Credit Loans.  Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make Revolving Credit Loans to the Borrowers from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date as requested by the Administrative Borrower in accordance with the terms of Section 2.3; provided, that (a) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested), together with all other Aggregate Revolving Credit Obligations, shall not exceed the Revolving Credit Commitment, (b) the principal amount of outstanding Revolving Credit Loans from any Lender to the Borrowers shall not at any time exceed such Lender’s Revolving Credit Commitment less such Lender’s Revolving Credit Commitment Percentage of outstanding Swingline Loans and L/C Obligations, (c) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested), together with all other Aggregate Revolving Credit Obligations, shall not exceed the Borrowing Base and (d) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) made to the Canadian Borrower, together with all other Aggregate Revolving Credit Obligations made to or for the benefit of the Canadian Borrower, shall not exceed the aggregate amount of the applicable percentage of Eligible Accounts and Eligible Inventory of the Canadian Borrower included in the calculation of the Borrowing Base.  Each Revolving Credit Loan by a Lender shall be in a principal amount equal to such Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion.  Subject to the terms and conditions hereof, the Borrowers may borrow, repay and reborrow Revolving Credit Loans hereunder from the Closing Date until the Revolving Credit Maturity Date.

SECTION 2.2         Swingline Loans.

(a)           Availability.  Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans to the Borrowers from time to time from the Closing Date through, but not including, the Swingline Termination Date; provided, that the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the least of (i) the Revolving Credit Commitment less the sum of all other outstanding Aggregate Revolving Credit Obligations, (ii) the Borrowing Base less the sum of all other outstanding Aggregate Revolving Credit Obligations, and (iii) the Swingline Commitment.

(b)           Refunding.

(i)            Swingline Loans shall be refunded by the Lenders on demand by the Swingline Lender, which demand shall be made no less frequently than weekly.  Such refundings shall be made by the Lenders in accordance with their respective Revolving Credit Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Lenders on the books and records of the Administrative Agent.  Each Lender shall fund its respective Revolving Credit Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 12:00 p.m. on the next succeeding Business Day after such demand is made.  No Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.  Each Revolving Credit Loan made in accordance with this Section 2.2(b) shall bear interest as a Base Rate Loan commencing on the date of the refunding of the Swingline Loan to which such Revolving Credit Loan relates.

(ii)           The Borrowers shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded.  In addition, if the Borrowers have not repaid such outstanding Swingline Loans within one (1) Business Day of such demand by the Swingline Lender, each Borrower hereby authorizes the Administrative Agent to charge any account maintained by any Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded.  If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of any Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Revolving Credit Commitment Percentages (unless the amounts so recovered by or on behalf of such Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 14.5 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).

(iii)           Each Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section 2.2(b) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including non-satisfaction of the conditions set forth in Article 7.  Further, each Lender agrees and acknowledges that, if prior to the refunding of any outstanding Swingline Loans pursuant to this Section 2.2, one of the events described in Section 13.1(j) or (k) shall have occurred, each Lender will, on the date the applicable Revolving Credit Loan would have been made, be deemed to have purchased an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Swingline Loan.  Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount.  Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).

(c)           Overadvances; Optional Overadvances.  If at any time the amount of the Aggregate Revolving Credit Obligations exceeds the Revolving Credit Commitment, the Borrowing Base or any other applicable limitation set forth in this Agreement (including the limitations on Swingline Loans, Agent Advances and Letters of Credit), such excess (an “Overadvance”) shall nevertheless constitute a portion of the Obligations that are secured by the Collateral and are entitled to all benefits thereof.  In no event, however, shall the Borrowers have any right whatsoever to (i) receive any Revolving Credit Loan, (ii) receive any Swingline Loan, or (iii) request the issuance of any Letter of Credit if, before or after giving effect thereto, there shall exist a Default or Event of Default.  Notwithstanding any other contrary provision of this Agreement, including Section 7.2, the Lenders hereby authorize the Swingline Lender, at the direction of the Administrative Agent in the Administrative Agent’s Permitted Discretion, and Swingline Lender shall at the direction of the Administrative Agent, knowingly and intentionally, continue to make Swingline Loans to the Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as (i) the total principal amount of such Overadvances, together with the amount of Agent Advances made pursuant to Section 2.4(a), then outstanding does not exceed an aggregate amount equal to ten percent (10%) of the lesser of (A) the Revolving Credit Commitment and (B) the Borrowing Base, (ii) after giving effect to such Swingline Loans, the outstanding Aggregate Revolving Credit Obligations does not exceed the Revolving Credit Commitment, and (iii) at the time of the making of any such Swingline Loans, the Administrative Agent does not believe, in good faith, that the Overadvance created by such Swingline Loans will be outstanding for more than thirty (30) days; provided, however, that upon written notice to the Administrative Agent, the Required Lenders may at any time revoke the Administrative Agent’s authority to direct the Swingline Lender to continue to make Swingline Loans when an Overadvance exists or would be caused thereby. The foregoing sentence is for the exclusive benefit of the Administrative Agent, the Swingline Lender, and the Lenders and is not intended to benefit the Borrowers in any way.

SECTION 2.3         Procedure for Advances of Revolving Credit and Swingline Loans.

(a)           Requests for Borrowing.  The Administrative Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form attached hereto as Exhibit B (a “Notice of Borrowing”) not later than 12:00 noon (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be (x) with respect to Base Rate Loans (other than Swingline Loans), in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof, (y) with respect to LIBOR Rate Loans, in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof and (z) with respect to Swingline Loans, in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof, (C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan, whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, and (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto.  A Notice of Borrowing received after 12:00 noon shall be deemed received on the next Business Day.  The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

(b)           Disbursement of Revolving Credit and Swingline Loans.  Not later than 2:00 p.m. on the proposed borrowing date, (i) each Lender will make available to the Administrative Agent, for the account of the Borrowers, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrowers, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date.  Each Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.3 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Administrative Borrower or, if such proceeds are to be wired by the Administrative Agent to the Canadian Borrower, to the deposit account of the Canadian Borrower maintained with a commercial bank incorporated under the laws of the United States acceptable to the Administrative Agent, in each case, identified in the most recent notice substantially in the form of Exhibit C (a “Notice of Account Designation”) delivered by the Administrative Borrower to the Administrative Agent or as may be otherwise agreed upon by the Administrative Borrower and the Administrative Agent from time to time.  Subject to Section 6.7, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section 2.3 to the extent that any Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan.  Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Lenders as provided in Section 2.2(b).  Each of the Borrower Parties hereby acknowledges and agrees that any proceeds of Loans to be disbursed or otherwise delivered to the Canadian Borrower by such Borrower Party or any of its Subsidiaries or Affiliates shall be wired to a deposit account of the Canadian Borrower maintained with a commercial bank incorporated under the laws of the United States.

SECTION 2.4         Agent Advances.

(a)           Availability.  Subject to the limitations set forth below and notwithstanding anything else in this Agreement to the contrary, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion, (i) at any time that a Default exists, or (ii) at any time that any of the other conditions precedent set forth in Section 7.2 have not been satisfied, to make Base Rate Loans to the Borrowers on behalf of the Lenders in an aggregate amount outstanding at any time not to exceed, together with the amount of Overadvances made pursuant to Section 2.2(c) then outstanding, an aggregate amount equal to ten percent (10%) of the lesser of (A) the Revolving Credit Commitment and (B) the Borrowing Base, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (C) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including costs, fees and expenses as provided under this Agreement (any of such advances are herein referred to as “Agent Advances”).  The Administrative Agent shall promptly provide to the Borrowers written notice of any Agent Advance.  In no event shall the Administrative Agent make an Agent Advance if (i) the Aggregate Revolving Credit Obligations, after giving effect to any Agent Advance, exceed the Revolving Credit Commitment, or (ii) at the time of the making of any such Agent Advance, the Administrative Agent believes, in good faith, that the Agent Advance will be outstanding for more than thirty (30) days. Notwithstanding anything to the contrary contained herein, the Required Lenders may at any time revoke the Administrative Agent’s authority to make further Agent Advances by written notice to the Administrative Agent.

(b)           Terms.  The Agent Advances shall be secured by the Collateral and shall constitute Obligations hereunder.  Each Agent Advance shall bear interest as a Base Rate Loan.  Each Agent Advance shall be subject to all terms and conditions of this Agreement and the other Loan Documents applicable to Revolving Credit Loans, except that all payments thereon shall be made to the Administrative Agent solely for its own account and the making of any Agent Advance shall not require the consent of the Borrowers.  The Administrative Agent shall have no duty or obligation to make any Agent Advance hereunder.

(c)           Refunding.

(i)           Agent Advances shall be refunded by the Lenders on demand by the Administrative Agent.  Such refundings shall be made by the Lenders in accordance with their respective Revolving Credit Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Lenders on the books and records of the Administrative Agent.  Each Lender shall fund its respective Revolving Credit Commitment Percentage of Revolving Credit Loans as required to repay Agent Advances outstanding to the Administrative Agent upon demand by the Administrative Agent but in no event later than 12:00 p.m. on the next succeeding Business Day after such demand is made.  No Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of an Agent Advance shall be affected by any other Lender’s failure to fund its Revolving Credit Commitment Percentage of an Agent Advance, nor shall any Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Lender to fund its Revolving Credit Commitment Percentage of an Agent Advance.

(ii)           The Borrowers shall pay to the Administrative Agent on demand the amount of such Agent Advances to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Agent Advances requested or required to be refunded.  In addition, if the Borrowers have not repaid such outstanding Agent Advances within one (1) Business Day of such demand by the Administrative Agent, each Borrower hereby authorizes the Administrative Agent to charge any account maintained by any Borrower with the Administrative Agent (up to the amount available therein) in order to immediately pay the Administrative Agent the amount of such Agent Advances to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Agent Advances requested or required to be refunded.  If any portion of any such amount paid to the Administrative Agent shall be recovered by or on behalf of any Borrower from the Administrative Agent in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Revolving Credit Commitment Percentages. Each Revolving Credit Loan made in accordance with this Section 2.4(c) shall bear interest as a Base Rate Loan commencing on the date of the refunding of the Agent Advance to which such Revolving Credit Loan relates.

(iii)           Each Lender acknowledges and agrees that its obligation to refund Agent Advances in accordance with the terms of this Section 2.4(c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including non-satisfaction of the conditions set forth in Article 7.  Further, each Lender agrees and acknowledges that, if prior to the refunding of any outstanding Agent Advances pursuant to this Section 2.4, one of the events described in Section 13.1(j) or (k) shall have occurred, each Lender will, on the date the applicable Revolving Credit Loan would have been made, be deemed to have purchased an undivided participating interest in the Agent Advances to be refunded in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Agent Advance.  Each Lender will immediately transfer to the Administrative Agent, in immediately available funds, the amount of its participation and upon receipt thereof the Administrative Agent will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount.  Whenever, at any time after the Administrative Agent has received from any Lender such Lender’s participating interest in an Agent Advance, the Administrative Agent receives any payment on account thereof, the Administrative Agent will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).

SECTION 2.5         Repayment of Loans.

(a)           Repayment on Termination Date.  The Borrowers hereby agree to repay the outstanding principal amount of (i) all Revolving Credit Loans and Agent Advances in full on the Revolving Credit Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(b), together, in each case, with all accrued but unpaid interest thereon.

(b)           Mandatory Repayment of Revolving Credit Loans.  In the event that (i) the Lenders shall make any Revolving Credit Loans, (ii) the Swingline Lender shall make any Swingline Loan, (iii) the Administrative Agent shall make any Agent Advances or (iv) the Issuing Lender shall issue any Letter of Credit, which, in any such case, gives rise to an Overadvance, the Borrowers shall make, on demand, a payment on the Obligations to be applied to the Revolving Credit Loans, the Swingline Loans, the Agent Advances and as cash collateral for such Letter of Credit, as appropriate, in an aggregate principal amount equal to such Overadvance.

(c)           Optional Prepayments.  The Borrowers may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, upon at least three (3) Business Days irrevocable prior written notice to the Administrative Agent with respect to LIBOR Rate Loans and same Business Day irrevocable prior written notice with respect to Base Rate Loans and Swingline Loans, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender.  If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice.  Partial prepayment shall be in an aggregate amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Base Rate Loans, $1,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans and $1,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Swingline Loans.  Each such prepayment shall be accompanied by an amount required to be paid pursuant to Section 6.9.

(d)           Limitation on Prepayment of LIBOR Rate Loans.  No Borrower may prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 6.8.

(e)           The Other Obligations.  In addition to the foregoing, the Borrowers hereby promise, jointly and severally, to pay all Obligations (other than Obligations in respect of Bank Products), including the principal amount of the Loans, amounts drawn under Letters of Credit and interest and fees on the foregoing, as the same become due and payable hereunder and, in any event, on the Revolving Credit Maturity Date.  In addition to the foregoing, the Borrowers hereby promise, jointly and severally, to pay all Obligations in respect of Bank Products as the same become due and payable under the applicable Bank Products Documents.

(f)           Hedging Agreements.  No repayment or prepayment pursuant to this Section 2.5 shall affect any of the Borrowers’ obligations under any Hedging Agreement.

(g)           Payments by the Canadian Borrower.  Any payments made by the Canadian Borrower to the Administrative Agent, directly or indirectly, pursuant to the Loan Documents shall be made from the account of the Canadian Borrower listed in the most recent Notice of Account Designation received by the Administrative Agent pursuant to Section 2.3(b).

SECTION 2.6         Permanent Reduction of the Revolving Credit Commitment.

(a)           Voluntary Reduction.  The Borrowers shall have the right at any time and from time to time, upon at least ten (10) Business Days irrevocable prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, the Revolving Credit Commitment, in whole or in part, at any time, in an aggregate principal amount not less than $1,000,000 or any whole multiple of $1,000,000 in excess thereof.  Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Lender according to its Revolving Credit Commitment Percentage.  All commitment fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination.

(b)           Corresponding Payment.  Each permanent reduction permitted or required pursuant to this Section 2.6 shall be accompanied by a payment of principal sufficient to reduce the Aggregate Revolving Credit Obligations after such reduction to the Revolving Credit Commitment as so reduced and if the Revolving Credit Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrowers shall be required to deposit cash collateral in a cash collateral account opened by the Administrative Agent in an amount equal to one hundred five percent (105%) of the aggregate then undrawn and unexpired amount of such Letters of Credit.  Such cash collateral shall be applied in accordance with Section 13.2(b).  Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans, Agent Advances, Swingline Loans and all other Obligations (other than Bank Products) (and furnishing of cash collateral in an amount equal to one hundred five percent (105%) of the aggregate then undrawn and unexpired Letters of Credit then outstanding) and shall result in the termination of the Revolving Credit Commitment, the L/C Commitment, the Swingline Commitment and the Revolving Credit Facility.  Such cash collateral shall be applied in accordance with Section 13.2(b).  If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 6.8.

SECTION 2.7         Additional Increase of Commitments; Additional Lenders.

(a)           Increase of Revolving Credit Commitment.

(i)           The Administrative Borrower, on behalf of the Borrowers, may request the right to effectuate an increase in the Revolving Credit Commitment (a “Commitment Increase”), in an aggregate amount of up to $25,000,000 (the “Commitment Increase Cap”), once during the term of this Agreement by delivering a Notice of Requested Commitment Increase to Administrative Agent substantially in the form of Exhibit I (a “Notice of Requested Commitment Increase”), provided that: (A) the proposed Commitment Increase shall have been consented to in writing by the Administrative Agent (with such consent not to be unreasonably withheld), each Lender (if any) who is increasing its Revolving Credit Commitment and any other bank or financial institution acceptable to the Parent and the Administrative Agent that has agreed to become a Lender in respect of all or a portion of the Commitment Increase (a “New Lender”); (B) each Lender has been afforded the right to fund the Commitment Increase prior to any New Lender being given such right; (C) the Borrowers are in pro forma compliance with all financial covenants set forth in Article 11 prior to, and upon giving effect to, such Commitment Increase; and (D) all conditions to borrowing set forth in Section 7.2 shall be satisfied prior to such Commitment Increase.  The Notice of Requested Commitment Increase shall specify: (1) the amount of the proposed Commitment Increase and (2) the requested date of the proposed Commitment Increase (which shall be at least fifteen (15) days from the date of delivery of the Notice of Requested Commitment Increase).  Each Notice of Requested Commitment Increase shall be binding on all Borrowers.  Upon the effective date of any Commitment Increase, the Administrative Borrower shall deliver to the Administrative Agent a certificate of the chief financial officer of the Parent certifying that no Default or Event of Default then exists or would be caused thereby.  The Commitment Increase shall not be effective until the Administrative Agent shall have received amendments to this Agreement and the other Loan Documents, commitments of Lenders or New Lenders in an aggregate amount equal to the Commitment Increase, Lender Agreements for each Lender or New Lender committing to the Commitment Increase, any upfront fees to be paid to the Lenders committing to the Commitment Increase, and, if requested, opinion letters, Revolving Credit Notes and such other agreements, documents and instruments requested by and reasonably satisfactory to the Administrative Agent in its reasonable discretion evidencing and setting forth the conditions of the Commitment Increase.

(ii)           If the Administrative Agent approves a proposed Commitment Increase (with such approval not to be unreasonably withheld), the Administrative Agent shall deliver a copy of the Notice of Requested Commitment Increase relating thereto to each Lender.  No Lender (or any successor thereto) shall have any obligation to increase its Revolving Credit Commitment or its other obligations under this Agreement or the other Loan Documents, and any decision by a Lender to increase its Revolving Credit Commitment shall be made in its sole discretion independently from any other Lender. If the Administrative Agent receives commitments from the Lenders or the New Lenders in excess of the amount of the proposed Commitment Increase, the Administrative Agent shall have the right, in its sole discretion, to reduce and reallocate (within the minimum and maximum amounts specified by each such Lender or New Lender in its notice to the Administrative Agent) the shares of the Commitment Increase of the Lenders or New Lenders willing to fund the proposed Commitment Increase so that the total committed shares of the proposed Commitment Increase equals the proposed Commitment Increase. The Administrative Agent shall notify each Lender or New Lender, as the case may be, whether its proposed share of the Commitment Increase has been accepted and, if so, the amount of its share of the Commitment Increase, and such Lender shall thereafter execute and deliver a Lender Agreement with respect to its respective share of the Commitment Increase.

(iii)           Notwithstanding anything to the contrary contained herein, each Commitment Increase meeting the conditions set forth in Section 2.7(a)(i) shall not require the consent of any Lender other than those Lenders, if any, which have agreed to increase their Revolving Credit Commitments in connection with the Commitment Increase and shall not constitute an amendment, modification or waiver subject to Section 15.11 and shall be effective as of the later of (a) the date specified in the applicable Notice of Requested Commitment Increase and (b) the date upon which the foregoing conditions shall have been satisfied or waived by the Administrative Agent and the Lenders which have agreed to increase their Revolving Credit Commitments, or by the requisite Lenders in accordance with Section 15.11 in the case of a waiver of an Event of Default, as applicable.

(b)          Effect of Commitment Increase.  After giving effect to any Commitment Increase, the outstanding Revolving Credit Loans may not be held pro rata in accordance with the new Revolving Credit Commitment.  In order to remedy the foregoing, on the effective date of each Commitment Increase, the Lenders (including any New Lenders) shall reallocate the Revolving Credit Loans owed to them among themselves so that, after giving effect thereto, the Revolving Credit Loans will be held by the Lenders (including any New Lenders) on a pro rata basis in accordance with their respective Revolving Credit Commitment Percentages hereunder (after giving effect to such Commitment Increase).  Each Lender agrees to wire immediately available funds to the Administrative Agent in accordance with this Agreement as may be required by Administrative Agent in connection with the foregoing.  Notwithstanding the provisions of Section 15.9, the reallocations so made by each Lender whose Revolving Credit Commitment Percentage has increased shall be deemed to be a purchase of a corresponding amount of the Revolving Credit Loans of the Lender or Lenders whose Revolving Credit Commitment Percentage have decreased and shall not be considered an assignment for purposes of Section 15.9.

SECTION 2.8         Termination of Revolving Credit Facility.  The Revolving Credit Facility shall terminate on the Revolving Credit Maturity Date.

ARTICLE 3.

LETTER OF CREDIT FACILITY

SECTION 3.1        L/C Commitment.  Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue Letters of Credit for the account of the Borrowers on any Business Day from the Closing Date through but not including the Revolving Credit Maturity Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment or (b) the outstanding Aggregate Revolving Credit Obligations would exceed the lesser of (x) the Revolving Credit Commitment and (y) the Borrowing Base.  Each Letter of Credit shall (i) be denominated in Dollars in a minimum amount of $25,000, (ii) be issued to support obligations of any Borrower or any of their Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iii) expire on a date satisfactory to the Issuing Lender, which date shall be no later than the earlier of (A) one year from the date of issuance of such Letter of Credit (subject to automatic renewals of Letters of Credit issued by Wells Fargo Bank so long as such renewal periods terminate no later than the fifth Business Day prior to the Revolving Credit Maturity Date) and (B) the fifth Business Day prior to the Revolving Credit Maturity Date and (iv) be subject to the Uniform Customs or ISP98, as set forth in the applicable Application or as determined by the Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of North Carolina.  The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any Lender to exceed any limits imposed by, any Applicable Law.  References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any existing Letters of Credit, unless the context otherwise requires.

SECTION 3.2        Procedure for Issuance of Letters of Credit.  The Administrative Borrower may from time to time after the Closing Date request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at the Administrative Agent’s Office an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request.  Upon receipt of any Application, the Issuing Lender shall process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article 7, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Administrative Borrower.  The Issuing Lender shall promptly furnish to the Administrative Borrower a copy of such Letter of Credit and promptly notify each Lender of the issuance and, upon request by any Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Lender’s Letter of Credit participation therein.

SECTION 3.3         Commissions and Other Charges.

(a)           Letter of Credit Commission.  The Borrowers shall pay to the Administrative Agent, for the account of the Lenders, in accordance with their respective Revolving Credit Commitment Percentages, a letter of credit commission with respect to each Letter of Credit in an amount equal to the Applicable Margin with respect to LIBOR Rate Loans for the Revolving Credit Facility (determined on a per annum basis) multiplied by the average daily amount of such Lender’s L/C Obligations during the period from and including the date of the issuance of such Letter of Credit to but excluding the date on which such Letter of Credit has expired or is terminated.  Such commission shall be payable monthly in arrears on the last Business Day of each calendar month and on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent.  The Administrative Agent shall, promptly following its receipt thereof, distribute to the Lenders all commissions received pursuant to this Section 3.3(a) in accordance with their respective Revolving Credit Commitment Percentages.

(b)           Issuance Fee.  In addition to the foregoing commission, the Borrowers shall pay the Issuing Lender an issuance fee with respect to each Letter of Credit in an amount equal to the average daily amount of such Lender’s L/C Obligations during the period from and including the date of the issuance of such Letter of Credit to but excluding the date on which such Letter of Credit has expired or is terminated multiplied by 0.15% per annum.  Such issuance fee shall be payable monthly in arrears on the last Business Day of each calendar month and on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent.

(c)           Other Costs.  In addition to the foregoing fees and commissions, the Borrowers shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

SECTION 3.4         L/C Participations.

(a)           Participations.  The Issuing Lender irrevocably agrees to grant and hereby grants to each Lender, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such Lender’s own account and risk an undivided interest equal to such Lender’s Revolving Credit Commitment Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder.  Each Lender unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrowers through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such Lender shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such Lender’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b)           Payments by Lenders.  Upon becoming aware of any amount required to be paid by any Lender to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each Lender of the amount and due date of such required payment and such Lender shall pay to the Issuing Lender the amount specified on the applicable due date.  If any such amount is paid to the Issuing Lender after the date such payment is due, such Lender shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, multiplied by (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, multiplied by (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is three hundred sixty (360).  A certificate of the Issuing Lender with respect to any amounts owing under this Section 3.4(b) shall be conclusive in the absence of manifest error.  With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section 3.4(b), if the Lenders receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c)           Distributions to Lenders.  Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any Lender its Revolving Credit Commitment Percentage of such payment in accordance with this Section 3.4, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from any Borrower or otherwise), or any payment of interest on account thereof, the Issuing Lender will distribute to such Lender its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such Lender shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

SECTION 3.5        Reimbursement Obligation of the Borrowers.  In the event of any drawing under any Letter of Credit, each Borrower agrees to immediately reimburse the Issuing Lender for amounts paid by the Issuing Lender in respect of draws under each Letter of Credit.  In order to facilitate such repayment, each Borrower hereby irrevocably requests that the Lenders make, and the Lenders hereby severally agree to make, on the terms and conditions of this Agreement (other than as provided in Articles 2 and 6 with respect to the amounts of, the timing and form of requests for, and the repayment of, Revolving Credit Loans hereunder and in Section 7.2 with respect to conditions precedent to Revolving Credit Loans hereunder), with respect to any drawing under a Letter of Credit, a Revolving Credit Loan bearing interest at the Base Rate commencing on the day on which any drawing is made under any Letter of Credit and in the aggregate amount of such drawing plus any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such draw, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses. Each Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section 3.5 to reimburse the Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including non-satisfaction of the conditions set forth in Section 2.3(a) or Article 7.

SECTION 3.6        Obligations Absolute.  The Borrowers’ obligations under this Article 3 (including the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which any Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit or any other Person.  Each Borrower also agrees that the Issuing Lender and the Lenders shall not be responsible for, and each Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or any such transferee.  The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and non-appealable judgment.  Each Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and non-appealable judgment, shall be binding on the Borrowers and shall not result in any liability of the Issuing Lender or any Lender to any Borrower.  The responsibility of the Issuing Lender to any Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

SECTION 3.7        Effect of Application.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article 3, the provisions of this Article 3 shall apply.

SECTION 3.8        Existing Letters of Credit.  The Borrower, the Administrative Agent and each Lender agree that, on the Closing Date, each Letter of Credit issued by Wells Fargo Bank, JPMorgan Chase Bank, N.A, and Bank of America, N.A. more particularly described on Schedule 3.8 shall, notwithstanding the provisions of Sections 3.1 and 3.2, be deemed to be Letters of Credit issued under and pursuant to, and shall be subject to the terms of this Agreement as if originally issued pursuant to the terms of this Agreement, notwithstanding any agreements, instruments and other documents providing for the reimbursement of letter of credit draws or the payment of fees, expenses and other charges in place as of the Closing Date (collectively, the “Existing Reimbursement and Fee Documents”) executed in connection with such Letters of Credit.  On the Closing Date, all Existing Reimbursement and Fee Documents (other than any Applications) shall automatically terminate and be of no further force and effect.

ARTICLE 4.

JOINT AND SEVERAL LIABILITY OF THE BORROWERS

SECTION 4.1        Joint and Several Obligations.  (a)  All Obligations shall constitute joint and several obligations of the Borrowers and shall be secured by the Administrative Agent’s security interest (on behalf of the Lender Group) and Lien upon all of the Collateral, and by all other security interests and Liens heretofore, now or at any time hereafter granted by each Borrower to the Lender Group, or any of them, to the extent provided in the Security Documents under which such Lien arises.  Each Borrower expressly represents and acknowledges that it is part of a common enterprise with the other Borrowers and that any financial accommodations by the Lender Group, or any of them, to any other Borrower hereunder and under the other Loan Documents are and will be of direct and indirect interest, benefit and advantage to all Borrowers.  Each Borrower acknowledges that any Notice of Borrowing, Notice of Conversion/Continuation or other notice given by any Borrower to the Administrative Agent or any Lender shall bind all Borrowers, and that any notice given by the Administrative Agent or any Lender to any Borrower shall be effective with respect to all Borrowers.  Each Borrower acknowledges and agrees that each Borrower shall be liable, on a joint and several basis, for all of the Loans and other Obligations, regardless of which Borrower actually may have received the proceeds of any of the Loans or other extensions of credit or the amount of such Loans or other extensions of credit received or the manner in which the Administrative Agent or any Lender accounts among the Borrowers for such Loans or other Obligations on its books and records, and further acknowledges and agrees that Loans and other extensions of credit to any Borrower inure to the mutual benefit of all of the Borrowers and that the Lender Group is relying on the joint and several liability of the Borrowers in extending the Loans and other financial accommodations under the Loan Documents and Bank Products Documents.

(b)           Each Borrower shall be entitled to subrogation and contribution rights from and against the other Borrowers to the extent such Borrower is required to pay to the Lender Group any amount in excess of the Loans advanced directly to, or other Obligations incurred directly by, such Borrower or as otherwise available under Applicable Law; provided, however, that such subrogation and contribution rights are and shall be subject to the terms and conditions of Sections 4.1(c) through 4.1(g).

(c)           It is the intent of the Borrowers and the Lender Group and any other Person holding any of the Obligations that each Borrower’s maximum obligations hereunder (such Borrower’s “Maximum Borrower Liability”) in any case or proceeding referred to below (but only in such a case or proceeding) shall not be in excess of:

(i)           in a case or proceeding commenced by or against such Borrower under the Bankruptcy Code on or within one (1) year from the date on which any of the Obligations of such Borrower are incurred, the maximum amount that would not otherwise cause the Obligations of such Borrower hereunder (or any other Obligations of such Borrower to the Lender Group and any other Person holding any of the Obligations) to be avoidable or unenforceable against such Borrower under (A) Section 548 of the Bankruptcy Code or (B) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(ii)           in a case or proceeding commenced by or against such Borrower under the Bankruptcy Code subsequent to one (1) year from the date on which any of the Obligations of such Borrower are incurred, the maximum amount that would not otherwise cause the Obligations of such Borrower hereunder (or any other Obligations of such Borrower to the Lender Group and any other Person holding any of the Obligations) to be avoidable or unenforceable against such Borrower under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(iii)           in a case or proceeding commenced by or against such Borrower under any law, statute or regulation other than the Bankruptcy Code relating to dissolution, liquidation, conservatorship, bankruptcy, moratorium, readjustment of debt, compromise, rearrangement, receivership, insolvency, reorganization or similar debtor relief from time to time in effect affecting the rights of creditors generally (collectively, “Other Debtor Relief Law”), the maximum amount that would not otherwise cause the Obligations of such Borrower hereunder (or any other Obligations of such Borrower to the Lender Group and any other Person holding any of the Obligations) to be avoidable or unenforceable against such Borrower under such Other Debtor Relief Law, including any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.  (The substantive state, provincial or federal (United States or Canada) laws under which the possible avoidance or unenforceability of the Obligations of any Borrower hereunder (or any other Obligations of such Borrower to the Lender Group and any other Person holding any of the Obligations) shall be determined in any such case or proceeding shall hereinafter be referred to as the “Avoidance Provisions”).

Notwithstanding the foregoing, no provision of this Section 4.1(c) shall limit any Borrower’s liability for Loans advanced directly or indirectly to it, or Letters of Credit issued directly or indirectly for its benefit, under this Agreement.

(d)           To the extent set forth in Section 4.1(c), but only to the extent that the Obligations of any Borrower hereunder, or the transfers made by such Borrower under any Security Document, would otherwise be subject to avoidance under any Avoidance Provisions if such Borrower is not deemed to have received valuable consideration, fair value, fair consideration or reasonably equivalent value for such transfers or obligations, or if such transfers or obligations of any Borrower hereunder would render such Borrower insolvent, or leave such Borrower with an unreasonably small capital or unreasonably small assets to conduct its business, or cause such Borrower to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the obligations of such Borrower are deemed to have been incurred and transfers made under such Avoidance Provisions, then the obligations of such Borrower hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Obligations of such Borrower hereunder (or any other Obligations of such Borrower to the Lender Group or any other Person holding any of the Obligations), as so reduced, to be subject to avoidance under such Avoidance Provisions.  This Section 4.1(d) is intended solely to preserve the rights hereunder of the Lender Group and any other Person holding any of the Obligations to the maximum extent that would not cause the obligations of the Borrowers hereunder to be subject to avoidance under any Avoidance Provisions, and none of the Borrowers nor any other Person shall have any right, defense, offset, or claim under this Section 4.1(d) as against the Lender Group or any other Person holding any of the Obligations that would not otherwise be available to such Person under the Avoidance Provisions.

(e)           Each Borrower agrees that the Obligations may at any time and from time to time exceed the Maximum Borrower Liability of such Borrower, and may exceed the aggregate Maximum Borrower Liability of all Borrowers hereunder, without impairing this Agreement or any provision contained herein or affecting the rights and remedies of the Lender Group hereunder.

(f)           In the event any Borrower (a “Funding Borrower”) shall make any payment or payments under this Agreement or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations hereunder, each other Borrower (each, a “Contributing Borrower”) shall contribute to such Funding Borrower an amount equal to such payment or payments made, or losses suffered, by such Funding Borrower determined as of the date on which such payment or loss was made multiplied by the ratio of (i) the Maximum Borrower Liability of such Contributing Borrower (without giving effect to any right to receive any contribution or other obligation to make any contribution hereunder), to (ii) the aggregate Maximum Borrower Liability of all Borrowers (including the Funding Borrowers) hereunder (without giving effect to any right to receive, or obligation to make, any contribution hereunder).  Nothing in this Section 4.1(f) shall affect any Borrower’s joint and several liability to the Lender Group for the entire amount of its Obligations.  Each Borrower covenants and agrees that its right to receive any contribution hereunder from a Contributing Borrower shall be subordinate and junior in right of payment to all obligations of the Borrowers to the Lender Group hereunder.

(g)           No Borrower will exercise any rights which it may acquire by way of subrogation hereunder or under any other Loan Document or Bank Products Documents or at law by any payment made hereunder or otherwise, nor shall any Borrower seek or be entitled to seek any contribution or reimbursement from any other Borrower in respect of payments made by such Borrower hereunder or under any other Loan Document or Bank Products Documents, until all amounts owing to the Lender Group on account of the Obligations are paid in full in cash.  If any amounts shall be paid to any Borrower on account of such subrogation or contribution rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Borrower in trust for the Lender Group, segregated from other funds of such Borrower, and shall, forthwith upon receipt by such Borrower, be turned over to the Administrative Agent in the exact form received by such Borrower (duly endorsed by such Borrower to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, as provided for herein.

SECTION 4.2        Canadian Borrower.  Notwithstanding anything in this Agreement or any other Loan Document to the contrary, so long as (a) the Canadian Borrower is a CFC, (b) Section 956 of the Code is in effect and (c) a guaranty by the Canadian Borrower of, or joint and several liability of the Canadian Borrower with respect to, all of the Obligations would result in a deemed distribution of the “earnings and profits” of the Canadian Borrower to the Parent under Section 956 of the Code, the Obligations of the Canadian Borrower under this Article 4 shall be limited to the Canadian Obligations.

ARTICLE 5.

GUARANTY

SECTION 5.1         Guaranty.

(a)           Each Subsidiary Guarantor hereby guarantees to the Administrative Agent, for the benefit of the Secured Parties, the full and prompt payment of the Obligations, including any interest therein (including interest as provided in this Agreement, accruing after the filing of a petition initiating any insolvency proceedings, whether or not such interest accrues or is recoverable against the Borrowers after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding), plus reasonable attorneys’ fees and expenses if the obligations represented by the guaranty set forth in this Article 5 (this “Guaranty”) are collected by law, through an attorney-at-law, or under advice therefrom.

(b)           Regardless of whether any proposed guarantor or any other Person shall become in any other way responsible to the Lender Group, or any of them, for or in respect of the Obligations or any part thereof, and regardless of whether or not any Person now or hereafter responsible to the Lender Group, or any of them, for the Obligations or any part thereof, whether under this Guaranty or otherwise, shall cease to be so liable, each Subsidiary Guarantor hereby declares and agrees that this Guaranty shall be a joint and several obligation, shall be a continuing guaranty and shall be operative and binding until the Obligations shall have been indefeasibly paid in full in cash (or in the case of L/C Obligations, secured through delivery of cash collateral in an amount equal to one hundred and five percent (105%) of the L/C Obligations) and the Revolving Credit Commitment shall have been terminated.

(c)           Each Subsidiary Guarantor absolutely, unconditionally and irrevocably waives any and all right to assert any defense (other than the defense of payment in cash in full, to the extent of its obligations hereunder, or a defense that such Subsidiary Guarantor’s liability is limited as provided in Section 5.1(g)), set-off, counterclaim or cross-claim of any nature whatsoever with respect to this Guaranty or the obligations of the Subsidiary Guarantors under this Guaranty or the obligations of any other Person or party (including the Borrowers) relating to this Guaranty or the obligations of any of the Subsidiary Guarantors under this Guaranty or otherwise with respect to the Obligations in any action or proceeding brought by the Administrative Agent or any other member of the Lender Group to collect the Obligations or any portion thereof, or to enforce the obligations of any of the Subsidiary Guarantors under this Guaranty.

(d)           The Lender Group, or any of them, may from time to time, without exonerating or releasing any Subsidiary Guarantor in any way under this Guaranty, (i) take such further or other security or securities for the Obligations or any part thereof as they may deem proper, or (ii) release, discharge, abandon or otherwise deal with or fail to deal with any Subsidiary Guarantor of the Obligations or any security or securities therefor or any part thereof now or hereafter held by the Lender Group, or any of them, or (iii) amend, modify, extend, accelerate or waive in any manner any of the provisions, terms, or conditions of the Loan Documents, all as they may consider expedient or appropriate in their sole discretion.  Without limiting the generality of the foregoing, or of Section 5.1(e), it is understood that the Lender Group, or any of them, may, without exonerating or releasing any Subsidiary Guarantor, give up, modify or abstain from perfecting or taking advantage of any security for the Obligations and accept or make any compositions or arrangements, and realize upon any security for the Obligations when, and in such manner, and with or without notice, all as such Person may deem expedient.

(e)           Each Subsidiary Guarantor acknowledges and agrees that no change in the nature or terms of the Obligations or any of the Loan Documents, or other agreements, instruments or contracts evidencing, related to or attendant with the Obligations (including any novation), shall discharge all or any part of the liabilities and obligations of such Subsidiary Guarantor pursuant to this Guaranty; it being the purpose and intent of the Subsidiary Guarantors and the Lender Group that the covenants, agreements and all liabilities and obligations of each Subsidiary Guarantor hereunder are absolute, unconditional and irrevocable under any and all circumstances.  Without limiting the generality of the foregoing, each Subsidiary Guarantor agrees that until each and every one of the covenants and agreements of this Guaranty is fully performed, and without possibility of recourse, whether by operation of law or otherwise, such Subsidiary Guarantor’s undertakings hereunder shall not be released, in whole or in part, by any action or thing which might, but for this Section 5.1(e), be deemed a legal or equitable discharge of a surety or guarantor, or by reason of any waiver, omission of the Lender Group, or any of them, or their failure to proceed promptly or otherwise, or by reason of any action taken or omitted by the Lender Group, or any of them, whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of, such Subsidiary Guarantor or by reason of any further dealings between any Borrower, on the one hand, and any member of the Lender Group, on the other hand, or any other guarantor or surety, and such Subsidiary Guarantor hereby expressly waives and surrenders any defense to its liability hereunder, or any right of counterclaim or offset of any nature or description which it may have or may exist based upon, and shall be deemed to have consented to, any of the foregoing acts, omissions, things, agreements or waivers.

(f)           The Lender Group, or any of them, may, without demand or notice of any kind upon or to any Subsidiary Guarantor, at any time or from time to time when any amount shall be due and payable hereunder by any Subsidiary Guarantor, if the Borrowers shall not have timely paid any of the Obligations (or in the case of L/C Obligations, secured through delivery of cash collateral in an amount equal to one hundred and five percent (105%) of the L/C Obligations), set-off and appropriate and apply to any portion of the Obligations hereby guaranteed, and in such order of application as the Administrative Agent may from time to time elect in accordance with this Agreement, any deposits, property, balances, credit accounts or moneys of any Subsidiary Guarantor in the possession of any member of the Lender Group or under their respective control for any purpose.  If and to the extent that any Subsidiary Guarantor makes any payment to the Administrative Agent or any other Person pursuant to or in respect of this Guaranty, any claim which such Subsidiary Guarantor may have against the Borrowers by reason thereof shall be subject and subordinate to the prior payment in full of the Obligations to the satisfaction of the Lender Group.

(g)           The creation or existence from time to time of Obligations in excess of the amount committed to or outstanding on the date of this Guaranty is hereby authorized, without notice to any Subsidiary Guarantor, and shall in no way impair or affect this Guaranty or the rights of the Lender Group herein. It is the intention of each Subsidiary Guarantor and the Administrative Agent that each Subsidiary Guarantor’s obligations hereunder shall be, but not in excess of, the Maximum Guaranteed Amount (as herein defined).  The “Maximum Guaranteed Amount” with respect to any Subsidiary Guarantor, means the maximum amount which could be paid by such Subsidiary Guarantor without rendering this Guaranty void or voidable as would otherwise be held or determined by a court of competent jurisdiction in any action or proceeding involving any state, provincial or federal (United States or Canada) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to the insolvency of debtors.

(h)           Upon the bankruptcy or winding up or other distribution of assets of any Borrower, or of any surety or guarantor (other than the applicable Subsidiary Guarantor) for any Obligations of the Borrowers to the Lender Group, or any of them, the rights of the Administrative Agent against any Subsidiary Guarantor shall not be affected or impaired by the omission of any member of the Lender Group to prove its claim, or to prove the full claim, as appropriate, against such Borrower, or any other Borrower or any such other guarantor or surety, and the Administrative Agent may prove such claims as it sees fit and may refrain from proving any claim and in its discretion may value as it sees fit or refrain from valuing any security held by it without in any way releasing, reducing or otherwise affecting the liability to the Lender Group of each of  the Subsidiary Guarantors.

(i)           Each Subsidiary Guarantor hereby absolutely, unconditionally and irrevocably expressly waives, except to the extent such waiver would be expressly prohibited by Applicable Law, the following:  (i) notice of acceptance of this Guaranty, (ii) notice of the existence or creation of all or any of the Obligations, (iii) presentment, demand, notice of dishonor, protest and all other notices whatsoever (other than notices expressly required hereunder or under any other Loan Document to which any Subsidiary Guarantor is a party), (iv) all diligence in collection or protection of or realization upon the Obligations or any part thereof, any obligation hereunder, or any security for any of the foregoing, (v) all rights to enforce any remedy which the Lender Group, or any of them, may have against the Borrowers, and (vi) until the Obligations shall have been indefeasibly paid in full in cash (or in the case of L/C Obligations, secured through delivery of cash collateral in an amount equal to one hundred and five percent (105%) of the L/C Obligations) and the Revolving Credit Commitment shall have been terminated, all rights of subrogation, indemnification, contribution and reimbursement from the Borrowers for amounts paid hereunder and any benefit of, or right to participate in, any collateral or security now or hereinafter held by the Lender Group, or any of them, in respect of the Obligations.  If a claim is ever made upon any member of the Lender Group for the repayment or recovery of any amount or amounts received by such Person in payment of any of the Obligations and such Person repays all or part of such amount by reason of (A) any judgment, decree or order of any court or administrative body having jurisdiction over such Person or any of its property, or (B) any settlement or compromise of any such claim effected by such Person with any such claimant, including any Borrower, then in such event each Subsidiary Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Subsidiary Guarantor, notwithstanding any revocation hereof or the cancellation of any promissory note or other instrument evidencing any of the Obligations, and such Subsidiary Guarantor shall be and remain obligated to such Person hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person.

(j)           This Guaranty is a continuing guaranty of the Obligations and all liabilities to which it applies or may apply under the terms hereof and shall be conclusively presumed to have been created in reliance hereon.  No failure or delay by any member of the Lender Group in the exercise of any right, power, privilege or remedy shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy and no course of dealing between any Subsidiary Guarantor and any member of the Lender Group shall operate as a waiver thereof.  No action by any member of the Lender Group permitted hereunder shall in any way impair or affect this Guaranty.  For the purpose of this Guaranty, the Obligations shall include all Obligations of the Borrowers to the Lender Group, notwithstanding any right or power of any third party, individually or in the name of the Borrowers and the Lender Group, or any of them, to assert any claim or defense as to the invalidity or unenforceability of any such Obligation, and no such claim or defense shall impair or affect the obligations of any Subsidiary Guarantor hereunder.

(k)           This is a guaranty of payment and not of collection.  In the event the Administrative Agent makes a demand upon any Subsidiary Guarantor in accordance with the terms of this Guaranty, such Subsidiary Guarantor shall be held and bound to the Administrative Agent directly as debtor in respect of the payment of the amounts hereby guaranteed.  All costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the Administrative Agent in obtaining performance of or collecting payments due under this Guaranty shall be deemed part of the Obligations guaranteed hereby.

(l)           Each Subsidiary Guarantor is a direct or indirect Wholly-Owned Subsidiary of a Borrower.  Each Subsidiary Guarantor expressly represents and acknowledges that any financial accommodations by the Lender Group to any Borrower, including the extension of credit, are and will be of direct interest, benefit and advantage to such Subsidiary Guarantor.

(m)         The payment obligation of a Subsidiary Guarantor to any other Subsidiary Guarantor under any Applicable Law regarding contribution rights among co-obligors or otherwise shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Guaranty, and such Subsidiary Guarantor shall not exercise any right or remedy with respect to such rights until payment and satisfaction in full of all such obligations.

SECTION 5.2        Special Provisions Applicable to Subsidiary Guarantors.   Pursuant to Section 10.11, certain new Subsidiaries of a Borrower are required to enter into this Agreement by executing and delivering to the Administrative Agent a joinder agreement as provided in Section 10.11.  Upon the execution and delivery of such joinder agreement by a new Subsidiary, such Subsidiary shall become a Subsidiary Guarantor and Credit Party hereunder with the same force and effect as if originally named as a Subsidiary Guarantor or Credit Party herein.  The execution and delivery of any joinder agreement adding an additional Subsidiary Guarantor as a party to this Agreement shall not require the consent of any other party hereto.  The rights and obligations of each party hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Guarantor hereunder.

ARTICLE 6.

GENERAL LOAN PROVISIONS

SECTION 6.1         Interest.

(a)           Interest Rate Options.  Subject to the provisions of this Section 6.1, at the election of the Borrowers, (i) Revolving Credit Loans shall bear interest at (A) the Base Rate plus the Applicable Margin as set forth in Section 6.1(c) or (B) the LIBOR Rate plus the Applicable Margin as set forth in Section 6.1(c) and (ii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin as set forth in Section 6.1(c).  The Administrative Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 6.2.  Each Loan or portion thereof bearing interest based on the Base Rate shall be a “Base Rate Loan”, and each Loan or portion thereof bearing interest based on the LIBOR Rate shall be a “LIBOR Rate Loan.” Any Loan or any portion thereof as to which the Administrative Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

(b)           Interest Periods.  In connection with each LIBOR Rate Loan, the Administrative Borrower, by giving notice pursuant to and in accordance with Section 2.3(a), shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six (6) months; provided that:

(i)            the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(ii)           if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii)          any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(iv)          no Interest Period shall extend beyond the Revolving Credit Maturity Date; and

(v)           there shall be no more than six (6) Interest Periods in effect at any time.

(c)           Applicable Margin.  The Applicable Margin provided for in Section 6.1(a) with respect to any Loan (the “Applicable Margin”) shall be based upon the table set forth below and shall be determined by reference to Average Excess Availability as of the last day of the most recently ended month preceding the applicable Calculation Date and adjusted monthly, commencing on November 1, 2011, on the date (each, a “Calculation Date”) that is the first day of the first month after the earlier of (i) the date on which the Credit Parties provide, or (ii) the date on which the Credit Parties are required to provide, the reports and other information required to be provided for each month pursuant to Section 9.4(b); provided, however, that if the Credit Parties fail to provide the reports and other information as required by Section 9.4(b) for the most recently ended month preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level I (as shown below) until such time as such reports and other information is provided as required by Section 9.4(b), at which time the Applicable Margin shall be determined by reference to Average Excess Availability as of the last day of the most recently ended month preceding such Calculation Date.  The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date.  Automatically upon the occurrence and during the continuance of any Event of Default under Section 13.1(a), (b), (j) or (k), and at the election of the Required Lenders upon the occurrence and during the continuance of any other Event of Default, the Applicable Margin shall be based on Pricing Level I.  Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

		Revolving Credit Facility
Pricing Level	Average Excess Availability	LIBOR	Base Rate
I	Less than $25,000,000	2.00%	0.50%
II	Greater than or equal to $25,000,000 but less than or equal to $50,000,000	1.75%	0.25%
III	Greater than $50,000,000	1.50%	0.00%

Notwithstanding the foregoing, however, in the event that the information regarding Average Excess Availability delivered pursuant to this Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of higher Applicable Margins for any period (a “Margin Rate Period”) than the Applicable Margins actually applied for such Margin Rate Period, then (a) the Parent shall immediately deliver to the Administrative Agent a certificate calculating the correct Average Excess Availability for such Margin Rate Period, (b) the Applicable Margins shall be determined as if the correct Applicable Margins (as shown above) were applicable for such Margin Rate Period, and (c) the Borrowers shall immediately deliver to the Administrative Agent full payment in respect of the accrued additional interest on the Obligations as a result of such increased Applicable Margins for such Margin Rate Period, which payment shall be promptly applied by the Administrative Agent to the affected Obligations.

(d)           Default Rate.  Subject to Section 13.3, (i) automatically upon the occurrence and during the continuance of any Event of Default under Section 13.1(a), (b), (j) or (k) and (ii) at the election of the Administrative Agent or the Required Lenders upon the occurrence and during the continuance of any other Event of Default, (A) the Borrowers shall no longer have the option to request LIBOR Rate Loans, Swingline Loans or Letters of Credit, (B) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document.  Interest shall continue to accrue on the Obligations after the filing by or against any Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, provincial, federal (United States or Canada) or foreign. Such interest shall be payable on demand of the Administrative Agent.

(e)           Interest Payment and Computation.  Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar month commencing on the first such day following the Closing Date; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period.  Interest on LIBOR Rate Loans, Base Rate Loans calculated based upon the Federal Funds Rate and all fees payable hereunder shall be computed on the basis of a three hundred sixty (360)-day year and assessed for the actual number of days elapsed and interest on Base Rate Loans calculated based upon the Prime Rate shall be computed on the basis of a three hundred sixty-five (365)/three hundred sixty-six (366)-day year and assessed for the actual number of days elapsed.

(f)           Maximum Rate.  In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrowers any interest received by the Lenders in excess of the maximum lawful rate or (ii) shall apply such excess to the principal balance of the Obligations on a pro rata basis.  It is the intent hereof that no Borrower pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by such Borrower under Applicable Law.

(g)           Interest Act (Canada); Criminal Rate of Interest; Nominal Rate of Interest.  Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, solely to the extent that a court of competent jurisdiction finally determines that the calculation or determination of interest payable by the Canadian Borrower in respect of the Obligations pursuant to this Agreement and the other Loan Documents shall be governed by the laws of the province of Ontario or the federal laws of Canada:

(i)           whenever interest payable by the Canadian Borrower is calculated on the basis of a period which is less than the actual number of days in a calendar year, each rate of interest determined pursuant to such calculation is, for the purposes of the Interest Act (Canada), equivalent to such rate multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and divided by the number of days used as the basis of such calculation;

(ii)           in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code, R.S.C. 1985, c. C-46, as the same shall be amended, replaced or re-enacted from time to time) payable by the Canadian Borrower to the Administrative Agent or any Lender under this Agreement or any other Loan Document exceed the effective annual rate of interest on the “credit advances” (as defined in that section) under this Agreement or such other Loan Document lawfully permitted under that section and, if any payment, collection or demand pursuant to this Agreement or any other Loan Document in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of the Administrative Agent, Lenders and the Canadian Borrower and the amount of such payment or collection shall be refunded by the Administrative Agent or the Lenders, as applicable, to the Canadian Borrower.  For the purposes of this Agreement and each other Loan Document to which the Canadian Borrower is a party, the effective annual rate of interest payable by the Canadian Borrower shall be determined in accordance with generally accepted actuarial practices and principles over the term of the Loans on the basis of annual compounding for the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Institute of Actuaries appointed by the Administrative Agent for the account of the Canadian Borrower will be conclusive for the purpose of such determination in the absence of evidence to the contrary; and

(iii)           all calculations of interest payable by the Canadian Borrower under this Agreement or any other Loan Document are to be made on the basis of the nominal interest rate described herein and therein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest.  The parties hereto acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.

SECTION 6.2         Notice and Manner of Conversion or Continuation of Loans.  Provided that no Default or Event of Default has occurred and is then continuing, the Borrowers shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $3,000,000 or any whole multiple of $1,000,000 in excess thereof into one (1) or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans.  Whenever the Borrowers desire to convert or continue Loans as provided above, the Administrative Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit D (a “Notice of Conversion/Continuation”) not later than 12:00 p.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan.  The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

SECTION 6.3         Fees and Charges.

(a)           Commitment Fee.  Commencing on the Closing Date, the Borrowers shall pay to the Administrative Agent, for the account of the Lenders, a non-refundable commitment fee at a rate per annum equal to 0.25% on the aggregate average daily unused portion of the Revolving Credit Commitment; provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purposes of calculating such commitment fee.  The commitment fee shall be payable in arrears on the last Business Day of each calendar month during the term of this Agreement commencing on the first such day following the Closing Date, and on the Revolving Credit Maturity Date.  Such commitment fee shall be distributed by the Administrative Agent to the Lenders pro rata in accordance with the Lenders’ respective Revolving Credit Commitment Percentages.

(b)           Upfront Fees.  On the Closing Date, the Borrowers shall pay to the Administrative Agent, for the account of the Lenders, the upfront fees set forth in that certain amended and restated fee letter between the Parent and the Administrative Agent dated as of the date hereof (the “Fee Letter”).

(c)           Administrative Agent’s and Other Fees.  In order to compensate the Administrative Agent for structuring and syndicating the Loans and for its obligations hereunder, the Borrowers agree to pay to the Administrative Agent, for its account, the fees set forth in the Fee Letter.

(d)           Audit and Appraisal Charges.

(i)           With respect to any appraisal or evaluation performed by or on behalf of the Administrative Agent pursuant to the terms of this Agreement, the Borrowers shall pay the actual reasonable charges paid or incurred by the Administrative Agent in connection with the employment of the services of one or more third Persons, in its Permitted Discretion, to perform field examinations of the assets of the Credit Parties, to appraise the Collateral or any other collateral securing the Obligations, or any portion thereof.

(ii)           With respect to any audit or field examination performed by or on behalf of the Administrative Agent pursuant to the terms of this Agreement, the Borrowers shall pay all reasonable out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by the Administrative Agent during the course of periodic audits or field examinations of the Collateral and the operations of the Credit Parties, or any of them, plus a per diem charge of $1,000 per person per day (or, if higher, at the Administrative Agent’s then standard rate) for the Administrative Agent’s examiners in the field and office, or, if it elects to employ the services of one or more third Persons, in its Permitted Discretion, such other higher fee per day, per auditor, paid or incurred by the Administrative Agent; provided, however, that, if no Event of Default has occurred and is continuing, the Administrative Agent shall request, in any calendar year, no more than (in addition to any field examinations or appraisals pursuant to Section 12.3(f) or 12.3(g)) (x) if Excess Availability has been (i) greater than or equal to $50,000,000 during such entire calendar year, one (1) field examination in such calendar year or (ii) less than $50,000,000 at any point in such calendar year, three (3) field examinations in such calendar year and (y) if the aggregate amount of the Borrowing Base attributable to Eligible Inventory (clause (b) plus (c) of the Borrowing Base definition) (i) is less than fifty percent (50%) of the lesser of (A) the Revolving Credit Commitment or (B) the Borrowing Base, during such entire calendar year, one (1) appraisal in such calendar year, or (ii) exceeds fifty percent (50%) of the lesser of (A) the Revolving Credit Commitment or (B) the Borrowing Base, at any time during such calendar year, two (2) appraisals in such calendar year.

SECTION 6.4         Manner of Payment.

(a)           Each payment by the Borrowers on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement or any Note shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Revolving Credit Commitment Percentages (except as specified below), in Dollars and in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever.  Any payment received after such time shall be deemed to have been made on the next succeeding Business Day for all purposes.  Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall promptly distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender’s Revolving Credit Commitment Percentage (except as specified below), and shall wire advice of the amount of such credit to each Lender.  Each payment to the Administrative Agent of the Issuing Lender’s fees or Lenders’ commissions shall be made in like manner, but for the account of the Issuing Lender or the Lenders, as the case may be.  Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made in like manner but for the account of the Administrative Agent, and any amount payable to any Lender under Section 6.8, 6.9, 6.10, 6.11 or 15.11 shall be paid to the Administrative Agent in like manner but for the account of the applicable Lender.  Subject to Section 6.1(b)(ii), if any payment under this Agreement or any Note shall be specified to be made upon a day which is not a Business Day, it shall be deemed made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

(b)           Prior to the occurrence and continuance of an Event of Default, the Administrative Agent shall apply payments received or collected from any Borrower or any other Credit Party or for the account of any Borrower or any other Credit Party (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to the payment in full of any fees, indemnities or expense reimbursements then due to the Administrative Agent from any Borrower or any other Credit Party; second, ratably, to the payment in full of any fees, indemnities, or expense reimbursements then due to the Lenders and the Issuing Lender from any Borrower or any other Credit Party, other than fees, indemnities and expenses reimbursements incurred solely in connection with any Bank Products; third, ratably, to the payment in full of interest due in respect of any Loans (and including any Agent Advances) and L/C Obligations; fourth, to the payment in full of principal in respect of Agent Advances; fifth, to the payment in full of principal in respect of the Swingline Loans; sixth, ratably, to the payment in full of principal in respect of the Revolving Credit Loans and to pay Obligations then due arising under or pursuant to any Bank Products of a Borrower or another Credit Party with a Bank Product Provider (up to the amount of any then effective Reserve established in respect of such Obligations); and seventh, to pay or prepay any other Obligations, whether or not then due, in such order and manner as the Administrative Borrower requests so long as no Event of Default exists or has occurred and is continuing, otherwise as the Administrative Agent directs and for the Administrative Agent to hold as cash collateral in respect of the L/C Obligations.

(c)           Notwithstanding anything in this Agreement or any other Loan Documents which may be construed to the contrary, subsequent to the occurrence and during the continuance of an Event of Default, the Administrative Agent shall apply payments received or collected from any Borrower or any other Credit Party or for the account of any Borrower or any other Credit Party (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to the payment in full of any fees, indemnities or expense reimbursements then due to the Administrative Agent from any Borrower or any other Credit Party; second, ratably, to the payment in full of any fees, indemnities, or expense reimbursements then due to the Lenders and the Issuing Lender from any Borrower or any other Credit Party, other than fees, indemnities and expenses reimbursements incurred solely in connection with any Bank Products; third, ratably, to the payment in full of interest due in respect of any Revolving Credit Loans, Swingline Loans, Agent Advances and L/C Obligations; fourth, to the payment in full of principal in respect of Agent Advances; fifth, to the payment in full of principal in respect of the Swingline Loans; sixth, ratably, to the payment in full of principal in respect of the Revolving Credit Loans and to pay or prepay Obligations then due arising under or pursuant to any Bank Products of a Borrower or another Credit Party with a Bank Product Provider (up to the amount of any then effective Reserve established in respect of such Obligations); seventh, to the payment in full of cash collateral in respect of the L/C Obligations until the aggregate amount thereof equals one hundred five (105%) percent of the aggregate undrawn amount of all then outstanding Letters of Credit through the end of the latest expiration date of such Letters of Credit plus the amount of any other contingent Obligations (but not including for this purpose any Obligations arising under or pursuant to any Bank Products); and eighth, to pay or prepay any other Obligations whether or not then due, in such order and manner as the Administrative Agent determines.

SECTION 6.5         Evidence of Indebtedness.

(a)           Extensions of Credit.  The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the aggregate amount of the Extensions of Credit made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans or Swingline Loans, as applicable, in addition to such accounts or records.  Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.  Each Borrower hereby authorizes the Administrative Agent, from time to time without prior notice to the Borrowers, at the Administrative Agent’s option, to charge all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Loan Documents directly to the loan account(s) of any Borrower maintained by the Administrative Agent, which amounts thereafter shall constitute Loans hereunder and shall accrue interest at the rate then applicable to Loans that are Base Rate Loans; provided, however, that the Administrative Agent shall endeavor to notify the Administrative Borrower prior to any such charge in respect of out-of-pocket fees, costs and expenses, although the failure of the Administrative Agent to deliver such notice shall neither be considered a breach of this Agreement nor affect the validity of the Administrative Agent’s right to charge such fees, costs and expenses as provided herein.  If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, the Administrative Agent, any Lender or the Issuing Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by the Administrative Agent, such Lender or the Issuing Lender.  The Credit Parties shall be liable to pay to the Administrative Agent, and do hereby agree to indemnify and hold the Administrative Agent and the other members of the Lender Group harmless for the amount of any payments or proceeds surrendered or returned.  This Section 6.5(a) shall remain effective notwithstanding any contrary action which may be taken by the Administrative Agent or any other member of the Lender Group in reliance upon such payment or proceeds.  The preceding two (2) sentences of this Section 6.5(a) shall survive the payment of the Obligations and the termination of this Agreement.

(b)           Participations.  In addition to the accounts and records referred to in Section 6.5(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit, Agent Advances and Swingline Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 6.6        Adjustments.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Section 6.9, 6.10, 6.11 or 15.2) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that

(a)           if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(b)           the provisions of this Section 6.6 shall not be construed to apply to (i) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant.

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

SECTION 6.7        Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent.  The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several.  Unless the Administrative Agent shall have received written notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender from its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with Section 2.3(b), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount.  If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to the product of (a) the amount not made available by such Lender in accordance with the terms hereof, multiplied by (b) the daily average Federal Funds Rate during such period as determined by the Administrative Agent, multiplied by (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent and the denominator of which is three hundred sixty (360).  A certificate of the Administrative Agent with respect to any amounts owing under this Section 6.7 shall be conclusive, absent manifest error.  If such Lender’s Revolving Credit Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to such borrowing hereunder, on demand, from any Borrower.  The failure of any Lender to make available its Revolving Credit Commitment Percentage of any Loan requested by any Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Revolving Credit Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Revolving Credit Commitment Percentage of such Loan available on the borrowing date.  Notwithstanding anything set forth herein to the contrary, any Lender that fails to make available its Revolving Credit Commitment Percentage shall not (a) have any voting or consent rights under or with respect to any Loan Document or (b) constitute a “Lender” (or be included in the calculation of Required Lenders hereunder) for any voting or consent rights under or with respect to any Loan Document.

SECTION 6.8        Changed Circumstances.

(a)           Circumstances Affecting LIBOR Rate Availability.  If with respect to any Interest Period the Administrative Agent or any Lender (after consultation with the Administrative Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts are not being quoted as described in the definition of LIBOR or offered to the Administrative Agent or such Lender for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Administrative Borrower.  Thereafter, until the Administrative Agent notifies the Administrative Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrowers to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrowers shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.

(b)           Laws Affecting LIBOR Rate Availability.  If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Administrative Borrower and the other Lenders.  Thereafter, until the Administrative Agent notifies the Administrative Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans and the right of the Borrowers to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrowers may select only Base Rate Loans hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

SECTION 6.9        Indemnity.  Each Borrower hereby indemnifies each of the Lenders against any loss or expense which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by any Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of any Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor.  The amount of such loss or expense shall, with respect to any Lender, be deemed to equal the amount determined by such Lender to be the excess, if any, of (a) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert, or continue, for the period that would have been the Interest Period therefor), minus (b) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market.  A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Administrative Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 6.10      Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

(ii)           subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 6.11 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Lender); or

(iii)          impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Lender, the Borrowers shall promptly pay to any such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers shall promptly pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in Section 6.10(a) or 6.10(b) and delivered to any Borrower shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section 6.10 shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or the Issuing Lender pursuant to this Section 6.10 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies any Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 6.11      Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes (including any Other Taxes); provided that if any Borrower shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.11) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)           Payment of Indemnified Taxes by the Borrowers. Without limiting the provisions of Section 6.11(a), the Borrowers shall timely pay any Indemnified Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)           Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 6.11) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Administrative Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes by any Borrower to a Governmental Authority, such Borrower or the Administrative Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Administrative Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Administrative Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Administrative Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Administrative Borrower or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Without limiting the generality of the foregoing, in the event that any Borrower is a resident for tax purposes in the United States, any Foreign Lender shall deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)           duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)          duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)           any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers to determine the withholding or deduction required to be made.

(f)           Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 6.11, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 6.11 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority.  This Section 6.11(f) shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

(g)           Survival.  Without prejudice to the survival of any other agreement of any Borrower hereunder, the agreements and obligations contained in this Section 6.11 shall survive the payment in full of the Obligations and the termination of the Commitments.

SECTION 6.12      Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office. If any Lender requests compensation under Section 6.10, or requires the Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 6.10 or 6.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If (i) any Lender requests compensation under Section 6.10, (ii) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6.11, (iii) any Lender defaults in its obligation to fund Loans hereunder or honor its participation obligation with respect to Letters of Credit hereunder, or (iv) any Lender that is not the Administrative Agent or an Affiliate of the Administrative Agent does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Required Lenders is obtained but that requires the consent of all Lenders, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 15.9), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that

(i)            the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 15.9;

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 6.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii)          in the case of any such assignment resulting from a claim for compensation under Section 6.10 or payments required to be made pursuant to Section 6.11, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)         such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

ARTICLE 7.

CLOSING; CONDITIONS OF CLOSING AND BORROWING

SECTION 7.1        Conditions to Closing.  The obligation of the Lenders to close this Agreement is subject to the satisfaction of each of the following conditions:

(a)           Executed Loan Documents.  This Agreement, any requested Revolving Credit Notes or Swingline Note and the Security Documents, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist thereunder.

(b)           Closing Certificates; etc.

(i)           Officer’s Certificate of the Parent.  The Administrative Agent shall have received a certificate from a Responsible Officer, in form and substance satisfactory to the Administrative Agent, to the effect that (A) all representations and warranties of the Borrowers and their Subsidiaries contained in this Agreement and the other Loan Documents are true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects), (B) none of the Borrowers nor any of their Subsidiaries is in violation of any of the covenants contained in this Agreement and the other Loan Documents, (C) after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing and (D) the Borrowers and their Subsidiaries have satisfied each of the closing conditions.

(ii)           General Certificate of the Borrowers and each of the Subsidiary Guarantors.  The Administrative Agent shall have received a certificate of the secretary or assistant secretary of each Borrower and each Subsidiary Guarantor certifying (A) as to the incumbency and genuineness of the signature of each officer of such Borrower or such Subsidiary Guarantor executing the Loan Documents to which it is a party and (B) that attached thereto is a true, correct and complete copy of (1) the certificate of organization, articles of incorporation or other organizational document of such Borrower, or such Subsidiary Guarantor and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of formation or, in the case of the Canadian Borrower, certified by an officer of the Canadian Borrower, (2) any amendments or changes to the bylaws, operating agreement or other operative document of such Borrower or such Subsidiary Guarantor as in effect on the date of such certifications and which were made after February 6, 2008, (3) resolutions duly adopted by the Board of Directors, members or managers of such Borrower or such Subsidiary Guarantor authorizing the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (4) each certificate required to be delivered pursuant to Section 7.1(b)(iii).

(iii)          Certificates of Good Standing.  The Administrative Agent shall have received certificates as of a recent date of the good standing, existence or status, as applicable, of each Borrower and each Subsidiary Guarantor under the laws of its jurisdiction of organization.

(iv)          Tax Forms.  The Administrative Agent shall have received copies of the United States Internal Revenue Service forms required by Section 6.11(e).

(c)           Opinions of Counsel.  The Administrative Agent shall have received favorable opinions of counsel to the Borrowers and the Subsidiary Guarantors addressed to the Administrative Agent and the Lenders with respect to the Loan Documents, the Lender Group’s security interests, and such other matters as the Lenders shall request.

(d)           Collateral.

(i)           Filings and Recordings; Blocked Account Agreements.  All filings and recordations that are necessary to perfect the security interests of the Lender Group in the collateral described in the Security Documents, and, unless the Administrative Agent otherwise agrees, all Blocked Account Agreements that are required to be executed and delivered under the Security Agreement and the Canadian Security Agreement, shall have been received by the Administrative Agent and the Administrative Agent shall have received evidence satisfactory thereto that upon such filings and recordations, and the execution and delivery of such Blocked Account Agreements, such security interests constitute valid and perfected first priority Liens therein.

(ii)           Pledged Collateral.  The Administrative Agent shall have received (A) unless the Administrative Agent otherwise agrees, original stock certificates or other certificates evidencing the capital stock or other Equity Interests pledged pursuant to the Security Agreement and the Canadian Pledge Agreement, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof, and (B) unless the Administrative Agent otherwise agrees, each original promissory note and mortgage pledged pursuant to the Security Agreement or the Canadian Security Agreement.

(iii)          Lien Searches. The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation and tax matters), in form and substance reasonably satisfactory thereto, made against such entities as the Administrative Agent may request under the Uniform Commercial Code (or applicable judicial docket) as in effect in any state, province or territory in which any of its assets are located, indicating among other things that its assets are free and clear of any Lien except for Permitted Liens.

(iv)         Evidence of Insurance.  The Administrative Agent shall have received certificates of insurance evidencing compliance by the Credit Parties with Section 10.3, together with, unless the Administrative Agent otherwise agrees, endorsements to such policies as are required by Section 10.3, in form and substance satisfactory to the Administrative Agent in its Permitted Discretion.

(v)          Collateral Access Agreements.  Unless the Administrative Agent otherwise agrees, and excluding all of the leased retail store locations of the Credit Parties and those other leased locations at which the Credit Parties keeps Inventory with a value of no more than $200,000 at any one (1) location and no more than $1,000,000 in the aggregate at all such locations, the Administrative Agent shall have received fully-executed Collateral Access Agreements from each Credit Party’s lessors, warehousemen, processors, customs brokers, freight forwarders, consignees or other Persons in possession of, having a Lien upon or having rights or interests in any of the Collateral.

(vi)         Credit Card Processor Agreements.  Unless the Administrative Agent otherwise agrees, the Administrative Agent shall have received the agreements from the Credit Parties’ credit card processors that are required to be delivered pursuant to Section 10.13(b), duly executed by the parties thereto.

(e)           Consents; Defaults.

(i)            Governmental and Third Party Approvals.  The Borrowers shall have obtained all necessary approvals, authorizations and consents of any Person and of all Governmental Authorities (including the Securities and Exchange Commission, the Federal Trade Commission and all consents required in connection with any existing bond financings) and courts having jurisdiction with respect to the Loan Documents.

(ii)           No Injunction, Etc.  No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated hereby or thereby.

(iii)          No Event of Default.  No Default or Event of Default shall have occurred and be continuing.

(iv)         Material Adverse Effect. No occurrence, event or development reasonably likely to have a Material Adverse Effect shall have occurred since April 30, 2011.

(v)          Payment at Closing; Fee Letter. The Borrowers shall have paid to the Administrative Agent and the Lenders the fees set forth or referenced in Section 6.3 (including all fees due under the Fee Letter) and any other accrued and unpaid fees or commissions due hereunder (including legal fees and expenses) and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(f)           Financial Matters.

(i)           Financial Statements.  The Administrative Agent shall have received (A) the audited Consolidated financial statements of the Parent for the Fiscal Years ended April 24, 2010, and April 30, 2011, and unaudited Consolidated (but excluding any VIE) interim financial statements for the fiscal month ended September 3, 2011, all in form and substance satisfactory to the Administrative Agent and prepared in accordance with GAAP, except for required GAAP disclosures and excluding any VIE, and (B) the Parent’s calculation of the Fixed Charge Coverage Ratio for the twelve (12) month period ended September 3, 2011, in form and substance satisfactory to the Administrative Agent, based upon the Consolidated (but excluding any VIE) financial statements of the Parent for such period.

(ii)           Projections.  The Administrative Agent and the Lenders shall have received projected Consolidated financial statements for the Parent and its Subsidiaries for the four (4) year period following the Closing Date (on a quarter by quarter basis through April, 2013, and on an annual basis thereafter), in form and substance (including as to scope and underlying assumptions) satisfactory to the Administrative Agent and prepared in accordance with GAAP, except for required GAAP disclosures.

(iii)           Financial Condition Certificate.  The Borrowers shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by the vice president and treasurer of the Parent, that (A) the Parent and its Subsidiaries, taken as a whole, are Solvent, (B) attached thereto are calculations evidencing that, after giving effect to the payment of fees and expenses associated with the closing of this Agreement, the making of the Revolving Credit Loans and other extensions of credit and the application of the proceeds thereof to be made on the Closing Date, Excess Availability shall exceed $50,000,000 and (C) the financial projections previously delivered to the Administrative Agent represent the good faith estimates in all material respects (utilizing reasonable assumptions) of the financial condition and operations of the Borrowers and their Subsidiaries.

(g)           Miscellaneous.

(i)           Notice of Borrowing.  The Administrative Agent shall have received a Notice of Borrowing from the Borrowers in accordance with Section 2.3(a), and a Notice of Account Designation specifying the accounts to which the proceeds of any Loans made after the Closing Date are to be disbursed.

(ii)           Existing Notes.  All notes issued under the Existing Credit Agreement shall be returned and cancelled and the Administrative Agent shall have received evidence thereof, in form and substance satisfactory to the Administrative Agent.

(iii)          Existing Letters of Credit.  All Letters of Credit issued by Wells Fargo Bank, JPMorgan Chase Bank, N.A., and Bank of America, N.A. listed on Schedule 3.8 shall be, from and after the Closing Date, Letters of Credit hereunder.

(iv)         Due Diligence.  The Administrative Agent shall have completed, to its satisfaction, all legal, tax, business and other due diligence with respect to the business, assets, liabilities, self-insurance, operations and condition (financial or otherwise) of the Borrowers and their Subsidiaries in scope and determination satisfactory to the Administrative Agent in its sole discretion, and shall not have become aware of any material information or other matter that is inconsistent in a material and adverse manner with any previous due diligence, information or matter delivered to the Administrative Agent (including any financial information and projections previously delivered to the Administrative Agent).

(v)          Borrowing Base Certificate.  The Administrative Agent shall have received a duly executed Borrowing Base Certificate dated as of the Closing Date.

(vi)         Other Documents.  All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent.  The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

SECTION 7.2         Conditions to All Extensions of Credit.  The obligations of the Lenders to make any Extensions of Credit (including the initial Extension of Credit), convert or continue any Loan or the Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing continuation, conversion, issuance or extension date:

(a)           Continuation of Representations and Warranties.  The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects) on and as of such borrowing, continuation, conversion, issuance or extension date with the same effect as if made on and as of such date; except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct in all material respects (unless such representation or warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date.

(b)           Borrowing Base Certificate.  The most recent Borrowing Base Certificate which shall have been delivered to the Administrative Agent pursuant to Section 9.4(a) shall demonstrate that, after giving effect to the making of such Extension of Credit, no Overadvance shall exist.

(c)           No Existing Default.  No Default or Event of Default shall have occurred and be continuing (i) in the case of each Loan, on the borrowing, continuation or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date or (ii) in the case of each Letter of Credit, on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(d)           Additional Documents.  The Administrative Agent shall have received each additional document, instrument, legal opinion or other item reasonably requested by it.

ARTICLE 8.

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

SECTION 8.1        Representations and Warranties.  To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Administrative Agent and the Lenders to make Extensions of Credit, the Credit Parties hereby represent and warrant to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder that, from and after the Closing Date:

(a)           Organization; Power; Qualification.  Each Credit Party and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except to the extent that the failure to so qualify or be in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.  The jurisdictions in which the Credit Parties and their Subsidiaries are organized and qualified to do business as of the Closing Date are described on Schedule 8.1(a).

(b)           Ownership.  Each Credit Party and each of its Subsidiaries as of the Closing Date is listed on Schedule 8.1(b).  As of the Closing Date, the Credit Parties and their Subsidiaries have outstanding the Equity Interests described on Schedule 8.1(b).  All outstanding Equity Interests have been duly authorized and validly issued and are not subject to any preemptive or similar rights.  The holders of the Equity Interests of the Subsidiaries of the Parent and the Equity Interests owned by each holder as of the Closing Date are described on Schedule 8.1(b).  As of the Closing Date, there are no outstanding rights to purchase any Equity Interests, or any options, securities, instruments or other rights of any type or nature whatsoever, that are convertible into, exchangeable for or otherwise provide for or permit the issuance of Equity Interests of the Credit Parties or their Subsidiaries, except as described on Schedule 8.1(b).

(c)           Authorization of Agreement, Loan Documents and Borrowing. Each Credit Party and each of its Subsidiaries has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms.  This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Credit Party and each of its Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of each Credit Party or each Subsidiary thereof party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state, provincial, territorial or federal (United States or Canada) debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

(d)           Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc.  The execution, delivery and performance by each Credit Party and each of its Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to any Credit Party or any of their Subsidiaries, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Credit Party or any of their Subsidiaries or any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents or (iv) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

(e)           Compliance with Law; Governmental Approvals; Absence of Default.  Each Credit Party and each of its Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, (ii) is in compliance in all material respects with each Governmental Approval applicable to it and in compliance in all material respects with all other Applicable Laws relating to it or any of its respective properties and (iii) for the period commencing three (3) years prior to the Closing Date and ending on each date on which this representation is made or deemed made, has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law.  No event has occurred or has failed to occur which has not been remedied or waived, the occurrence or non-occurrence of which constitutes a Default or an Event of Default.

(f)           Tax Returns and Payments.  Each Credit Party and each of its Subsidiaries has duly filed or caused to be filed all material federal (United States or Canada), state, provincial, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all taxes shown thereon to be due and all other material federal (United States or Canada), state, provincial, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable.   Such returns accurately reflect in all material respects all liability for taxes of the Credit Parties and their Subsidiaries for the periods covered thereby.  Except as described on Schedule 8.1(f), there is no ongoing audit or examination or, to the knowledge of any Credit Party, other investigation by any Governmental Authority of the tax liability of any Credit Party and any of their Subsidiaries, except for any such audit, examination or investigation that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Governmental Authority has asserted any Lien or other claim against any Credit Party or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved, other than a Permitted Lien described in Section 12.2(a).  The charges, accruals and reserves on the books of any Credit Party and any of their Subsidiaries in respect of federal (United States or Canada), state, provincial, local and other taxes for all Fiscal Years and portions thereof since the organization of such Credit Party and such Subsidiaries are in the judgment of such Credit Party adequate.  None of the Credit Parties is aware of any proposed material tax assessments against it or any other Credit Party.

(g)           Intellectual Property Matters.  Each Credit Party and each of its Subsidiaries owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business.  No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and no Credit Party nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations.

(h)           Environmental Matters.  Except for matters which could not, individually or in the aggregate, reasonably be expected to result in liability in excess of $7,500,000:

(i)           To the knowledge of any Credit Party, the properties owned, leased or operated by the Credit Parties and their Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could give rise to any material Environmental Claim;

(ii)           Each Credit Party, each Subsidiary and such properties and all operations conducted in connection therewith are in material compliance, and have been in material compliance, with all applicable Environmental Laws, and, to the knowledge of any Credit Party, there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value in any material respect thereof;

(iii)          No Credit Party nor any Subsidiary thereof has received any unresolved notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does any Credit Party or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

(iv)         To the knowledge of any Credit Party, Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by any Credit Party or any of their Subsidiaries in violation of, or in a manner, or to a location which could give rise to any Environmental Claims, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to any Environmental Claims;

(v)          No Environmental Claims are pending, or, to the knowledge of any Credit Party, threatened, to which any Credit Party or any Subsidiary thereof is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Credit Party, any Subsidiary thereof or such properties or such operations; and

(vi)         To the knowledge of any Credit Party, there has been no Release or threat of Release of Hazardous Materials at or from properties owned, leased or operated by any Credit Party or any Subsidiary thereof in violation of or in amounts or in a manner that could give rise to an Environmental Claim or require remediation under Environmental Laws.

(i)           ERISA.

(i)           As of the Closing Date, no Credit Party nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans (any reference herein to Employee Benefits Plans under this Section 8.1(i) shall include any Pension Plans, any Multiemployer Plans and any employee benefit plans subject to Canadian Employer Benefits Legislation) other than those identified on Schedule 8.1(i);

(ii)           The Canadian Borrower has (A) not established or commenced contributing to any Defined Benefit Plan other than that certain Pension Plan for Hourly Employees of La-Z-Boy Canada Limited, registration number 1048891, (B) not acquired an interest in any Person if such Person sponsors, administers, maintains or contributes to, or has any liability in respect of any Defined Benefit Plan, or (C) no outstanding liabilities under that certain Pension Plan for Hourly Employees of La-Z-Boy Canada Limited, registration number 1048891.

(iii)           Each Credit Party and each ERISA Affiliate is in material compliance with all applicable provisions of ERISA, Canadian Employer Benefits Legislation, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code, except for such plans that have not yet received determination letters because they were established after the ending of the applicable GUST remedial amendment period and for which the remedial amendment period for submitting a determination letter has not yet expired, and nothing has occurred since the issuance of such determination that could reasonably result in the revocation of such determination.  No liability has been incurred by any Credit Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

(iv)           As of the Closing Date, no Pension Plan has been terminated for which the liabilities have not been satisfied in full, nor has any Pension Plan failed to meet the minimum funding standards of  Section 412 or 430 of the Code (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has any Credit Party or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 or 430 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 or 430 of the Code or Section 302 of ERISA, except to the extent that the failure to make such contributions or payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(v)           No Credit Party nor any ERISA Affiliate has:  (A) engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Section 412 or Section 430 of the Code;

(vi)           No Termination Event has occurred or is reasonably expected to occur which could, individually or in the aggregate, reasonably be expected to result in either a Material Adverse Effect or a Lien under ERISA or Code Section 412 or 430, other than a Termination Event described in clause (c) of the definition thereof and which could not reasonably be expected to have a Material Adverse Effect, in which case adequate reserves in respect thereof have been established on the books of the affected Credit Party or the affected ERISA Affiliate to the extent required by GAAP; and

(vii)           No proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit or investigation is existing or, to the best knowledge of any Credit Party after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any Credit Party or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.

(j)           Margin Stock.  No Credit Party nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System).  No part of the proceeds of any of the Loans, or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

(k)           Government Regulation.  No Credit Party nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and no Credit Party nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Federal Power Act or the Interstate Commerce Act, each as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

(l)           Material Contracts.  Schedule 8.1(l) sets forth a complete and accurate list of all Material Contracts of the Credit Parties and their Subsidiaries in effect as of the Closing Date that (i) involve monetary liability of or to any Person in an amount in excess of $7,500,000 or (ii) the failure of any Person party thereto to comply with which, or the cancellation of which, could reasonably be expected to have a Material Adverse Effect.  Other than as set forth in Schedule 8.1(l), each Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof.  The Credit Parties and their Subsidiaries have delivered to the Administrative Agent a true and complete copy of each Material Contract required to be listed on Schedule 8.1(l).  No Credit Party nor any Subsidiary (nor, to the knowledge of any Credit Party, any other party thereto) is in breach of or in default under any Material Contract in any material respect.

(m)           Employee Relations.  No Credit Party nor any of its Subsidiaries is engaged in any unfair labor practice.  There is no material unfair labor practice complaint pending against such Credit Party or any of its Subsidiaries or, to the best knowledge of such Credit Party, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements that has or could reasonably be expected to have a Material Adverse Effect is so pending against such Credit Party or any of its Subsidiaries or, to the best knowledge of such Credit Party, threatened against any of them.  Each Credit Party and each of its Subsidiaries is not, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 8.1(m).  No Credit Party knows of any pending, threatened or contemplated strikes, work stoppage or other collective labor dispute involving its employees or those of its Subsidiaries.

(n)           Burdensome Provisions.  No Credit Party nor any Subsidiary thereof is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect.  The Credit Parties do not presently anticipate that future expenditures by any Credit Party or any of its Subsidiaries needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.  No Subsidiary of the Parent is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Equity Interests to any Credit Party or any Subsidiary thereof or to transfer any of its assets or properties to any Credit Party or any other Subsidiary in each case other than existing under or by reason of the Loan Documents or Applicable Law.

(o)           Financial Statements.  The balance sheets, statements of operations and retained earnings and cash flows delivered to the Administrative Agent pursuant to Section 7.1(f)(i) or Section 9.1 are complete and correct and fairly present in all material respects on a Consolidated basis (but excluding, with respect to any monthly financial statements, any VIE) the assets, liabilities and financial position of the Parent and its Subsidiaries (but excluding, with respect to any monthly financial statements, any VIE) as at such date, and the results of the operations and cash flows for the periods then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP; provided, however that the monthly financial statements delivered pursuant to this Agreement do not include any VIE.  The Credit Parties and their Subsidiaries have no Debt, obligation or other unusual forward or long-term commitment which is not fairly reflected in the foregoing financial statements or in the notes thereto.

(p)           No Material Adverse Change.  Since April 30, 2011, there has been no material adverse change in the properties, business, operations, prospects, or condition (financial or otherwise) of the Parent and its Subsidiaries and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

(q)           Solvency.  As of the Closing Date and after giving effect to each Extension of Credit made hereunder, the Parent and its Subsidiaries, taken as a whole, will be Solvent.

(r)           Titles to Properties.  Each Credit Party and each Subsidiary thereof has such title to the real property owned or leased by it as is necessary to the conduct of its business and valid and legal title to all of its personal property and assets, including those reflected on the balance sheets of the Credit Parties and their Subsidiaries delivered pursuant to Section 7.1(f)(i), except those which have been disposed of by the Credit Parties or their Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

(s)           Liens.  None of the properties and assets of any Credit Party or any Subsidiary thereof is subject to any Lien, except Permitted Liens.  No financing statement under the Uniform Commercial Code of any state or the Personal Property Security Act of any province or territory which names any Credit Party or any Subsidiary thereof or any of their respective trade names or divisions as debtor and which has not been terminated, has been filed in any state, province or other jurisdiction and no Credit Party nor any Subsidiary thereof has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect Permitted Liens and any filings made for notice purposes only with respect to any operating lease.

(t)           Debt and Guaranty Obligations.  Except as set forth on Schedule 8.1(t), each Credit Party and each of its Subsidiaries has performed and is in material compliance with all of the terms of its Debt and Guaranty Obligations and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of any Credit Party or any Subsidiary thereof exists with respect to any such Debt or Guaranty Obligation.

(u)           Litigation. Except for matters existing on the Closing Date which are set forth on Schedule 8.1(u), there are no actions, suits or proceedings pending nor, to the knowledge of any Credit Party, threatened against or in any other way relating adversely to or affecting any Credit Party or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority for which the uninsured liability of the Credit Parties or their Subsidiaries could reasonably be expected to equal or exceed $5,000,000 under any individual action, suit or proceeding or $15,000,000 in the aggregate under all actions, suits or proceedings.  None of the matters disclosed on Schedule 8.1(u) could reasonably be expected to have a Material Adverse Effect.

(v)           Absence of Defaults.  No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by any Credit Party or any Subsidiary thereof under any Material Contract or judgment, decree or order to which any Credit Party or any Subsidiary thereof is a party or by which any Credit Party or any Subsidiary thereof or any of their respective properties may be bound or which would require any Credit Party or any Subsidiary thereof to make any payment thereunder prior to the scheduled maturity date therefor.

(w)          Accuracy and Completeness of Information.  All written information, reports and other papers and data produced by or on behalf of any Credit Party or any Subsidiary thereof (other than financial projections, which shall be subject to the standard set forth in Section 9.1(d)) and furnished to the Lenders were, at the time the same were so furnished, complete and correct in all material respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter.  No document furnished or written statement made to the Administrative Agent or the Lenders by any Credit Party or any Subsidiary thereof in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of any Credit Party or any Subsidiary thereof or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading.  No Credit Party is aware of any facts having a Material Adverse Effect or which could reasonably be expected to have a Material Adverse Effect.

(x)          OFAC; Patriot Act.

(i)           No Credit Party nor any Subsidiary or Affiliate thereof (i) is a Sanctioned Person, (ii) has a substantial portion of its assets in Sanctioned Countries or (iii) derives a substantial portion of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries.  The proceeds of any Extensions of Credit will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Country.

(ii)           To the extent applicable, each Credit Party and each Subsidiary and Affiliate thereof is in compliance, in all material respects, with (A) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (B) the Act, and (C) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).  No part of the proceeds of the Loans made hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(y)           Locations of Collateral.  Schedule 8.1(y) is a true, correct and complete list of (i) the legal names and addresses of each warehouseman, filler, processor and packer at which Inventory is stored, (ii) the address of the chief executive offices of the Credit Parties, (iii) the address of all offices where records and books of account of the Credit Parties are kept and (iv) the address of all locations where assets of the Credit Parties are kept.  There is no location in which any Credit Party has any Collateral (except for Inventory held for shipment by third Persons, Inventory in transit, Inventory held for processing by third Persons or Inventory with a value of no more than $200,000 held in temporary storage) other than those locations listed on Schedule 8.1(y).

(z)           Insurance.  Schedule 8.1(z) sets forth a description of all property, liability, fidelity and workers’ compensation insurance maintained by or on behalf of the Parent and its Subsidiaries, including any self-insurance, as of the Closing Date.  The Credit Parties and their Subsidiaries have insurance meeting the requirements of Section 10.3, and such insurance policies are in full force and effect and all premiums in respect of such insurance have been paid.

(aa)         Rent.  The Credit Parties are current on all rental payments, other than rental payments in an aggregate amount not exceeding $50,000.

(bb)         Security Documents.  The provisions of the Security Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Credit Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Liens, to the extent any such Permitted Lien would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or agreement and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

(cc)         Withholdings and Remittances.  The Canadian Borrower has withheld from each payment made to any of its present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the Income Tax Act (Canada), all amounts required by law to be withheld, including all payroll deductions required to be withheld, and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority.  The Canadian Borrower has remitted all Canada Pension Plan contributions, workers compensation assessments, employment insurance premiums, employer health taxes, municipal real estate taxes and other taxes payable under Applicable Law by it and has remitted such amounts to the proper Governmental Authority within the time required under Applicable Law.

(dd)         Reaffirmation. Each Credit Party hereby (i) acknowledges and agrees that (a) its obligations owing to the Administrative Agent and Lenders under any Loan Document, including, without limitation, the Blocked Account Agreements, the Collateral Access Agreements, the Canadian Pledge Agreement and any other Loan Documents to which it is a party (which shall not be amended and restated on the Closing Date) continue to exist, and (b) the prior grant or grants of security interests in favor of the Administrative Agent in its properties and assets under any Loan Documents to which it is a party, shall continue to secure the Obligations, in each case on the terms set forth in the applicable Loan Documents, except as such security interest and Liens (as defined in the Existing Credit Agreement) are or have been amended, restated or modified in this Agreement and the related Security Documents; (ii) reaffirms (a) all of its obligations owing to the Administrative Agent and Lenders under any Loan Document to which it is a party and (b) all prior grants of security interests in favor of the Administrative Agent under any Loan Document to which it is a party, except as such security interest is or has been amended, restated or modified in this Agreement and the related Security Documents; (iii) anything to the contrary notwithstanding in any other Loan Document or other agreement executed prior to the date hereof, agrees that each of the Loan Documents to which it is a party is and remains in full force and effect, and (iv) continues to pledge and grant to the Administrative Agent a security interest in and to all of the right, title and interest of such Credit Party in, to and under the Collateral to secure the prompt payment and performance of all the Obligations.

SECTION 8.2        Representations and Warranties Relating to Accounts.  With respect to all Accounts of each Credit Party and each Subsidiary thereof, each Credit Party hereby warrants and represents to the Lender Group that such Accounts are bona fide existing payment obligations of Account Debtors created by the sale and delivery of Inventory or the rendition of services to such Account Debtors in the ordinary course of such Credit Party’s or such Subsidiary’s, as applicable, business.  As to each Account that is identified by any Credit Party as an Eligible Account in a Borrowing Base Certificate submitted to the Administrative Agent by the Borrowers, such Account is not ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Accounts.

SECTION 8.3        Representations and Warranties Relating to Inventory.  With respect to all Eligible Inventory, the Administrative Agent may rely upon all statements, warranties, or representations made in any Borrowing Base Certificate in determining the classification of such Inventory and in determining which items of Inventory listed in such Borrowing Base Certificate meet the requirements of eligibility.  Each Credit Party keeps correct and accurate records itemizing and describing the type, quality and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

SECTION 8.4        Survival of Representations and Warranties, Etc.  All representations and warranties set forth in this Article 8 and all representations and warranties contained in any certificate, or in any of the other Loan Documents (including any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement.  All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date and the date of each Extension of Credit hereunder (except those that are expressly made as of another specific date), shall survive and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

ARTICLE 9.

FINANCIAL INFORMATION AND NOTICES

Until all the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 15.11, the Credit Parties will furnish or cause to be furnished to the Administrative Agent at the Administrative Agent’s Office at the address set forth in Section 15.1 and to the Lenders at their respective addresses as set forth on the Register, or such other office as may be designated by the Administrative Agent and Lenders from time to time:

SECTION 9.1        Financial Statements and Projections.

(a)        Monthly Financial Statements.  Commencing on the date Excess Availability is less than seventeen and one-half percent (17.5%) of the Revolving Credit Commitment and continuing until the date upon which Excess Availability has been greater than seventeen and one-half percent (17.5%) of the Revolving Credit Commitment for each day of any forty-five (45) consecutive day period, as soon as practicable and in any event within twenty (20) days after the end of each fiscal month of the Parent, an unaudited Consolidated (but excluding any VIE) balance sheet of the Parent and its Subsidiaries (other than any VIE) as of the close of such month and unaudited Consolidated (but excluding any VIE) statements of operations, retained earnings and cash flows for the month then ended and that portion of the Fiscal Year then ended, all in reasonable detail and setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Parent in accordance with GAAP (excluding required GAAP disclosures and any VIE) and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer, principal accounting officer or treasurer of the Parent to present fairly in all material respects the financial condition of the Parent and its Subsidiaries (other than any VIE) on a Consolidated (but excluding any VIE) basis as of their respective dates and the results of operations of the Parent and its Subsidiaries (other than any VIE) for the respective periods then ended, subject to normal year end adjustments.

(b)        Quarterly Financial Statements.  As soon as practicable and in any event within forty-five (45) days after the end of each fiscal quarter of the Parent, an unaudited Consolidated balance sheet of the Parent and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of operations, retained earnings and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Parent in accordance with GAAP (excluding required GAAP disclosures) and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer, principal accounting officer or treasurer of the Parent to present fairly in all material respects the financial condition of the Parent and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Parent and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments.

(c)        Annual Financial Statements.  As soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year, an audited Consolidated balance sheet of the Parent and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of operations, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year.  The audited financial statements shall be (i) prepared by the Parent in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year, (ii) audited by an independent certified public accounting firm acceptable to the Administrative Agent and registered with the Public Company Accounting Oversight Board (the “Independent Accountants”), and (iii) accompanied by a report thereon by the Independent Accountants that is not qualified with respect to scope limitations imposed by the Parent or any of its Subsidiaries or with respect to accounting principles followed by the Parent or any of its Subsidiaries not in accordance with GAAP.

(d)        Annual Financial Projections.  As soon as practicable and in any event no later than thirty (30) days after the beginning of each Fiscal Year, financial projections of the Parent and its Subsidiaries for the ensuing four (4) fiscal quarters, such financial projections to be prepared in accordance with GAAP (but excluding any VIE) and to include, on a quarterly basis, the following:  a quarterly operating and capital budget, a projected income statement, a projected Borrowing Base, a statement of cash flows and balance sheet and a report containing all material assumptions used in the preparation of such financial projections, accompanied by a certificate from the chief financial officer, principal accounting officer or treasurer of the Parent to the effect that, to the best of such officer’s knowledge, the projections are good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Parent and its Subsidiaries for such four (4) quarter period.

SECTION 9.2        Officer’s Compliance Certificate.  At each time financial statements are delivered pursuant to Section 9.1 (a), (b) or (c) and at such other times as the Administrative Agent shall reasonably request (including in connection with any Permitted Acquisition), a certificate of the chief financial officer, principal accounting officer or treasurer of the Parent in the form of Exhibit E attached hereto (an “Officer’s Compliance Certificate”), including, each time financial statements are delivered pursuant to Section 9.1(a) or (b), calculations showing the Fixed Charge Coverage Ratio as of the last day of the month or quarter, respectively, for which such financial statements were delivered, but only if such calculations by the Parent are required under Article 11.

SECTION 9.3        Accountants’ Certificate.  At each time financial statements are delivered pursuant to Section 9.1(c), a certificate of the Independent Accountants certifying such financial statements addressed to the Administrative Agent for the benefit of the Lenders:

(a)        stating that in making the examination necessary for the certification of such financial statements, with respect to financial matters, they obtained no knowledge of any Default or Event of Default or, if such is not the case, specifying such Default or Event of Default and its nature and period of existence; and

(b)        including the calculations prepared by the Parent and reviewed by the Independent Accountants required to establish whether or not the Parent and its Subsidiaries are in compliance with the financial covenants set forth in Article 11 as at the end of such Fiscal Year, but only if such calculations by the Parent are required under Article 11.

SECTION 9.4        Other Reports.

(a)        (i) If Excess Availability is greater than or equal to seventeen and one half percent (17.5%) of the Revolving Credit Commitment, within twenty (20) Business Days after the end of each fiscal month of the Parent, or (ii) if Excess Availability is less than seventeen and one half percent (17.5%) of the Revolving Credit Commitment, on the second Business Day of each calendar week, or more frequently as requested by the Administrative Agent during a Cash Sweep Period, or as the Administrative Agent may otherwise request in connection with the computation of Excess Availability when required under Article 12, the Borrowers shall deliver to the Administrative Agent and the Lenders a Borrowing Base Certificate as of the last day of the preceding month or such other date reasonably required by the Administrative Agent, which shall be in form and substance satisfactory to the Administrative Agent setting forth, in each case as of the last day of the immediately preceding period (i) the amount of Inventory owned by each Borrower, and specifically setting forth all Eligible Inventory and (ii) a categorical breakdown of all Accounts of each Borrower, and specifically setting forth all Eligible Accounts.

(b)        (i) If Excess Availability is greater than or equal to seventeen and one half percent (17.5%) of the Revolving Credit Commitment, within twenty (20) Business Days after the end of each fiscal month of the Parent, or (ii) if Excess Availability is less than seventeen and one half percent (17.5%) of the Revolving Credit Commitment, on the second Business Day of each calendar week, or more frequently as requested by the Administrative Agent during a Cash Sweep Period, the Borrowers shall deliver to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, setting forth, in each case as of the last day of the immediately preceding period:

(A)          a summary inventory report by location and type of Inventory (such types:  raw materials, including retail, upholstery and case goods); and finished goods (including retail, upholstery and case goods) and showing the aggregate amount of work in process, together with a reconciliation to the previous period’s reports and the general ledger accounts and including, without limitation, a valuation of all Inventory located at the Coahuila Facility;

(B)           a schedule showing the aggregate customer deposits of the Credit Parties as of the end of the immediately preceding period and a list of customer notes receivable;

(C)           (aa) agings of accounts receivable together with a reconciliation to the previous period’s aging and general ledger, specifying the name of each Account Debtor and face value for each Account Debtor obligated on an Account of a Borrower so listed, the face amount of such Account and all other information necessary to calculate Eligible Accounts, (bb) a list of all credits and other adjustments, and (cc) a list of all claims, offsets, or disputes asserted by Account Debtors with respect to the Borrowers’ and their Subsidiaries’ Accounts;

(D)          an accounts payable summary aging report, by due date (for example:  current; 0 to 30 days past due; 31 to 60 days past due; and 61 or more days past due) of the Borrowers which are outstanding more than sixty (60) days past due and all held checks with respect thereto, together with the Person to whom such account payable is due and the amount thereof;

(E)           a schedule showing the Aggregate Revolving Credit Obligations received, directly or indirectly, by the Canadian Borrower;

(F)           upon the reasonable request of the Administrative Agent, lockbox and account statements and copies of credit memos, invoices and delivery documents for Inventory; and

(G)           such other reports as to the Collateral as the Administrative Agent shall reasonably request.

(c)        Promptly upon the Administrative Agent’s request therefor, the Credit Parties shall deliver copies of all reports, if any, submitted to any Credit Party or its Board of Directors by its independent public accountants in connection with their auditing function, including any management report and any management responses thereto; and

(d)        Promptly upon the Administrative Agent’s request therefor, the Credit Parties shall deliver such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary thereof as the Administrative Agent or any Lender may reasonably request.

SECTION 9.5        Notice of Litigation and Other Matters.  Prompt (but in no event later than five (5) days after a Responsible Officer or corporate counsel of the Parent obtains knowledge thereof) written notice of:

(a)        the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving any Credit Party or any Subsidiary thereof or any of their respective properties, assets or businesses in which the uninsured amount in controversy exceeds $5,000,000;

(b)        any notice of any violation received by any Credit Party or any Subsidiary thereof from any Governmental Authority, including any notice of any Environmental Claim, which in any such case could reasonably be expected to have a Material Adverse Effect;

(c)        any known Release of Hazardous Materials on or from the property owned or operated by any Credit Party or any of its Subsidiaries, which in any such case could reasonably be expected to have a Material Adverse Effect;

(d)        any material labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party or any Subsidiary thereof;

(e)        any attachment, judgment, Lien, levy or order exceeding $5,000,000 that may be assessed against or threatened against any Credit Party or any Subsidiary thereof;

(f)         (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which any Credit Party or any of their Subsidiaries is a party or by which any Credit Party or any Subsidiary thereof or any of their respective properties may be bound;

(g)        (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by any Credit Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) any Credit Party obtaining knowledge or reason to know that any Credit Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA; and

(h)        any event which makes any of the representations set forth in Article 8 inaccurate in any material respect (unless such representation is qualified as to materiality, in which case such representation would be inaccurate in any respect).

SECTION 9.6        Accuracy of Information.  All written information, reports, statements and other papers and data furnished by or on behalf of the Credit Parties to the Administrative Agent or any Lender whether pursuant to this Article 9 or any other provision of this Agreement, or any other Loan Documents, shall, at the time the same is so furnished, be made in accordance with Section 8.1(w).

SECTION 9.7        Information Materials.  The Borrower Parties will cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of any Borrower Party to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Agreement and will designate Information Materials (a) that are either available to the public or not material with respect to the Parent and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws as “Public Information” and (b) that are not Public Information as “Private Information”.

ARTICLE 10.

AFFIRMATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 15.11:

SECTION 10.1      Preservation of Existence and Related Matters.  Each Credit Party will, and will cause each of its Subsidiaries to, except as permitted by Section 12.4, preserve and maintain its separate corporate, partnership or limited liability company existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation, limited partnership or limited liability company, as applicable, and authorized to do business in each jurisdiction where the nature and scope of its activities require it to so qualify under Applicable Law except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

SECTION 10.2      Maintenance of Property.  Each Credit Party will, and will cause each of its Subsidiaries to, in addition to the requirements of any of the Security Documents, (a) protect and preserve all properties useful in and material to its business, including copyrights, patents, trade names, service marks and trademarks, (b) maintain in good working order and condition (ordinary wear and tear excepted) all buildings, equipment and other tangible real and personal property, and (c) from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be properly conducted at all times.

SECTION 10.3      Insurance.  Each Credit Party will, and will cause each of its Subsidiaries to, maintain insurance including public liability, property insurance, comprehensive general liability, product liability, business interruption and fidelity coverage insurance, in such amounts and against such risks as would be customary for companies in the same industry and of comparable size as the Credit Parties and their Subsidiaries from financially sound and reputable insurance companies having and maintaining an A.M. Best rating of “A” or better and being in a size category of VI or larger or otherwise acceptable to the Administrative Agent.  In addition to the foregoing, each Credit Party further agrees to maintain and pay for insurance upon all goods constituting Collateral wherever located, in storage or in transit in vehicles, vessels or aircraft, including goods evidenced by documents, covering casualty, hazard, public liability and such other risks and in such amounts as would be customary for companies in the same industry and of comparable size as the Credit Parties, from financially sound and reputable insurance companies having and maintaining an A.M. Best rating of “A” or better and being in a size category of VI or larger or otherwise acceptable to the Administrative Agent to insure the Lender Group’s interest in such Collateral.  All policies (other than policies solely covering assets that do not constitute Collateral, workers’ compensation policies, directors’ and officers’ liability insurance policies and, if the Administrative Agent agrees, fiduciary policies) shall name the Administrative Agent as additional insured and loss payee in case of loss, as its interest may appear, and are to contain such other provisions as the Administrative Agent may reasonably require to protect fully the Administrative Agent’s interest in the Collateral and any payments to be made under such policies.  Each Credit Party shall deliver the original certificates of insurance evidencing that the required insurance is in force together with satisfactory lender’s loss payable and additional insured, as applicable, endorsements.  Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days’ prior written notice to the Administrative Agent in the event of cancellation or modification of the policy for any reason whatsoever.  If any Credit Party fails to provide and pay for such insurance, the Administrative Agent may, at the Borrowers’ expense, procure the same, but shall not be required to do so.  Upon the reasonable request of the Administrative Agent, each Credit Party agrees to deliver to the Administrative Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.  Notwithstanding the foregoing requirements of this Section 10.3, the Credit Parties may self-insure in such amounts and against such risks as would be customary for companies in the same industry and of comparable size as the Credit Parties and their Subsidiaries or as otherwise acceptable to the Administrative Agent in its Permitted Discretion.

SECTION 10.4      Accounting Methods and Financial Records.  Each Credit Party will, and will cause each of its Subsidiaries to, maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

SECTION 10.5      Payment and Performance of Obligations.  Each Credit Party will, and will cause each of its Subsidiaries to, pay and perform all Obligations and Guaranty Obligations, as applicable, under this Agreement and the other Loan Documents, and pay or perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that such Credit Party or such Subsidiary may contest any item described in clause (a) or (b) of this Section 10.5 in good faith so long as adequate reserves are maintained with respect thereto as required by GAAP.

SECTION 10.6      Compliance With Laws and Approvals.  Each Credit Party will, and will cause each of its Subsidiaries to, observe and remain in compliance in all material respects with all Applicable Laws (including the Act) and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business.

SECTION 10.7      Environmental Laws.  Each Credit Party will, and will cause each of its Subsidiaries to, in addition to and without limiting the generality of Section 10.6, (a) comply in all material respects with, and ensure such material compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except for such licenses, approvals, notifications, registrations or permits, the failure of which to obtain, comply with or maintain could not reasonably be expected to have a Material Adverse Effect, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any Environmental Claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence or Release of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of such Credit Party or any such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor, as determined by a court of competent jurisdiction by final and non-appealable judgment.  The indemnification provided in clause (c) of this Section 10.7 shall survive repayment of the Obligations and all other amounts payable hereunder.

SECTION 10.8      Compliance with ERISA, Canadian Employer Benefits Legislation and the Code.  Each Credit Party will, and will cause each of its Subsidiaries to, in addition to and without limiting the generality of Section 10.6, (a) comply with all material applicable provisions of ERISA, Canadian Employer Benefits Legislation, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans (any reference herein to Employee Benefits Plans under this Section 10.8 shall include any Pension Plans, any Multiemployer Plans and any employee benefit plans subject to Canadian Employer Benefits Legislation), (b) not take any action or fail to take action the result of which could be a material liability to the PBGC or to a Multiemployer Plan, (c) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (d) operate each Employee Benefit Plan in such a manner that will not incur any material tax liability under Section 4980B of the Code or any material liability to any qualified beneficiary as defined in Section 4980B of the Code and (e) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

SECTION 10.9      Compliance with Agreements.  Each Credit Party will, and will cause each of its Subsidiaries to, comply in all material respects with each term, condition and provision of (a) all Material Contracts and (b) except as could not reasonably be expected to have a Material Adverse Effect, all other leases, agreements and other instruments entered into in the conduct of its business.

SECTION 10.10    Visits and Inspections.  Each Credit Party will, and will cause each of its Subsidiaries to, permit representatives of the Administrative Agent or any Lender, from time to time, to visit and inspect its properties, including for the purposes of (a) subject to the proviso of Section 6.3(d)(ii), enabling the Administrative Agent’s internal auditors or outside third party designees to conduct periodic field examinations and/or appraisals at such Credit Party’s expense, (b) inspecting the Collateral, (c) inspecting material compliance with applicable Environmental Laws by any Credit Party or any of its Subsidiaries; (d) inspecting the presence or Release of Hazardous Materials, whether actual or alleged, on or from any property owned or operated by any Credit Party or any of its Subsidiaries, (e) inspecting and/or copying (at such Credit Party’ expense) any and all records pertaining thereto, (f) discussing the affairs, finances and business of any Credit Party or with any officers, employees and directors of any Credit Party or with the independent accountant of the Credit Parties, (g) verifying Eligible Accounts and/or Eligible Inventory, (h) inspecting, auditing and making extracts from its books, records and files, including management letters prepared by independent accountants and its self-insurance records and (i) discussing with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.

SECTION 10.11    Additional Subsidiaries.  Each Credit Party will, and will cause each of its Subsidiaries to, within thirty (30) days after the creation or acquisition of any Subsidiary of a Credit Party, cause to be executed and delivered to the Administrative Agent (a) duly executed joinder agreements in form and substance reasonably satisfactory to the Administrative Agent joining such Subsidiary to the Security Agreement or the Canadian Security Agreement, as applicable, and any other applicable Security Documents; provided that (i) no Foreign Subsidiary (other than Canada) and (ii) no Subsidiary that is not a Material Operating Subsidiary shall be required to execute any such joinder agreements, (b) updated Schedules 8.1(a), 8.1(b) and 8.1(y) reflecting the creation or acquisition of such Subsidiary, (c) a duly executed joinder agreement in form and substance reasonably satisfactory to the Administrative Agent joining such Subsidiary to this Agreement as a Borrower or a Guarantor, as applicable (subject to the same exceptions described in the proviso to clause (a) above), (d) a duly executed pledge agreement in form and substance reasonably satisfactory to the Administrative Agent pledging all direct or beneficial Equity Interests in such new Subsidiary (regardless of whether owned by a Credit Party or a Subsidiary of a Credit Party or a minority shareholder); provided that no Equity Interests of (i) any Subsidiary which is organized outside of the United States (other than Canada) or (ii) any Subsidiary which is not a Material Operating Subsidiary shall be required to be pledged, (e) favorable legal opinions addressed to the Administrative Agent and Lenders in form and substance reasonably satisfactory thereto with respect to any such joinder agreements and pledge agreement, (f) original stock or other certificates and stock or other transfer powers evidencing the Equity Interests of such Credit Party in such Subsidiary pledged pursuant to such pledge agreement, (g) all documents required by Section 10.11, and (h) any other documents and certificates as may be requested by the Administrative Agent.

SECTION 10.12    Use of Proceeds of Extensions of Credit.  Each Credit Party will, and will cause each of its Subsidiaries to, use the proceeds of the Extensions of Credit (a) on the Closing Date, to refinance the Revolving Credit Facility (as defined in the Existing Credit Agreement), and for working capital and general corporate requirements of the Borrowers and their Subsidiaries, including the payment of certain fees and expenses incurred in connection with the transactions contemplated herein and (b) thereafter, for working capital and general corporate requirements of the Borrowers and their Subsidiaries, including Permitted Acquisitions.

SECTION 10.13    The Blocked Account.

(a)        Each Credit Party will, and will cause each of its Subsidiaries to, establish and maintain one or more blocked accounts (each, a “Blocked Account”) pursuant to a lockbox arrangement, or other arrangement, in each case, acceptable to the Administrative Agent with Wells Fargo Bank, any Affiliate thereof or any other bank(s) as may be selected by the Credit Parties and approved by the Administrative Agent in its reasonable discretion.  The Credit Parties shall issue to each such bank an irrevocable letter of instruction directing such bank to deposit all payments or other remittances received in the lockbox to the Blocked Account maintained at such bank.  Each such Blocked Account bank shall agree to the Administrative Agent’s standard Blocked Account Agreement or such variation thereof as shall be mutually satisfactory to the Administrative Agent and such bank.  During a Cash Sweep Period, all amounts which shall be deposited into any Blocked Account shall immediately become the property of and be under the sole dominion and exclusive control of the Administrative Agent, on behalf of the Lender Group, and no Credit Party shall have any right to withdraw such amounts from any Blocked Account.

(b)        Each Credit Party will, and will cause each of its Subsidiaries to, take all steps to ensure that all of their Account Debtors and all of their credit card processors forward all items of payment to lockboxes established with the Blocked Account banks.  The Credit Parties shall cause each of their credit card processors to enter into an agreement, in form and substance satisfactory to the Administrative Agent, with applicable Credit Party pursuant to which the applicable Credit Party shall irrevocably instruct such credit card processor to forward all items of payment owing to the Credit Parties directly to a Blocked Account.

(c)        In the event that any Credit Party shall at any time receive any remittances of any of the foregoing directly or shall receive any other funds representing proceeds of the Collateral, each Credit Party will, and will cause each of its Subsidiaries to, hold the same as trustee for the Administrative Agent, shall segregate such remittances from its other assets, and shall promptly deposit the same into a Blocked Account.  All cash, cash equivalents, checks, notes, drafts or similar items of payment received by any Credit Party shall be deposited into a Blocked Account promptly upon receipt thereof by such Credit Party.

(d)        During a Cash Sweep Period, at the sole discretion of the Administrative Agent, if the Administrative Agent or any Affiliate of the Administrative Agent is a Blocked Account bank, on each Business Day the Administrative Agent shall, without further consent of any Credit Party, withdraw (or cause such Affiliate to withdraw) all immediately available funds in such Blocked Account, deposit the same in the account maintained by the Administrative Agent as described in Section 6.5(a), and apply the same against the Obligations in the manner provided for in Section 6.4.

(e)        During a Cash Sweep Period, at the sole discretion of the Administrative Agent, if any Blocked Account bank is not the Administrative Agent or any Affiliate of the Administrative Agent, all funds in the Blocked Account of such other bank shall be deposited into the Clearing Account on a daily basis in immediately available funds.  On each Business Day on which any amount is deposited into the Clearing Account in immediately available funds, the Administrative Agent shall withdraw such amount from the Clearing Account, deposit the same in the account maintained by the Administrative Agent as described in Section 6.5(a), and apply the same against the Obligations in the manner provided for in Section 6.4.

(f)         After the Closing Date, except as otherwise permitted under the Security Agreement, no Credit Party shall open any deposit account or securities account unless the depository bank or securities intermediary, as applicable, for such account shall have entered into a Blocked Account Agreement with the Administrative Agent.  In addition, no Credit Party shall maintain a balance in excess of the amount necessary to cover outstanding checks drawn on such account in any other deposit account or securities account unless and until such Credit Party has delivered to the Administrative Agent a Blocked Account Agreement in form and substance satisfactory to the Administrative Agent executed by such Credit Party, the Administrative Agent and the financial institution or securities intermediary, as applicable, where such account is located.

SECTION 10.14    Further Assurances.  Each Credit Party will, and will cause each of its Subsidiaries to, make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent and the Lenders their respective rights under this Agreement, the Letters of Credit and the other Loan Documents.

SECTION 10.15    Assignments and Records of Accounts.  Each Credit Party will, and will cause each of its Subsidiaries to, if so requested by the Administrative Agent following an Event of Default, execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, formal written assignments of all of the Accounts daily, which shall include all Accounts that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto.  Each Credit Party shall keep accurate and complete records of the Accounts and all payments and collections thereon.

SECTION 10.16    Administration of Accounts.

(a)        The Administrative Agent retains the right after the occurrence and during the continuance of an Event of Default to notify the Account Debtors that the Accounts have been assigned to the Administrative Agent, for the benefit of the Secured Parties, and to collect the Accounts directly in its own name and to charge the collection costs and expenses, including attorneys’ fees, to the Borrowers.  The Administrative Agent has no duty to protect, insure, collect or realize upon the Accounts or preserve rights in them.  Each Credit Party irrevocably makes, constitutes and appoints the Administrative Agent as such Credit Party’s true and lawful attorney and agent-in-fact to endorse such Credit Party’s name on any checks, notes, drafts or other payments relating to, the Accounts which come into the Administrative Agent’s possession or under the Administrative Agent’s control as a result of its taking any of the foregoing actions.  Additionally, the Administrative Agent, for the benefit of the Secured Parties, shall have the right to collect and settle or adjust all disputes and claims directly with the Account Debtor and to compromise the amount or extend the time for payment of the Accounts upon such terms and conditions as the Administrative Agent may deem advisable, and to charge the deficiencies and reasonable costs and expenses thereof, including attorney’s fees, to the Borrowers.

(b)        If an Account includes a charge for any tax payable to any governmental taxing authority, the Administrative Agent on behalf of the Lenders is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of the applicable Credit Party and to make a Base Rate Loan to the Borrowers to pay such amount.  The Borrowers shall notify the Administrative Agent if any Account includes any tax due to any governmental taxing authority and, in the absence of such notice, the Administrative Agent shall have the right to retain the full proceeds of the Account and shall not be liable for any taxes to any governmental taxing authority that may be due by any Credit Party by reason of the sale and delivery creating the Account.

(c)        Whether or not a Default or Event of Default has occurred, any of the Administrative Agent’s officers, employees or agents shall have the right, at any time or times hereafter, in the name of the Lenders, or any designee of the Lenders or the Credit Parties, to verify the validity, amount or other matter relating to any Accounts by mail, telephone, telegraph or otherwise.  Each Credit Party will, and will cause each of its Subsidiaries to, cooperate fully with the Administrative Agent and the Lenders in an effort to facilitate and promptly conclude any such verification process.

SECTION 10.17    Lien Perfection.  Each Credit Party will, and will cause each of its Subsidiaries to, take such action as may be required to perfect or continue the perfection of the Administrative Agent’s (on behalf of, and for the benefit of, the Lender Group) security interest in the Collateral.

SECTION 10.18    Location of Collateral.  All Collateral, other than Inventory in transit and Inventory sold in the ordinary course of business, will at all times be kept by the Credit Parties at one or more of the business locations of the Credit Parties set forth in Schedule 8.1(y).  The Inventory shall not, without the prior written approval of the Administrative Agent, be moved from the locations set forth on Schedule 8.1(y) except as permitted in the immediately preceding sentence and, prior to an Event of Default, (a) sales or other dispositions of assets permitted pursuant to Section 12.5 and (b) the storage of Inventory at locations within the continental United States or, if such Credit Party is located in Canada, within Canada (other than the Province of Quebec) other than those specified in the first sentence of this Section 10.18 if (i) the Administrative Borrower gives the Administrative Agent written notice of the new storage location at least thirty (30) days prior to the storage of Inventory at such location, (ii) the Lender Group’s security interest in such Inventory is and continues to be a duly perfected, first priority Lien thereon, (iii) neither any Credit Party’s nor the Administrative Agent’s right of entry upon the premises where such Inventory is stored or its right to remove the Inventory therefrom is in any way restricted, (iv) the owner of such premises, and any bailee, warehouseman or similar party that will be in possession of such Inventory, shall have executed and delivered to the Administrative Agent a Collateral Access Agreement, unless the Administrative Agent, at its option, has established appropriate Reserves with respect to such premises, and (v) all negotiable documents and receipts in respect of any Collateral maintained at such premises are promptly delivered to the Administrative Agent and any non-negotiable documents and receipts in respect of any Collateral maintained at such premises are issued to the Administrative Agent and promptly delivered to the Administrative Agent.  If after the Closing Date any Credit Party keeps Inventory with a value of more than $200,000 at any leased location (other than a leased retail store location), such Credit Party shall notify the Administrative Agent and, unless the Administrative Agent otherwise agrees, such Credit Party shall deliver to the Administrative Agent a fully-executed Collateral Access Agreement with respect to such location.

SECTION 10.19    Protection of Collateral.  All insurance expenses and expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral (including all rent payable by any Credit Party to any landlord of any premises where any of the Collateral may be located), and any and all excise, property, sales, and use taxes imposed by any state, province, territory, federal (United States or Canada), or local authority on any of the Collateral or in respect of the sale thereof, shall be borne and paid by the Credit Parties.  If the Credit Parties fail to promptly pay any portion thereof when due, the Administrative Agent or the Lenders may, at their option, but shall not be required to, make a Base Rate Loan for such purpose and pay the same directly to the appropriate Person.  The Borrowers agree to reimburse the Administrative Agent or the Lenders, as the case may be, promptly therefor with interest accruing thereon daily at the interest rate set forth in Section 6.1(d).  All sums so paid or incurred by the Administrative Agent or the Lenders, as the case may be, for any of the foregoing and all reasonable costs and expenses (including attorneys’ fees, legal expenses, and court costs) which the Administrative Agent or the Lenders, as the case may be, may incur in enforcing or protecting the Lien on or rights and interest in the Collateral or any of their rights or remedies under this or any other agreement between the parties hereto or in respect of any of the transactions to be consummated hereunder until paid by the Borrowers to the Administrative Agent or the Lenders, as the case may be, with interest at the interest rate set forth in Section 6.1(d), shall be considered Obligations owing by the Borrowers to the Lender Group.  Such Obligations shall be secured by all Collateral and by any and all other collateral, security, assets, reserves, or funds of the Credit Parties in or coming into the hands or inuring to the benefit of the Lender Group.  Neither the Administrative Agent nor the Lenders shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in the Lenders’ actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at the Credit Parties’ sole risk.

ARTICLE 11.

FINANCIAL COVENANTS

Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 15.11:

SECTION 11.1      Fixed Charge Coverage Ratio.  During a Covenant Period, as of the end of each fiscal month during a Covenant Period for which the Parent is required to deliver an Officer’s Compliance Certificate hereunder, the Parent and its Subsidiaries (other than any VIE) on a Consolidated basis (but excluding any VIE) will not permit the Fixed Charge Coverage Ratio to be less than 1.05 to 1.00.

SECTION 11.2      Capital Expenditures.  Unless Average Excess Availability is more than $30,000,000 for each of the twelve (12) months of such Fiscal Year, the Credit Parties and their Subsidiaries (excluding any VIE) shall not make or incur in the aggregate any Capital Expenditures in excess of $30,000,000 in any Fiscal Year.

ARTICLE 12.

NEGATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 15.11:

SECTION 12.1      Limitations on Debt.  No Credit Party will, and no Credit Party will permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Debt except:

(a)        the Obligations (excluding Hedging Obligations permitted pursuant to Section 12.1(b)) in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders;

(b)        Debt incurred in connection with a Lender Hedging Agreement not entered into for speculative purposes and upon terms and conditions (including interest rate) reasonably satisfactory to the Administrative Agent;

(c)        Debt of the Credit Parties and their Subsidiaries incurred in connection with Capital Leases in an aggregate amount not to exceed $20,000,000 at any time outstanding;

(d)        purchase money Debt of the Credit Parties and their Subsidiaries in an aggregate amount not to exceed $15,000,000 at any time outstanding;

(e)        unsecured intercompany Debt owed by any Credit Party to another Credit Party;

(f)         unsecured Guaranty Obligations with respect to Debt permitted pursuant to Sections 12.1(a) through 12.1(e);

(g)        other unsecured Guaranty Obligations of the Parent with respect to the rent obligations of independent retail dealers in respect of the Parent’s furniture gallery stores, other retail furniture dealers and other members of the Parent’s customer base in an aggregate amount not to exceed $40,000,000 at any time outstanding; provided, however, that the Parent shall not enter into any new Guaranty Obligations permitted under this clause (g) if an Event of Default has occurred and is continuing;

(h)        other unsecured Guaranty Obligations of the Parent with respect to the other debt obligations of independent retail dealers in respect of the Parent’s furniture gallery stores, other retail furniture dealers and other members of the Parent’s customer base in an aggregate amount not to exceed $20,000,000 at any time outstanding; provided, however, that the Parent shall not enter into any new Guaranty Obligations permitted under this clause (h) if an Event of Default has occurred and is continuing;

(i)         Debt of the Parent in connection with those certain $7,500,000 City of Siloam Springs, Arkansas Variable/Fixed Rate Demand Industrial Development Revenue Bonds (La-Z-Boy Chair Company Project), Series 1994, in an aggregate principal amount not to exceed $7,100,000, minus any repayments, prepayments or other payments thereof;

(j)         reimbursement obligations of the Parent with respect to that certain letter of credit issued by Branch Banking and Trust Company for the account of the Parent as listed on Schedule 3.8; and

(k)        obligations of any Credit Party with respect to any letter of credit; provided, that at the time of issuance of such letter of credit, and after giving effect to the issuance, (i) Excess Availability exceeds seventeen and one half percent (17.5%) of the Revolving Credit Commitment, (ii) the Fixed Charge Coverage Ratio is greater than or equal to 1.05:1.00 calculated on a pro-forma basis, and (iii) no Default or Event of Default shall have occurred and be continuing or be caused by such issuance.

(l)         additional secured or unsecured Debt of the Credit Parties and their Subsidiaries, not otherwise permitted under this Section 12.1; provided, that, at the time of incurring such Debt, and after giving effect to the incurrence of such Debt, (i) Excess Availability exceeds seventeen and one half percent (17.5%) of the Revolving Credit Commitment, and (ii) the Fixed Charge Coverage Ratio is greater than or equal to 1.05:1.00 calculated on a pro-forma basis.

provided, that no agreement or instrument with respect to Debt permitted to be incurred by this Section 12.1 shall restrict, limit or otherwise encumber (by covenant or otherwise) the ability of any Credit Party or any Subsidiary thereof to make any payment to any Credit Party or any other Subsidiary thereof (in the form of dividends, intercompany advances or otherwise) for the purpose of enabling the Credit Parties to pay the Obligations.

SECTION 12.2      Limitations on Liens.  No Credit Party will, and no Credit Party will permit any of its Subsidiaries to, create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including, without limitation, (a) shares of capital stock or other Equity Interests, and (b) any copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights), real or personal, whether now owned or hereafter acquired, except:

(a)        Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA, any Canadian Employer Benefits Legislation or any Environmental Laws or under Section 412 or 430 of the Code) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(b)        the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings;

(c)        Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation;

(d)        Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, materially detract from the value of such property or impair the use thereof in the ordinary conduct of business;

(e)        Liens of the Administrative Agent for the benefit of the Secured Parties;

(f)         Liens not otherwise permitted by this Section 12.2 and in existence on the Closing Date and described on Schedule 12.2;

(g)        Liens securing Debt permitted under Sections 12.1(c) and (d); provided that (i) such Liens shall be created substantially simultaneously with the acquisition or lease of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Debt, (iii) the amount of Debt secured thereby is not increased and (iv) the principal amount of Debt secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price or principal portion of the lease payment amount of such property at the time it was acquired;

(h)        Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions (subject to Sections 8.1(i) and 13.1(m)) and social security benefits and similar statutory obligations which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such Liens shall have been duly suspended; and (ii) such provision for the payment of such Liens has been made on the books of such Person as may be required by generally accepted accounting principles, consistently applied;

(i)         Liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations, bids, leases, fee and expense arrangements with trustees and fiscal agents and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease purchase arrangements or the payment of the deferred purchase price of property), provided that full provision for the payment of all such obligations has been made on the books of such Person as may be required by generally accepted accounting principles, consistently applied;

(j)         with respect to the Canadian Borrower, any reservations, limitations, provisos and conditions expressed in any original grant from the Crown;

(k)        any easements, restrictions, mineral, oil, gas and mining rights and reservations and defects in title with respect to real property which do not individually or in the aggregate materially detract from the value thereof;

(l)         cash collateral securing letters of credit permitted under Section 12.1(k), in an aggregate amount not to exceed $20,000,000 at any one time during the term of this Agreement; and

(m)       Liens securing Debt permitted under Section 12.1(l); provided, however, that such Liens may not encumber any copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service marks, service mark rights, trade names, or trade name rights.

SECTION 12.3      Limitations on Loans, Advances, Investments and Acquisitions.  No Credit Party will, and no Credit Party will permit any of its Subsidiaries to, purchase, own, invest in or otherwise acquire, directly or indirectly, any capital stock or other Equity Interests, interests in any partnership or joint venture (including the creation or capitalization of any Subsidiary), evidence of Debt or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person except:

(a)        the Credit Parties and their Subsidiaries may hold the Equity Interests of their respective Subsidiaries in existence as of the Closing Date and their Domestic Subsidiaries and their Foreign Subsidiaries formed under the laws of Canada or any province thereof created or acquired after the Closing Date so long as the Credit Parties comply with the applicable provisions of Section 10.11;

(b)        any Credit Party may make investments in any other Credit Party (other than the Parent);

(c)        so long as no Default or Event of Default exists or would be caused thereby, the Credit Parties may make investments in Foreign Subsidiaries in the form of (i) loans and advances in the ordinary course of business to fund the operations of Foreign Subsidiaries located in Mexico and Canada not to exceed $10,000,000, at any one time during the term of this Agreement, (ii) loans and cash contributions in an aggregate amount not to exceed, including any loans or cash contributions made to any other Foreign Subsidiary (other than those located in Mexico and Canada) existing on the Closing Date, $10,000,000, (iii) contributions of Inventory, equipment or other capital assets in an aggregate amount not to exceed $25,000,000 during the term of this Agreement, (iv) guaranties in an aggregate amount not to exceed, including any guaranties for the benefit of any Foreign Subsidiary existing on the Closing Date, $10,000,000 at any time outstanding, or (v) the guaranty by the Parent in favor of Parques Industriales Amistad, S.A. de C.V., under which the Parent has agreed to guarantee the obligations of La-Z-Boy Muebles, S. de R.L. de C.V., a Wholly-Owned Subsidiary, under a build-to-suit lease between La-Z-Boy Muebles, S. de R.L. de C.V. and Parques Industriales Amistad, S.A. de C.V. for a manufacturing facility of approximately 689,338.07 square feet to be located in Coahuila, Mexico, so long as such guaranty and such lease are in form and substance reasonably satisfactory to the Agent;

(d)        the loans and advances made by the Parent to independent retail dealers in respect of the Parent’s furniture gallery stores existing on the Closing Date;

(e)        Hedging Agreements permitted pursuant to Section 12.1;

(f)         loans and advances to employees in the ordinary course of business made pursuant to Section 12.8;

(g)        contributions by any Credit Party to rabbi trusts or other investment vehicles to fund Pension Plans or Employee Benefit Plans without being subject to restrictions as provided for in this Section 12.3; and

(h)        investment in

(i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or, if such investment is made by the Canadian Borrower, the government of Canada, or any agency of either of them maturing within three (3) years from the date of acquisition thereof,

(ii) commercial paper, variable or fixed rate notes maturing no more than nine (9) months from the date of acquisition thereof and issued by, or guaranteed by, a domestic corporation rated A-1 (or the equivalent thereof) or better by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-1 (or the equivalent thereof) or better by Moody’s Investors Service, Inc.,

(iii) certificates of deposit maturing no more than one year from the date of creation thereof issued by any of the Lenders or commercial banks incorporated under the laws of the United States of America (or, if such investment is made by the Canadian Borrower, any of the Lenders or commercial banks incorporated under the laws of Canada), each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and 50% of the total of Cash and Investment Securities in aggregate,

 (iv) money market savings accounts or time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having    membership either in the FDIC (or, if such investment is made by the Canadian Borrower, the similar Governmental Authority in Canada) or the deposits of which are insured by the FDIC (or, if such investment is made by the Canadian Borrower, the similar Governmental Authority in Canada), provided however investments in such money market savings accounts or time deposits with issuers having combined capital, surplus and undivided profits of less than $500,000,000 or having a rating of lower than “A” by a nationally recognized rating agency, shall be limited to amounts not exceeding the maximum amounts of insurance thereunder,

 (v) repurchase agreements with a Lender or a bank or trust company or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America (or, if such investment is made by the Canadian Borrower, the government of Canada), for a maximum term of 7 days,

 (vi) senior debt issued in Dollars by United States corporations or United States subsidiaries of foreign companies that are incorporated within the United States having a rating of “A” or better by a nationally  recognized rating agency and a remaining term to maturity of no more than 2 years; provided, that the aggregate amount invested in such debt shall not at any time exceed 10% of the total of Cash and Investment Securities for any one issuer and 25% of the total of Cash and Investment Securities in aggregate,

 (vii) money market mutual funds issued in Dollars having a rating of “AAA” by a nationally recognized rating agency; provided, that the aggregate amount invested in such funds shall not at any time exceed 10% of  the total of Cash and Investment Securities for any one fund and 25% of the total of Cash and Investment Securities in aggregate,

 (viii) debt issued in Dollars by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having a rating of “AA” or better by a nationally recognized rating agency and a remaining term to maturity of no more than 2 years; provided, that the aggregate amount invested in such debt shall not at any time exceed 10% of the total of Cash and Investment Securities for any one issuer and 25% of the total of Cash and Investment Securities in aggregate,

 (ix) Securities backed by pools of consumer or corporate receivables other than mortgages having a rating of “AAA” by a nationally recognized rating agency and a remaining term to maturity of no more than 2 years, provided that these securities have been registered with the SEC for public offering and that they have not been derived from other marketable securities, and further provided that the aggregate amount invested in such securities shall not at any time exceed 10% of the total of Cash and Investment Securities for any one issuer and 25% of the total of Cash and Investment Securities in aggregate,

 (x) United States Agency-mortgage backed pass-through securities having a rating of “AAA” by a nationally recognized rating agency and a remaining term to maturity of no more than 2 years, provided, that the aggregate amount invested in such securities shall not at any time exceed 10% of the total of Cash and Investment Securities for any one issuer and 25% of the total of Cash and Investment Securities in aggregate,

 (xi) Enhanced cash management accounts managed by a professional cash manager in the United States and invested in a diversified pool of securities with a weighted average credit rating of “AA” or better by a nationally recognized rating agency and a modified duration of no more than 3 years; provided, that the aggregate amount invested in such accounts shall not at any time exceed 50% of the total of Cash and Investment Securities;

(i)         investments by any Credit Party or any Subsidiary thereof in the form of acquisitions of a portion, all or substantially all of the business or a line of business, (whether by the acquisition of capital stock or other Equity Interests, assets or any combination thereof) of any other Person, the aggregate purchase price of which exceeds $15,000,000, so long as no Default or Event of Default exists or would be caused thereby and each such acquisition meets all of the following requirements (such acquisitions being “Permitted Acquisitions”):

 (i)         the Person to be acquired shall be in a substantially similar line of business as the Credit Parties or a line of business that the Credit Parties would utilize in the Credit Parties’ business,

 (ii)       within thirty (30) days after the acquisition, evidence of approval of such acquisition by the acquiree’s board of directors or equivalent governing body or a copy of the opinion of counsel delivered by legal counsel to the acquiree in connection with such acquisition which evidences such approval shall be delivered to the Administrative Agent,

 (iii)      a description of such acquisition in the form customarily prepared by the Parent shall have been delivered to the Administrative Agent prior to the consummation of such acquisition,

 (iv)      a Credit Party or any Subsidiary shall be the surviving Person and no Change of Control shall have been effected thereby,

 (v)       the Parent shall have delivered to the Administrative Agent a pro forma Officer’s Compliance Certificate demonstrating that, upon giving effect to such Permitted Acquisition (including any Debt incurred in connection therewith) on a pro forma basis, the Fixed Charge Coverage Ratio shall be not less than 1.05 to 1.0 and no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such acquisition,

 (vi)      if, upon giving effect to such acquisition, any such Person acquired or created in connection with such acquisition is a Material Operating Subsidiary, the Credit Parties shall have delivered to the Administrative Agent such documents to be delivered at the time required pursuant to Section 10.11 and shall confirm that any such Person acquired or created in connection with such acquisition is a Subsidiary Guarantor hereunder, and its Obligations incurred in such capacity are secured by the Security Documents,

 (vii)     the Parent shall have delivered evidence to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, that, after giving pro forma cumulative effect to all acquisitions made pursuant to this Section 12.3(i), the negative impact of such acquisitions on the EBITDA of the Parent, for the period commencing on the first day of the fiscal month of the Parent in which the most recent such acquisition occurred and ending on the last day of the twelfth fiscal month thereafter, shall not be greater than $7,500,000,

 (viii)    the Credit Parties shall have delivered an Officer’s Compliance Certificate demonstrating that at the time of making such acquisition, and after giving effect to such acquisition, Excess Availability exceeds seventeen and one half percent (17.5%) of the Revolving Credit Commitment, and

 (ix)       the Credit Parties shall provide such other documents and other information as may be reasonably requested by the Administrative Agent in connection with the proposed acquisition; provided, however, that no assets acquired in connection with a Permitted Acquisition shall be included in the Borrowing Base without the prior written consent of the Administrative Agent and, upon the request of the Administrative Agent, completion of a field examination or appraisal, or both, of such assets by the Administrative Agent and completion of any other due diligence requested by the Administrative Agent; and

(j)         other loans, advances, investments or acquisitions of the Credit Parties and their Subsidiaries; provided, that, at the time of making any such loan, advance, investment or acquisition, and after giving effect to such loan, advance, investment or acquisition, (i) Excess Availability exceeds seventeen and one half percent (17.5%) of the Revolving Credit Commitment, and (ii) the Fixed Charge Coverage Ratio is greater than or equal to 1.05:1.00 calculated on a pro-forma basis; provided, further, that the aggregate purchase price of any acquisition of a portion, all or substantially all of the business or a line of business, (whether by the acquisition of capital stock or other Equity Interests, assets or any combination thereof) of any other Person, permitted under this Section 12.3(j) shall not exceed $15,000,000.

SECTION 12.4      Limitations on Mergers and Liquidation.  No Credit Party will, and no Credit Party will permit any of its Subsidiaries to, merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a)        any Subsidiary of any Credit Party may merge (i) with any other Subsidiary of such Credit Party or (ii) with such Credit Party; provided that in the case of clause (i), if any Subsidiary party to such merger is a Subsidiary Guarantor, then the surviving entity shall continue to be a Subsidiary Guarantor and, in the case of clause (ii), such Credit Party shall be the surviving entity;

(b)        any Subsidiary of any Credit Party may merge into the Person such Subsidiary was formed to acquire in connection with a Permitted Acquisition;

(c)        any Subsidiary of any Credit Party may wind-up into any Credit Party or any Subsidiary of any Credit Party; provided that if the Subsidiary winding up is a Subsidiary Guarantor, then such Subsidiary shall wind up into such Credit Party or a Subsidiary Guarantor;

(d)        any Subsidiary that is not a Material Operating Subsidiary of the Parent may liquidate or dissolve itself in accordance with Applicable Law; and

(e)        any Credit Party may merge into any other Credit Party (other than the Canadian Borrower); provided that if any Credit Party party to such merger is the Parent, then the Parent shall be the surviving entity.

SECTION 12.5      Limitations on Sale of Assets.  No Credit Party will, and no Credit Party will permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), whether now owned or hereafter acquired except:

(a)        the sale of Inventory in the ordinary course of business;

(b)        the transfer of assets to any Credit Party or any Subsidiary of the Parent, as applicable, pursuant to Section 12.4(c);

(c)        the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(d)        so long as no Default or Event of Default exists or would be caused thereby, the sale or transfer of (i) the assets, including obsolete assets, currently held for sale by a Credit Party, with an aggregate book value not to exceed $11,500,000 and (ii) other assets, including obsolete assets, with an aggregate book value not to exceed $15,000,000 during any Fiscal Year; provided, however, that if any asset sold or transferred pursuant to this clause (e) was included in the Borrowing Base prior to such sale or transfer, the Borrowers shall, within two (2) Business Day of such sale or transfer, deliver to the Administrative Agent a updated Borrowing Base Certificate reflecting such sale or transfer;

(e)        any lease or sub-lease of real property owned or leased by any Credit Party; and

(f)         other sales or transfers by a Credit Party or its Subsidiary (excluding sales of the Equity Interest of any Subsidiary of Parent that is a Credit Party); provided, that, at the time of any such sale or transfer, and after giving effect to such sale or transfer, (i) Excess Availability exceeds seventeen and one half percent (17.5%) of the Revolving Credit Commitment, and (ii) the Fixed Charge Coverage Ratio is greater than or equal to 1.05:1.00 calculated on a pro-forma basis; provided, further, that if any asset sold or transferred pursuant to this clause (f) was included in the Borrowing Base prior to such sale or transfer, the Borrowers shall, within two (2) Business Day of such sale or transfer, deliver to the Administrative Agent a updated Borrowing Base Certificate reflecting such sale or transfer.

SECTION 12.6      Limitations on Dividends and Distributions.  No Credit Party will, and no Credit Party will permit any of its Subsidiaries to, declare or pay any dividends upon any of its Equity Interests, purchase, redeem, retire or otherwise acquire, directly or indirectly, any of its Equity Interests, or make any distribution of cash, property or assets among the holders of its Equity Interests, or make any change in its capital structure; provided that:

(a)        any Credit Party or any Subsidiary may pay dividends in units of its own Equity Interests;

(b)        any Subsidiary of a Credit Party may pay cash dividends to such Credit Party; and

(c)        the Parent may purchase Equity Interests of the Parent and the Parent may make other dividends and distributions to the holders of its Equity Interests; provided, that, at the time of any such purchase, dividend or distribution, and after giving effect to such purchase, dividend or distribution, (i) Excess Availability exceeds seventeen and one half percent (17.5%) of the Revolving Credit Commitment, and (ii) the Fixed Charge Coverage Ratio is greater than or equal to 1.05:1.00 calculated on a pro-forma basis.

SECTION 12.7      Limitations on Exchange and Issuance of Equity Interests.  No Credit Party will, and no Credit Party will permit any of its Subsidiaries to, issue, sell or otherwise dispose of any class or series of its Equity Interests that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (a) convertible or exchangeable into Debt or (b) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.

SECTION 12.8      Transactions with Affiliates.  No Credit Party will, and no Credit Party will permit any of its Subsidiaries to, except for transactions permitted by Sections 12.3 and 12.6, directly or indirectly (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, partners or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, partners or other Affiliates, except for loans and advances to employees in the ordinary course of business not to exceed $5,000,000 in the aggregate at any one time outstanding during the term of this Agreement, or (b) enter into, or be a party to, any other transaction not described in clause (a) above with any of its Affiliates, except pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not its Affiliate, and, if not in the ordinary course of business, are fully disclosed to and approved in writing by the Required Lenders prior to the consummation thereof.

SECTION 12.9      Certain Accounting Changes; Organizational Documents.  No Credit Party will, and no Credit Party will permit any of its Subsidiaries to (a) change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP; provided, however that the Parent may change its Fiscal Year one time prior to the Revolving Credit Maturity Date (and its Subsidiaries may make a corresponding change), provided, that such change results in a Fiscal Year for the reporting period of the change that is shorter than twelve (12) months and is accompanied by audited financial statements for such short stub reporting period, or (b) amend, modify or change its certificate of formation, articles of organization or limited partnership certificate (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws, regulations, operating agreement or partnership agreement (or other similar documents) in any manner adverse in any respect to the rights or interests of the Administrative Agent or the Lenders.

SECTION 12.10    Amendments.  No Credit Party will, and no Credit Party will permit any of its Subsidiaries to, (a) enter into any amendment of, or agree to or accept any waiver, which would adversely affect the rights of such Credit Party or such Subsidiary, as applicable, or any member of the Lender Group, of the certificate of limited partnership, articles of incorporation, bylaws, partnership agreement, operating agreement or other organizational or operative document of such Credit Party or such Subsidiary, or (b) permit any Material Contract to be cancelled or terminated prior to its stated maturity if such cancellation or termination could reasonably be likely to result in a Material Adverse Effect.

SECTION 12.11    Restrictive Agreements.

(a)        Negative Pledges.  No Credit Party will, and no Credit Party will permit any of its Subsidiaries to, enter into any Debt which contains any covenants more restrictive than the provisions of Articles 10, 11 and 12 or any negative pledge on assets, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Debt.

(b)        Restrictions on Dividends.  No Credit Party will, and no Credit Party will permit any of its Subsidiaries to, enter into or permit to exist any agreement which impairs or limits the ability of any Subsidiary of any Credit Party to pay dividends or distributions to a Credit Party, except for customary restrictions and conditions contained in (i) agreements relating to the sale of a Subsidiary or assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale is permitted hereunder; and (ii) any indenture, agreement, instrument or other arrangement relating to the assets or business of any Subsidiary and existing prior to the consummation of the acquisition in which such Subsidiary or its affected assets were acquired.

SECTION 12.12    Nature of Business.  No Credit Party will, and no Credit Party will permit any of its Subsidiaries to, engage in any line of business substantially different from those lines of business conducted by such Credit Party or such Subsidiary on the Closing Date, other than intellectual property licensing that does not generate more than five percent (5%) the revenue of the Parent and its Subsidiaries in any Fiscal Year.

SECTION 12.13    Impairment of Security Interests.  No Credit Party will, and no Credit Party will permit any of its Subsidiaries to, take or omit to take any action which might or would have the result of materially impairing the security interests in favor of the Administrative Agent with respect to the Collateral or grant to any Person (other than the Administrative Agent for the benefit of the Secured Parties pursuant to the Security Documents) any interest whatsoever in the Collateral, except for Liens permitted under Section 12.2 and asset sales permitted under Section 12.5.

SECTION 12.14    Sales and Leasebacks.  After the Closing Date, no Credit Party will, and no Credit Party will permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, with any third party whereby any Credit Party or any Subsidiary thereof shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and whereby such Credit Party or such Subsidiary, as applicable, shall then or thereafter rent or lease as lessee such property or any part thereof or other property which such Credit Party or such Subsidiary, as applicable, intends to use for substantially the same purpose or purposes as the property sold or transferred, unless (a) no Default or Event of Default exists or would be caused thereby, (b) the net proceeds received by such Credit Party or such Subsidiary in connection with such arrangement are at least equal to the fair market value (as determined by the management of such Person) of such property, (c) such Credit Party or such Subsidiary reinvests the Net Cash Proceeds of such arrangement in its business and (d) the aggregate value of the property sold or transferred in connection with all such arrangements during the term of this Agreement shall not exceed $15,000,000.

SECTION 12.15    Hedging Agreements.  No Credit Party will, and no Credit Party will permit any of its Subsidiaries to, engage in any transaction involving commodity options or futures contracts or any similar speculative transactions, except for hedging practices that are used solely as part of normal business operations as a risk management strategy or hedge against changes resulting from market operations in accordance with such Credit Party’s or such Subsidiary’s customary policies and not as a means to speculate for investment purposes.

SECTION 12.16    Inventory Located at Coahuila Facility. No Credit Party will, and no Credit Party will permit any of its Subsidiaries to, allow the aggregate book value of any Inventory located at the Coahuila Facility to exceed $30,000,000 at any time.

SECTION 12.17    Establishment of Defined Benefit Plan. Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, the Canadian Borrower shall not (i) establish or commence contributing to any Defined Benefit Plan, or (ii) acquire an interest in any Person if such Person sponsors, administers, maintains or contributes to, or has any liability in respect of any Defined Benefit Plan.

ARTICLE 13.

DEFAULT AND REMEDIES

SECTION 13.1      Events of Default.  Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a)        Default in Payment of Principal of Loans and the Reimbursement Obligation.  Any Credit Party shall default in any payment of principal of any Loan, any Note or the Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

(b)        Other Payment Default.  Any Credit Party or any Subsidiary thereof shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan, any Note or the Reimbursement Obligation or the payment when and as due of any other Obligation and such default shall continue unremedied for three (3) Business Days.

(c)        Misrepresentation.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary under this Agreement, any other Loan Document or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect (unless such representation, warranty, certification or statement of fact is qualified as to materiality, in which case such representation, warranty, certification or statement of fact shall at any time prove to have been incorrect or misleading in any respect) when made or deemed made.

(d)        Default in Performance of Certain Covenants.  Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in Section 9.1, 9.2, 9.5(f)(i), 10.1, 10.3, 10.10 or 10.13, or Article 11 or 12 of this Agreement.

(e)        Failure to deliver Borrowing Base Certificate.  The Borrowers shall fail to deliver any Borrowing Base Certificate pursuant to Section 9.4(a) and such default shall continue for the earlier of (i) a period of five (5) days from the date that a Responsible Officer knew of the occurrence of such failure, and (ii) a period of five (5) days after written notice thereof has been given to the Parent by the Administrative Agent.

(f)         Default in Performance of Other Covenants and Conditions.  Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 13.1) or any other Loan Document and such default shall continue for the earlier of (i) a period of thirty (30) days from the date that a Responsible Officer or corporate counsel of the Parent knew of the occurrence of such default, and (ii) a period of thirty (30) days after written notice thereof has been given to the Parent by the Administrative Agent; provided, that such thirty (30) day period shall not apply in the case of any failure to observe any such covenant which is not capable of being cured at all or within such thirty (30) day period.

(g)        Hedging Agreement; Bank Products Documents.  Any Credit Party or any Subsidiary thereof shall default (i) in the performance or observance of any term, covenant, condition or agreement under any Hedging Agreement (including any payment obligation) or (ii) in the performance or observance of any term, covenant, condition or agreement contained in any Bank Products Document which shall not be cured within the applicable cure period, if any, provided for in such Bank Products Document.

(h)        Debt Cross-Default.  Any Credit Party or any Subsidiary thereof shall (i) default in the payment of any Debt (other than the Loans or the Reimbursement Obligation) the aggregate outstanding amount of which Debt is in excess of $10,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such Debt was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than the Loans or the Reimbursement Obligation) the aggregate outstanding amount of which Debt is in excess of $10,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (any applicable grace period having expired).

(i)         Material Contracts.  (i) Any Credit Party or any of their Subsidiaries shall default in the payment when due, or in the performance or observance, of any material obligation or condition of any Material Contract (other than any failure to pay rent that does not result in the representation and warranty set forth in Section 8.1(aa) being incorrect or misleading) which default is not cured within any applicable cure period, unless, but only as long as, the existence of any such default is being contested by such Credit Party or any such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of such Credit Party or such Subsidiary to the extent required by GAAP or (ii) any termination shall have occurred under any Material Contract (except for termination due to expiration pursuant to the terms of such Material Contract), to which any Credit Party is a party, which termination could reasonably be expected to have a Material Adverse Effect.

(j)         Change of Control.  A Change of Control shall occur.

(k)        Voluntary Bankruptcy Proceeding.  Any Credit Party or any Subsidiary thereof shall (i) commence a voluntary case under the federal (United States or Canada) bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, (vii) make or send notice of a bulk transfer or (viii) take any corporate action for the purpose of authorizing any of the foregoing.

(l)         Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against any Credit Party or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal (United States or Canada) bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Credit Party or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including an order for relief under such federal (United States or Canada) bankruptcy laws) shall be entered.

(m)       Failure of Agreements.  Any material provision of this Agreement or any material provision of any other Loan Document shall for any reason cease to be valid and binding on any Credit Party or any Subsidiary thereof party thereto or any such Person shall so assert in writing, or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any of the collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.

(n)        Termination Event.  The occurrence of any of the following events: (i) any Credit Party or any ERISA Affiliate shall fail to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 or 430 of the Code, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto, and such failure could reasonably result in liability in excess of $5,000,000, (ii) an accumulated funding deficiency or funding shortfall in excess of $5,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event which could reasonably result in liability in excess of $5,000,000, either individually or in the aggregate, other than a Termination Event described in clause (c) of the definition thereof, (iv) a Termination Event described in clause (c) of the definition thereof, unless adequate reserves in respect thereof have been established on the books of the affected Credit Party or the affected ERISA Affiliate to the extent required by GAAP, or (iv) any Credit Party or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plan notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $5,000,000.

(o)        Judgment.  A judgment or order for the payment of money which is not fully covered by insurance of any Borrower or any of their Subsidiaries as to which the insurance company has acknowledged coverage and which causes the aggregate amount of the uninsured portion of all such judgments to exceed $10,000,000 shall be entered against any Credit Party or any of their Subsidiaries by any court and such judgment or order shall continue without discharge or stay for a period of thirty (30) days.

(p)        Environmental.  Any one or more Environmental Claims shall have been asserted against any Credit Party or any of their Subsidiaries; any Credit Party and any of their Subsidiaries would be reasonably likely to incur liability as a result thereof; and such liability would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

(q)        Credit Card Issuers or Processors. Any credit card issuer or credit card processor (other than with a credit card issuer or credit card processor where the sales using the applicable card are less than ten (10%) percent of all such sales in the immediately preceding Fiscal Year) shall terminate or suspend payments to any Credit Party as a result of any default under such arrangements.

(r)         Blocked Account Agreements.  At any time a Cash Sweep Period exists, any bank or securities intermediary at which any Blocked Account is maintained shall fail to comply with any of the material terms of any Blocked Account Agreement with respect to such Blocked Account to which such bank or securities intermediary is a party in any case for a period of more than five (5) Business Days.

(s)        Indictments.  The indictment by any Governmental Authority, or the threatened indictment in writing by any Governmental Authority of (a) any Borrower or any other Credit Party; provided, that (i) any Borrower, any other Credit Party or the Administrative Agent receives notice of such indictment, and (ii) in the good faith determination of the Administrative Agent, there is a reasonable expectation of a materially adverse determination, or (b) any Responsible Officer; provided, that (i) any Borrower, any other Credit Party or the Administrative Agent receives notice of such indictment, and (ii) the Administrative Agent acting in good faith, reasonably expects that an adverse determination would have a Material Adverse Effect.

SECTION 13.2      Remedies.  Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent:

(a)        Acceleration; Termination of Facilities.  Terminate the Commitments and declare the principal of and interest on the Loans and the Reimbursement Obligation at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations (other than Hedging Obligations), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrowers to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 13.1(k) or (l), the Credit Facility shall be automatically terminated and all Obligations (other than Hedging Obligations) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b)        Letters of Credit.  Require with respect to all Letters of Credit as to which presentment for honor shall not have occurred at the time of an acceleration pursuant to Section 13.2(a), that the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to one hundred five percent (105%) of the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations in the manner set forth in Section 6.4.  After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers.

(c)        Rights of Collection.  Exercise on behalf of the Lender Group all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrowers’ Obligations.

SECTION 13.3      Rights and Remedies Cumulative; Non-Waiver; etc.  The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.  No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.  No course of dealing between any Borrower, any of its Subsidiaries, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

SECTION 13.4      Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)        to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.3, 6.3 and 15.2) allowed in such judicial proceeding; and

(b)        to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 6.3 and 15.2.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 13.5      Collateral Enforcement Actions.  If the Administrative Agent commences any action or proceeding with respect to any of its rights or remedies (including any action of foreclosure, enforcement, collection or execution) with respect to the Collateral (“Collateral Enforcement Actions”), then the Credit Parties shall (a) permit the Administrative Agent (or its agents) to access any of the locations of the Credit Parties or their Subsidiaries, (b) not hinder or restrict the Administrative Agent from finishing any work-in process, processing, shipping, producing, storing, completing, supplying, leasing, selling or otherwise handling, dealing with, assembling or disposing of, in any lawful manner, the Collateral, and (c) permit the Administrative Agent, its employees, advisers and representatives, at the cost and expense of the Credit Parties, to enter upon and use the assets of the Credit Parties not constituting Collateral (including equipment, processors, computers and other machinery related to the storage or processing of records, documents or files and intellectual property) for such purposes, until the payment in full of the Obligations and the termination of the Commitments.  If the Administrative Agent has commenced any Collateral Enforcement Action, no Credit Party shall, nor shall it permit any of its Subsidiaries to, sell, assign or otherwise transfer any of such assets until the payment in full of the Obligations and the termination of the Commitments.

ARTICLE 14.

THE ADMINISTRATIVE AGENT

SECTION 14.1      Appointment and Authorization of the Administrative Agent.  Each Lender hereby designates and appoints WFCF as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) the Administrative Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. The Administrative Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 14.  Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties.  Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) the Administrative Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral.  Except as expressly otherwise provided in this Agreement, the Administrative Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that the Administrative Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to the Administrative Agent, Lenders agree that the Administrative Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:  (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) open and maintain such bank accounts and cash management arrangements as the Administrative Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral, (e) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrowers or their Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as the Administrative Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

SECTION 14.2      Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

SECTION 14.3      Liability of the Administrative Agent.  None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Borrower or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Borrower or its Subsidiaries.

SECTION 14.4      Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless the Administrative Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, the Administrative Agent shall act, or refrain from acting, as it deems advisable.  If the Administrative Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

SECTION 14.5      Notice of Default or Event of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to the Administrative Agent for the account of the Lenders and, except with respect to Events of Default of which the Administrative Agent has actual knowledge, unless the Administrative Agent shall have received written notice from a Lender or any Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.”  The Administrative Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which the Administrative Agent has actual knowledge.  If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and the Administrative Agent of such Event of Default.  Each Lender shall be solely responsible for giving any notices to its Participants, if any.  Subject to Section 14.4, the Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 13; provided, however, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

SECTION 14.6      Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider).  Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers.  Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower or any other Person party to a Loan Document.  Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.  Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that the Administrative Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into the Administrative Agent's or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

SECTION 14.7     Costs and Expenses; Indemnification. The Administrative Agent may incur and pay expenses to the extent the Administrative Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse the Administrative Agent or Lenders for such expenses pursuant to this Agreement or otherwise.  The Administrative Agent is authorized and directed to deduct and retain sufficient amounts from the amounts of Borrowers and their Subsidiaries received by the Administrative Agent to reimburse the Administrative Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers).  In the event the Administrative Agent is not reimbursed for such costs and expenses by Borrowers or their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to the Administrative Agent such Lender’s ratable thereof.  Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Loan or other extension of credit hereunder.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of Borrowers. Notwithstanding anything to the contrary, the Lenders shall be liable and indemnify Agent-Related Persons only for Indemnified Liabilities and other costs and expenses that relate to or arise from an Agent-Related Person acting as or for the Administrative Agent (in its capacity as the Administrative Agent). The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

SECTION 14.8      Administrative Agent in Individual Capacity. WFCF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrowers and their Subsidiaries and Affiliates and any other Person party to any Loan Document as though WFCF were not the Administrative Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, WFCF or its Affiliates may receive information regarding Borrowers or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver the Administrative Agent will use its reasonable best efforts to obtain), the Administrative Agent shall not be under any obligation to provide such information to them.  The terms “Lender” and “Lenders” include WFCF in its individual capacity.

SECTION 14.9      Successor Administrative Agent. The Administrative Agent may resign as the Administrative Agent upon 30 days prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Administrative Borrower (unless such notice is waived by Borrowers) and without any notice to the Bank Product Providers.  If the Administrative Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Administrative Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), to appoint a successor Administrative Agent for the Lenders (and the Bank Product Providers) from the Lenders (unless no Lender is willing to accept such appointment).  If, at the time that the Administrative Agent’s resignation is effective, it is acting as the Issuing Lender or the Swingline Lender, such resignation shall also operate to effectuate its resignation as the Issuing Lender or the Swingline Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swingline Loans.  If no successor Administrative Agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and Administrative Borrower, a successor Administrative Agent.  If the Administrative Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace the Administrative Agent with a successor Administrative Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned).  In any such event, upon the acceptance of its appointment as successor Administrative Agent hereunder, such successor Administrative Agent shall succeed to all the rights, powers, and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor Administrative Agent and the retiring Administrative Agent’s appointment, powers, and duties as Administrative Agent shall be terminated.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 14 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.  If no successor Administrative Agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Lenders appoint a successor Administrative Agent as provided for above.

SECTION 14.10    Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with  any Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers).  The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrowers or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

SECTION 14.11    Collateral Matters.

The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) the Administrative Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to the Administrative Agent that the sale or disposition is permitted under Section 12.5 (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Borrower and no Subsidiary of Borrowers owned any interest at the time the Administrative Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to any Borrower or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement.  The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) the Administrative Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, or (c) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable law.  In connection with any such credit bid or purchase, the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of the Administrative Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of the Administrative Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such purchase).  Except as provided above, the Administrative Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers).  Upon request by the Administrative Agent or any Borrower at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing the Administrative Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 14.11; provided, however, that (1) the Administrative Agent shall not be required to execute any document necessary to evidence such release on terms that, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Borrower in respect of) all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.  The Lenders further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) the Administrative Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures purchase money Debt.

The Administrative Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) to assure that the Collateral exists or is owned by a Borrower or its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that the Administrative Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion given the Administrative Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Administrative Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise provided herein.

SECTION 14.12    Agency for Perfection.  The Administrative Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting the Administrative Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the UCC can be perfected by possession or control.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver possession or control of such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.

SECTION 14.13    Payments by the Administrative Agent to the Lenders. All payments to be made by the Administrative Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to the Administrative Agent.  Concurrently with each such payment, the Administrative Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

SECTION 14.14   Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs the Administrative Agent to enter into this Agreement and the other Loan Documents.  Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by the Administrative Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by the Administrative Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

SECTION 14.15    Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.  By becoming a party to this Agreement, each Lender:

(a)        is deemed to have requested that the Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report respecting any Borrower or its Subsidiaries (each, a “Report”) prepared by or at the request of the Administrative Agent, and the Administrative Agent shall so furnish each Lender with such Reports,

(b)        expressly agrees and acknowledges that the Administrative Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)        expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or other party performing any audit or examination will inspect only specific information regarding a Borrower and its Subsidiaries and will rely significantly upon each Borrower’s and its Subsidiaries’ books and records, as well as on representations of each Borrower’s personnel,

(d)        agrees to keep all Reports and other material, non-public information regarding each Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 15.10, and

(e)        without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold the Administrative Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold the Administrative Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing:  (x) any Lender may from time to time request of the Administrative Agent in writing that the Administrative Agent provide to such Lender a copy of any report or document provided by  any Borrower or its Subsidiaries to the Administrative Agent that has not been contemporaneously provided by any Borrower or such Subsidiary to such Lender, and, upon receipt of such request, the Administrative Agent promptly shall provide a copy of same to such Lender, (y) to the extent that the Administrative Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Borrower or such  Subsidiary, any Lender may, from time to time, reasonably request that the Administrative Agent to exercise such right as specified in such Lender’s notice to the Administrative Agent, whereupon the Administrative Agent promptly shall request of such Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Borrower or its Subsidiaries, the Administrative Agent promptly shall provide a copy of same to such Lender, and (z) any time that the Administrative Agent renders to any Borrower a statement regarding the Loan Account, the Administrative Agent shall send a copy of such statement to each Lender.

SECTION 14.16    Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of the Administrative Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of the Administrative Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments.  Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender.  Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender.  Except as provided in Section 14.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group.  No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

ARTICLE 15.

MISCELLANEOUS

SECTION 15.1      Notices.

(a)        Method of Communication.  Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing (for purposes hereof, the term “writing” shall include information in electronic format such as electronic mail and internet web pages), or by telephone subsequently confirmed in writing.  Any notice shall be effective if delivered by hand delivery or sent via electronic mail, posting on an internet web page, telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by electronic mail, posting on an internet web page or telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested; provided, however, that any notice of Default or Event of Default delivered by the Administrative Agent to any Credit Party shall, if delivered by electronic mail, be delivered by telecopy, recognized overnight courier service or certified mail, return receipt requested, also.  A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a failure to receive a confirming written notice and, in connection with any request for a Loan or a Letter of Credit, in the event of a discrepancy with a confirming written notice.

(b)        Addresses for Notices.  Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Borrowers:	La-Z-Boy Incorporated
1284 North Telegraph Road
Monroe, Michigan 48162
Attention: Treasurer
Telephone No.: 734-384-5717
Telecopy No.: 734-240-0964
Email: gbrinks@la-z-boy.com

and

La-Z-Boy Incorporated
1284 North Telegraph Road
Monroe, Michigan 48162
Attention: General Counsel
Telephone No.: 734-242-1444
Telecopy No.: 734-240-0973
Email: Legal.Department@la-z-boy.com

With copies to:	Wall Esleeck Babcock LLP
1076 West Fourth Street, Suite 100
Winston-Salem, North Carolina 27101
Attn: Michael L. Drye, Esq.
Telephone No.: 336-714-7390
Telecopy No.: 336-714-7398
Email: mdrye@webllp.com

If to WFCF as
Administrative Agent:	Wells Fargo Capital Finance, LLC
150 S. Wacker Drive, Suite 2200
Chicago, Illinois 60606
Attention: Portfolio Manager
Telephone No.: 312-332-0420
Telecopy No.: 312-332-0424
Email: daniel.laven@wellsfargo.com

With copies to:	Paul Hastings LLP
600 Peachtree St., N.E., Suite 2400
Atlanta, Georgia 30308

Attention: Chris D. Molen, Esq.
Telephone No.: 404-815-2210
Telecopy No.: 404-815-2424
Email: chrismolen@paulhastings.com

If to any Lender:	To the address set forth on the Register hereto.

(c)        Administrative Agent’s Office.  The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrowers and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit issued.

SECTION 15.2      Expenses; Indemnity.

(a)        Costs and Expenses.  Each Borrower and each other Credit Party, jointly and severally, shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 15.2, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)        Indemnification by the Borrowers.  Each Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to any Borrower or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Borrower, and regardless of whether any Indemnitee is a party thereto (each and all of the foregoing, the “Indemnified Liabilities”), provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Credit Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)        Reimbursement by Lenders.  To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Section 15.2(a) or 15.2(b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s applicable percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity.  The obligations of the Lenders under this Section 15.2(c) are subject to the provisions of Section 6.7.

(d)        Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in Section 15.2(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)        Payments.  Borrowers agree to pay all amounts due under this Section 15.2 on the earlier of (a) the first day of the month following the date on which such expenses were first incurred, or (b) the date on which demand therefor is made by the Administrative Agent. The Administrative Agent shall endeavor, but shall have no obligation, to provide the Administrative Borrower with notice prior to incurring any such amounts.

SECTION 15.3      Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of any Borrower or any other Credit Party against any and all of the obligations of such Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender or the Swingline Lender, irrespective of whether or not such Lender, the Issuing Lender or the Swingline Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, the Issuing Lender or the Swingline Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the Issuing Lender, the Swingline Lender and their respective Affiliates under this Section 15.3 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender, the Swingline Lender or their respective Affiliates may have.  Each Lender, the Issuing Lender and the Swingline Lender agrees to notify the Administrative Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 15.4      Governing Law.

(a)        Governing Law.  This Agreement and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with and all issues related to the legality, validity or enforceability hereof and thereof shall be determined under the laws of the State of North Carolina, without reference to the conflicts of choice of law principles thereof.

(b)        Submission to Jurisdiction.  Each Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of North Carolina sitting in Mecklenburg County and of the United States District Court sitting in Mecklenburg County, North Carolina, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such North Carolina State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

(c)        Waiver of Venue.  Each Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 15.4(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)        Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 15.1.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 15.5      Waiver of Jury Trial; Binding Arbitration.

(a)        Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.5.

(b)        Binding Arbitration.  Upon demand of any party, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document (“Disputes”), between or among parties hereto and to the other Loan Documents shall be resolved by binding arbitration as provided herein.  Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder.  Disputes may include tort claims, counterclaims, claims brought as class actions, claims arising from Loan Documents executed in the future, disputes as to whether a matter is subject to arbitration, or claims concerning any aspect of the past, present or future relationships arising out of or connected with the Loan Documents.  Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) and the Federal Arbitration Act.  All arbitration hearings shall be conducted in Charlotte, North Carolina.  The expedited procedures set forth in Rule 51, et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.  All applicable statutes of limitations shall apply to any Dispute.  A judgment upon the award may be entered in any court having jurisdiction.  Notwithstanding anything foregoing to the contrary, any arbitration proceeding demanded hereunder shall begin within ninety (90) days after such demand therefor and shall be concluded within one hundred twenty (120) days after such demand.  These time limitations may not be extended unless a party hereto shows cause for extension and then such extension shall not exceed a total of sixty (60) days.  The panel from which all arbitrators are selected shall be comprised of licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA.  The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted.  The parties hereto do not waive any applicable federal or state substantive law except as provided herein.  Notwithstanding the foregoing, this paragraph shall not apply to any Hedging Agreement.

(c)        Preservation of Certain Remedies.  Notwithstanding the preceding binding arbitration provisions, the parties hereto and the other Loan Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during a Dispute.  Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies, as applicable:  (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under Applicable Law or by judicial foreclosure and sale, including a proceeding to confirm the sale, (ii) all rights of self help including peaceful occupation of property and collection of rents, set off, and peaceful possession of property, (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding, and (iv) when applicable, a judgment by confession of judgment.  Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

SECTION 15.6      Reversal of Payments.  To the extent any Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state, provincial or federal (United States or Canada) law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 15.7      Injunctive Relief.  Each Borrower recognizes that, in the event any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, each Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

SECTION 15.8      Accounting Matters.  All financial and accounting calculations, measurements and computations made for any purpose relating to this Agreement, including all computations utilized by the Parent or any Subsidiary thereof to determine compliance with any covenant contained herein, shall, except as otherwise expressly contemplated hereby or unless there is an express written direction by the Administrative Agent to the contrary agreed to by the Parent, be performed in accordance with GAAP as in effect on the Closing Date.  In the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Parent’s certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date the Borrowers and the Required Lenders shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

SECTION 15.9         Successors and Assigns; Register; Participations.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 15.9(b), (ii) by way of participation in accordance with the provisions of Section 15.9(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 15.9(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 15.9(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all, or any ratable portion of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents; provided that

(i)           except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless such assignment is made to an existing Lender or to an Affiliate thereof, in which case no minimum amount shall apply, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Administrative Borrower shall otherwise consent (each such consent not to be unreasonably withheld or delayed); provided that the Administrative Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Administrative Borrower prior to such fifth (5th) Business Day;

(ii)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(iii)           any assignment must be approved by the Administrative Agent, the Swingline Lender and the Issuing Lender unless the Person that is the proposed assignee is itself a Lender or an Affiliate of a Lender; and

(iv)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 15.9(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 6.8, 6.9, 6.10, 6.11 and 15.2 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 15.9(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 15.9(d).

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Chicago, Illinois, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and any Lender, with respect to such Lender’s information contained therein, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or any Borrower or any Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all, or any ratable portion of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in  Section 15.11 that directly affects such Participant.  Subject to Section 15.9(e), each Borrower agrees that each Participant shall be entitled to the benefits of Sections 6.8, 6.9, 6.10 and 6.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 15.9(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 15.3 as though it were a Lender; provided such Participant agrees to be subject to Section 6.6 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 6.9 and 6.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Administrative Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 6.11 unless the Administrative Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 6.11(e) as though it were a Lender.

(f)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 15.10         Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to the directors, officers, employees and agents of the Administrative Agent, any Lender or any of their respective Affiliates, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document (or any Lender Hedging Agreement) or any action or proceeding relating to this Agreement or any other Loan Document (or any Lender Hedging Agreement) or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 15.10, to (i) any purchasing Lender, proposed purchasing Lender, Participant or proposed Participant or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and any Borrower’s obligations, (g) with the consent of the Parent, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 15.10 or (y) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than a Borrower.  For purposes of this Section 15.10, “Information” means all information received from any Borrower, any Subsidiary thereof or any of their respective Affiliates relating to any Borrower, any Subsidiary thereof or any of their respective Affiliates or businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by any Borrower or any Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section 15.10 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 15.11         Amendments, Waivers and Consents.  Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by each Borrower; provided, that no amendment, waiver or consent shall:

(a)           except as otherwise provided in Article 2, waive any condition set forth in Section 7.2 without the written consent of each Lender;

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 13.2) or, except as otherwise provided in Section 2.7, the amount of Loans of any Lender without the written consent of such Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan or the Reimbursement Obligation, or (subject to clause (iv) of the second proviso to this Section 15.11) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that (i) only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrowers to pay interest at the rate set forth in Section 6.1(c) during the continuance of an Event of Default, and (ii) only the consent of the Supermajority Lenders shall be necessary to amend the definition of Excess Availability (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder;

(e)           change Section 6.4 in a manner that would alter the pro rata sharing of payments required thereby, or change the order of payment set forth in Section 6.4(b) or 6.4(c) without the written consent of each Lender adversely affected thereby;

(f)           change the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts and Eligible Inventory) that are used in such definition to the extent that any such change results in more credit being made available to the Borrowers based upon the Borrowing Base, but not otherwise, or the definition of Aggregate Commitment, without the written consent of each Lender;

(g)           change any provision of this Section 15.11 or the definition of Required Lenders or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(h)           amend the definition of Eligible Assignee or Section 15.9 to permit a Credit Party or an Affiliate of a Credit Party to be permitted to become an Eligible Assignee without the written consent of each Lender;

(i)           release all of the Subsidiary Guarantors or release Subsidiary Guarantors comprising substantially all of the credit support for the Obligations, in either case, from the guaranty set forth in Section 5 or any other guaranty of the Obligations (other than as authorized in Section 14.11), without the written consent of each Lender; or

(j)           release all or a material portion of the Collateral or release any Security Document (other than as authorized in Section 14.11 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

provided, further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above, affect the rights or duties of the Issuing Lender under this Agreement or any Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of such Lender may not be increased or extended, (y) the principal of any Loan or the Reimbursement Obligation owing to such Defaulting Lender may not be waived, forgiven or reduced (unless all other Lenders affected thereby are treated similarly) and (z) the maturity date of any Loan may not be extended, without the consent of such Lender.

SECTION 15.12         Performance of Duties.  Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 15.13         All Powers Coupled with Interest.  All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 15.14         Survival of Indemnities.  Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article 15 and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 15.15         Titles and Captions.  Titles and captions of Articles, Sections, subsections and clauses in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 15.16         Severability of Provisions.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 15.17         Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties and their successors and assigns, and all of which taken together shall constitute one and the same agreement.  Any signatures delivered by a party by facsimile transmission or by other electronic method of transmission shall be deemed an original signature hereto.  Any party delivering an executed counterpart of this Agreement by facsimile or by other electronic method of transmission also shall deliver an original executed counterpart of such agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

SECTION 15.18         Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 15.19         Term of Agreement.  This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and all Commitments have been terminated.  No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 15.20         Advice of Counsel.  Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel.

SECTION 15.21         No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 15.22         Inconsistencies with Other Documents; Independent Effect of Covenants.

(a)           In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided, that any provision of the Security Documents which imposes additional burdens on any Borrower or any of their Subsidiaries or further restricts the rights of any Borrower or any of their Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

(b)           Each Borrower expressly acknowledges and agrees that each covenant contained in Article 10, 11, or 12 shall be given independent effect.  Accordingly, no Borrower shall engage in any transaction or other act otherwise permitted under any covenant contained in Article 10, 11, or 12 if, before or after giving effect to such transaction or act, any Borrower shall or would be in breach of any other covenant contained in Article 10, 11, or 12.

SECTION 15.23         Fax Transmission.  A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.  At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

SECTION 15.24         Patriot Act. Each Lender that is subject to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Act”) or other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws in Canada or elsewhere (collectively, the “AML Legislation”) hereby notifies Borrowers that pursuant to the requirements of the Act and the AML Legislation, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of each Borrower and the transactions contemplated hereby in accordance with the Act and/or the AML Legislation. Each Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Administrative Agent, or any prospective assign or participant of a Lender or the Administrative Agent in order to comply with any applicable AML Legislation, whether now or hereafter in existence. In addition, if the Administrative Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Act searches, OFAC/PEP searches, and customary individual background checks for the Credit Parties and (b) OFAC/PEP searches and customary individual  background checks for the Credit Parties’ senior management and key principals, and each Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute an expense under Section 15.2 and be for the account of Borrowers.

SECTION 15.25         Debtor-Creditor Relationship.  The relationship between the Lenders and the Administrative Agent, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor.  No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Credit Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Credit Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

SECTION 15.26         Parent as Agent for Borrowers. Each Borrower hereby irrevocably appoints the Parent as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed the Administrative Borrower.  Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide the Administrative Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (b) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that the handling of the account maintained by the Administrative Agent as described in Section 6.5(a) and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that the Lender Group shall not incur liability to any Borrower as a result of the foregoing.  Each Borrower expects to derive benefit, directly or indirectly, from the handling of the account maintained by the Administrative Agent as described in Section 6.5(a) and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.  To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the account maintained by the Administrative Agent as described in Section 6.5(a) and Collateral of the Borrowers as herein provided, (b) the Lender Group’s relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Lender Group hereunder or under the other Loan Documents, except that the Borrowers will have no liability to the relevant Indemnitee under this Section 15.26 with respect to any liability that has been determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted solely from the gross negligence or willful misconduct of such Indemnitee.

SECTION 15.27         Bank Product Providers.  Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting.  The Administrative Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed the Administrative Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to the Administrative Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that the Administrative Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release the Bank Product Reserves and that if the Bank Product Reserves are established there is no obligation on the part of the Administrative Agent to determine or insure whether the amount of any such reserve is appropriate or not.  In connection with any such distribution of payments or proceeds of Collateral, the Administrative Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to the Administrative Agent as to the amounts that are due and owing to it and such written certification is received by the Administrative Agent a reasonable period of time prior to the making of such distribution.  The Administrative Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider.  In the absence of an updated certification, the Administrative Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to the Administrative Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof).  Any Borrower may obtain Bank Products from any Bank Product Provider, although no Borrower is required to do so.  Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

SECTION 15.28         Survival.  All representations and warranties made by the Credit Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Lender, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

BORROWERS:	LA-Z-BOY INCORPORATED, a Michigan corporation

By:
Name: Greg A. Brinks
Title: Vice President and Treasurer

KINCAID FURNITURE COMPANY, INCORPORATED, a Delaware corporation

By:
Name: Greg A. Brinks
Title: Vice President and Treasurer

ENGLAND, INC., a Michigan corporation

By:
Name: Greg A. Brinks
Title: Vice President and Treasurer

BAUHAUS U.S.A., INC., a Mississippi corporation

By:
Name: Greg A. Brinks
Title: Vice President and Treasurer

LA-Z-BOY CANADA LIMITED, an Ontario corporation

By:
Name: Greg A. Brinks
Title: Vice President and Treasurer

Amended and Restated Credit Agreement

LA-Z-BOY GREENSBORO, INC., a North Carolina corporation

By:
Name: Greg A. Brinks
Title: Vice President and Treasurer

LZB MANUFACTURING, INC., a Michigan corporation

By:
Name: Greg A. Brinks
Title: Vice President and Treasurer

Amended and Restated Credit Agreement

SUBSIDIARY GUARANTORS:	LADD TRANSPORTATION, INC., a North Carolina corporation

By:
Name: Greg A. Brinks
Title: Vice President and Treasurer

LA-Z-BOY LOGISTICS, INC., a Michigan corporation

By:
Name: Greg A. Brinks
Title: Vice President and Treasurer

LZB CAROLINA PROPERTIES, INC., a Michigan corporation

By:
Name: Greg A. Brinks
Title: Vice President and Treasurer

LZB FURNITURE GALLERIES OF PARAMUS, INC., a Michigan corporation

By:
Name: Greg A. Brinks
Title: Vice President and Treasurer

LZB FURNITURE GALLERIES OF ST LOUIS, INC., a Michigan corporation

By:
Name: Greg A. Brinks
Title: Vice President and Treasurer

LZB RETAIL, INC., a Michigan corporation

By:
Name: Greg A. Brinks
Title: Vice President and Treasurer

LA-Z-BOY SHOWCASE SHOPPES, INC., an Indiana corporation

By:
Name: Greg A. Brinks
Title: Vice President and Treasurer

LZB DELAWARE VALLEY PROPERTIES, INC., a Michigan corporation

By:
Name: Greg A. Brinks
Title: Vice President and Treasurer

LZB DELAWARE VALLEY INC., a Delaware corporation

By:
Name: Greg A. Brinks
Title: Vice President and Treasurer

MONTGOMERYVILLE HOME FURNISHINGS, INC., a Pennsylvania corporation

By:
Name: Greg A. Brinks
Title: Vice President and Treasurer

LZB FURNITURE GALLERIES OF WASHINGTON D.C., INC., a Michigan corporation

By:
Name: Greg A. Brinks
Title: Vice President and Treasurer

LZB FURNITURE GALLERIES OF KANSAS CITY, INC., a Michigan corporation

By:
Name: Greg A. Brinks
Title: Vice President and Treasurer

LZB FURNITURE GALLERIES OF BOSTON, INC., a Michigan corporation

By:
Name: Greg A. Brinks
Title: Vice President and Treasurer

LZBFG OF SOUTH FLORIDA, LLC, a Michigan limited liability company

By:
Name: Greg A. Brinks
Title: Vice President and Treasurer

LZB FINANCE, INC., a Michigan corporation

By:
Name: Greg A. Brinks
Title: Vice President and Treasurer

BOCA RATON GALLERIES, LLC, a Michigan limited liability company

By:
Name: Greg A. Brinks
Title: Vice President and Treasurer

LZBFG OF CALIFORNIA, LLC, a Michigan limited liability company

By:
Name: Greg A. Brinks
Title: Vice President and Treasurer

ADMINISTRATIVE AGENT	WELLS FARGO CAPITAL FINANCE, LLC, as
AND THE LENDERS:	Administrative Agent, Issuing Lender, Swingline
Lender and a Lender

By:
Name: Daniel Laven
Title:

[NAME OF LENDER],
as a Lender

By:
Name:
Title:

EXHIBIT A-1
FORM OF REVOLVING CREDIT NOTE

US $[______________]	[___________ __, 20___]

FOR VALUE RECEIVED, the undersigned, LA-Z-BOY INCORPORATED, a Michigan corporation, KINCAID FURNITURE COMPANY, INCORPORATED, a Delaware corporation, ENGLAND, INC., a Michigan corporation, BAUHAUS U.S.A., INC., a Mississippi corporation, LA-Z-BOY CANADA LIMITED, an Ontario corporation, LA-Z-BOY GREENSBORO, INC., a North Carolina corporation and LZB MANUFACTURING, INC., a Michigan corporation (hereinafter, together with their respective successors and assigns, each of the foregoing is referred to individually as a “Borrower” and collectively as the “Borrowers”), hereby, jointly and severally, promises to pay to the order of [________________________] (hereinafter, together with its successors and assigns, the “Lender”), at the office of Administrative Agent (as defined below), in immediately available funds, the principal sum of [________________________] and [___]/100s DOLLARS ($[______________]) of United States funds, or, if less, so much thereof as may from time to time be advanced as Revolving Credit Loans by the Lender to the Borrowers under the Credit Agreement (as defined below), plus interest as hereinafter provided.  Such Revolving Credit Loans may be endorsed from time to time on the grid attached hereto, but the failure to make such notations shall not affect the validity of the Borrowers’ obligation to repay unpaid principal and interest hereunder.
This Revolving Credit Note (this “Revolving Note”) is one of the Revolving Credit Notes referred to in that certain Amended and Restated Credit Agreement, dated as of October 19, 2011, by and among La-Z-Boy Incorporated, a Michigan corporation (“Parent”), the Subsidiaries of Parent party thereto, the lenders who are or may become a party thereto from time to time (the “Lenders”) and Wells Fargo Capital Finance, LLC (as successor-by-merger to Wachovia Capital Finance Corporation (Central)), as administrative agent (“Administrative Agent”) (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  All capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement except to the extent such capitalized terms are otherwise defined or limited herein.
All principal amounts and other Obligations then outstanding hereunder shall be due and payable in full on the Revolving Credit Maturity Date, or such earlier date as the Revolving Credit Loans shall be due and payable in full, whether by acceleration or otherwise, pursuant to the Credit Agreement.  The Borrowers also shall repay the principal outstanding hereunder from time to time as provided in the Credit Agreement.
The Borrowers shall be entitled to borrow, repay and re-borrow funds hereunder pursuant to the terms and conditions of the Credit Agreement.  Prepayment of the principal amount of any Revolving Credit Loan may be made only as provided in the Credit Agreement.
The Borrowers hereby, jointly and severally, promise to pay interest on the unpaid principal amount hereof as provided in Article 6 of the Credit Agreement.  Interest under this Revolving Note also shall be due and payable when this Revolving Note shall become due (whether at maturity, by reason of acceleration or otherwise).  The Obligations shall bear interest payable at the default interest rate set forth in Section 6.1(d) of the Credit Agreement in the manner and at the times provided in the Credit Agreement.
In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently made by any Borrower or inadvertently received by the Lender, then such excess sum shall be credited as a payment of principal, unless such Borrower shall notify the Lender in writing that it elects to have such excess sum returned forthwith.  It is the express intent hereof that the Borrowers not pay, and the Lender not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may legally be paid by the Borrowers under applicable law.

All parties now or hereafter liable with respect to this Revolving Note, whether any Borrower, any guarantor, endorser or any other Person, hereby waive presentment for payment, demand, notice of non-payment or dishonor, protest, notice of protest and notice of any other kind whatsoever.
No delay or omission on the part of the Lender or any holder hereof in exercising its rights under this Revolving Note, or delay or omission on the part of the Lender, Administrative Agent, the Lenders or the Required Lenders, or any of them, in exercising its or their rights under the Credit Agreement or under any other Loan Document, or course of conduct relating thereto, shall operate as a waiver of such rights or any other right of the Lender or any holder hereof, nor shall any waiver by the Lender, Administrative Agent, the Lenders or the Required Lenders, or any of them, or any holder hereof, of any such right or rights on any one occasion be deemed a bar to, or waiver of, the same right or rights on any future occasion.
The Borrowers hereby, jointly and severally, promise to pay all costs of collection, including, without limitation, reasonable attorneys’ fees, should this Revolving Note be collected by or through an attorney-at-law or under advice therefrom.
Time is of the essence in this Revolving Note.
This Revolving Note evidences the Lender’s portion of the Revolving Credit Loans under, and is entitled to the benefits and subject to the terms of, the Credit Agreement, which contains provisions with respect to the acceleration of the maturity of this Revolving Note upon the happening of certain stated events, and provisions for prepayment and repayment.  This Revolving Note is secured by and is also entitled to the benefits of the Loan Documents to the extent provided therein and any other agreement or instrument providing collateral for the Revolving Credit Loans, whether now or hereafter in existence, and any filings, instruments, agreements and documents relating thereto and providing collateral for the Revolving Credit Loans.
This Revolving Note shall be construed in accordance with and governed by the laws of the State of North Carolina, without reference to the conflicts or choice of law principles thereof.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, a duly authorized officer of each Borrower as an authorized signatory has executed this Revolving Note as of the day and year first above written.
LA-Z-BOY INCORPORATED, a Michigan corporation

By:
Name:
Title:

KINCAID FURNITURE COMPANY, INCORPORATED, a Delaware corporation

By:
Name:
Title:

ENGLAND, INC., a Michigan corporation

By:
Name:
Title:

BAUHAUS U.S.A., INC., a Mississippi corporation

By:
Name:
Title:

LA-Z-BOY CANADA LIMITED, an Ontario corporation

By:
Name:
Title:

Revolving Credit Note

LA-Z-BOY GREENSBORO, INC., a North Carolina corporation

By:
Name:
Title:

LZB MANUFACTURING, INC., a Michigan corporation

By:
Name:
Title:

Revolving Credit Note

REVOLVING LOANS

DATE	AMOUNT OF REVOLVING LOAN	TYPE OF REVOLVING LOAN	AMOUNT OF PRINCIPAL PAID OR PREPAID	NOTATION MADE

EXHIBIT A-2
FORM OF SWINGLINE NOTE

US $[______________]	[___________ __, 20___]

FOR VALUE RECEIVED, the undersigned, LA-Z-BOY INCORPORATED, a Michigan corporation, KINCAID FURNITURE COMPANY, INCORPORATED, a Delaware corporation, ENGLAND, INC., a Michigan corporation, BAUHAUS U.S.A., INC., a Mississippi corporation, LA-Z-BOY CANADA LIMITED, an Ontario corporation, LA-Z-BOY GREENSBORO, INC., a North Carolina corporation and LZB MANUFACTURING, INC., a Michigan corporation (hereinafter, together with their respective successors and assigns, each of the foregoing is referred to individually as a “Borrower” and collectively as the “Borrowers”), hereby, jointly and severally, promises to pay to the order of [________________________] (hereinafter, together with its successors and assigns, the “Swingline Lender”), at the office of Administrative Agent (as defined below), in immediately available funds, the principal sum of [________________________] and [___]/100s DOLLARS ($[______________]) of United States funds, or, if less, so much thereof as may from time to time be advanced as Swingline Loans by the Swingline Lender to the Borrowers under the Credit Agreement (as defined below), plus interest as hereinafter provided.
This Swingline Note (this “Swingline Note”) is the Swingline Note referred to in that certain Amended and Restated Credit Agreement, dated as of October 19, 2011, by and among La-Z-Boy Incorporated, a Michigan corporation (“Parent”), the Subsidiaries of Parent party thereto, the lenders who are or may become a party thereto from time to time (the “Lenders”) and Wells Fargo Capital Finance, LLC (as successor-by-merger to Wachovia Capital Finance Corporation (Central)), as administrative agent (“Administrative Agent”) (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  All capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement except to the extent such capitalized terms are otherwise defined or limited herein.
All principal amounts and other Obligations then outstanding hereunder shall be due and payable in full on the Revolving Credit Maturity Date, or such earlier date as the Swingline Loans shall be due and payable in full, whether by acceleration or otherwise, pursuant to the Credit Agreement.  The Borrowers also shall repay the principal outstanding hereunder from time to time as provided in the Credit Agreement.
The Borrowers shall be entitled to borrow, repay and re-borrow funds hereunder pursuant to the terms and conditions of the Credit Agreement.  Prepayment of the principal amount of any Swingline Loan may be made only as provided in the Credit Agreement.
The Borrowers hereby, jointly and severally, promise to pay interest on the unpaid principal amount hereof as provided in Article 6 of the Credit Agreement.  Interest under this Swingline Note also shall be due and payable when this Swingline Note shall become due (whether at maturity, by reason of acceleration or otherwise).  The Obligations shall bear interest payable at the default interest rate set forth in Section 6.1(d) of the Credit Agreement in the manner and at the times provided in the Credit Agreement.
In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently made by any Borrower or inadvertently received by the Swingline Lender, then such excess sum shall be credited as a payment of principal, unless such Borrower shall notify the Swingline Lender in writing that it elects to have such excess sum returned forthwith.  It is the express intent hereof that the Borrowers not pay, and the Swingline Lender not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may legally be paid by the Borrowers under applicable law.

All parties now or hereafter liable with respect to this Swingline Note, whether any Borrower, any guarantor, endorser or any other Person, hereby waive presentment for payment, demand, notice of non-payment or dishonor, protest, notice of protest and notice of any other kind whatsoever.
No delay or omission on the part of the Swingline Lender or any holder hereof in exercising its rights under this Swingline Note, or delay or omission on the part of the Swingline Lender, Administrative Agent, the Lenders or the Required Lenders, or any of them, in exercising its or their rights under the Credit Agreement or under any other Loan Document, or course of conduct relating thereto, shall operate as a waiver of such rights or any other right of the Swingline Lender or any holder hereof, nor shall any waiver by the Swingline Lender, Administrative Agent, the Lenders or the Required Lenders, or any of them, or any holder hereof, of any such right or rights on any one occasion be deemed a bar to, or waiver of, the same right or rights on any future occasion.
The Borrowers hereby, jointly and severally, promise to pay all costs of collection, including, without limitation, reasonable attorneys’ fees, should this Swingline Note be collected by or through an attorney-at-law or under advice therefrom.
Time is of the essence in this Swingline Note.
This Swingline Note evidences the Swingline Lender’s portion of the Swingline Loans under, and is entitled to the benefits and subject to the terms of, the Credit Agreement, which contains provisions with respect to the acceleration of the maturity of this Swingline Note upon the happening of certain stated events, and provisions for prepayment and repayment.  This Swingline Note is secured by and is also entitled to the benefits of the Loan Documents to the extent provided therein and any other agreement or instrument providing collateral for the Swingline Loans, whether now or hereafter in existence, and any filings, instruments, agreements and documents relating thereto and providing collateral for the Swingline Loans.
This Swingline Note shall be construed in accordance with and governed by the laws of the State of North Carolina, without reference to the conflicts or choice of law principles thereof.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, a duly authorized officer of each Borrower as an authorized signatory has executed this Swingline Note as of the day and year first above written.
LA-Z-BOY INCORPORATED, a Michigan corporation

By:
Name:
Title:

KINCAID FURNITURE COMPANY, INCORPORATED, a Delaware corporation

By:
Name:
Title:

ENGLAND, INC., a Michigan corporation

By:
Name:
Title:

BAUHAUS U.S.A., INC., a Mississippi corporation

By:
Name:
Title:

LA-Z-BOY CANADA LIMITED, an Ontario corporation

By:
Name:
Title:

LA-Z-BOY GREENSBORO, INC., a North Carolina corporation

By:
Name:
Title:

LZB MANUFACTURING, INC., a Michigan corporation

By:
Name:
Title:

EXHIBIT B
FORM OF NOTICE OF BORROWING

Date:  __________, 20__

To:
Wells Fargo Capital Finance, LLC (successor-by-merger to Wachovia Capital Finance Corporation (Central)), as administrative agent (“Administrative Agent”) under that certain Amended and Restated Credit Agreement, dated as of October 19, 2011, by and among La-Z-Boy Incorporated, a Michigan corporation (“Administrative Borrower”), the Subsidiaries of Administrative Borrower party thereto, the lenders who are or may become party thereto from time to time (the “Lenders”) and Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein without definition shall have the respective meanings ascribed to such terms in the Credit Agreement.

Ladies and Gentlemen:

The undersigned, Administrative Borrower, refers to the Credit Agreement and, on behalf of the Borrowers, hereby gives you notice irrevocably of the borrowing specified below:

The Business Day of the proposed borrowing is __________, 20____ (the “Borrowing Date”). [Note: Notice is required by 12:00 noon EST (i) on the Borrowing Date for Base Rate Loans and Swingline Loans and (ii) at least three (3) Business Days prior to the Borrowing Date for LIBOR Rate Loans]

The aggregate amount of the proposed borrowing is $[__________].

The borrowing is to be comprised of a [Revolving Credit Loan/Swingline Loan].

[The Revolving Credit Loan shall be a [LIBOR Rate Loan with an Interest Period of [1, 2, 3 or 6 months]]/Base Rate Loan].]

The proceeds of the Loans should be wired on behalf of the Borrowers to the deposit account identified in the most recent Notice of Account Designation.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)           The representations and warranties contained in the Credit Agreement and the other Loan Documents shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects) on and as of such date with the same effect as if made on and as of such date; except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct in all material respects (unless such representation or warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date.

(b)           No event has occurred and is continuing, or will result from such borrowing or the applications of the proceeds thereof, which would constitute a Default or an Event of Default under the Credit Agreement.

(c)           All conditions set forth in the Credit Agreement for the making of the proposed borrowing have been satisfied and will remain satisfied to the date of the requested Loan.

(d)           After giving effect to the Loans requested above, the number of Interest Periods outstanding shall not exceed six (6).

(e)           The proposed borrowing will not cause the aggregate principal amount of all outstanding Revolving Credit Loans, plus the outstanding L/C Obligations, if any, to exceed the Borrowing Base or the Revolving Credit Commitment.

LA-Z-BOY INCORPORATED, a Michigan corporation, as Administrative Borrower

By:
Name:
Title:

EXHIBIT C

FORM OF ACCOUNT DESIGNATION

__________ __, 20__

Wells Fargo Capital Finance, LLC
150 S. Wacker Drive, Suite 2200
Chicago, Illinois 60606

Attn:  Relationship Manager

Ladies and Gentlemen:

This Notice of Account Designation (this “Notice of Account Designation”) is delivered to you by La-Z-Boy Incorporated, a Michigan corporation (“Administrative Borrower”), pursuant to Section 2.3(b) of the Amended and Restated Credit Agreement, dated as of October 19, 2011 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”; all capitalized terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement), by and among Administrative Borrower, the Subsidiaries of Administrative Borrower party thereto, the lenders who are or may become a party thereto from time to time (the “Lenders”) and Wells Fargo Capital Finance, LLC (as successor-by-merger to Wachovia Capital Finance Corporation (Central)), as administrative agent (“Administrative Agent”).

Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account, unless Administrative Borrower shall designate, in writing to Administrative Agent, one or more other accounts:

Wells Fargo Bank, National Association

ABA #: [______________________]

Account #: [______________________]

[For Closing Date: Notwithstanding the foregoing, on the Closing Date, funds borrowed under the Credit Agreement shall be sent to the institutions and/or persons designated on the attached payment instructions.]

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation this _____ day of __________, 20__.

LA-Z-BOY INCORPORATED, as Administrative Borrower

By:
Name:
Title:

EXHIBIT D

FORM OF NOTICE OF EXTENSION/CONVERSION

Date:                  , 20__

To:
Wells Fargo Capital Finance, LLC (as successor-by-merger to Wachovia Capital Finance Corporation (Central)), as administrative agent (“Administrative Agent”) under that certain Amended and Restated Credit Agreement, dated as of October 19, 2011, by and among La-Z-Boy Incorporated, a Michigan corporation (“Administrative Borrower”), the Subsidiaries of Administrative Borrower party thereto, the lenders who are or may become party thereto from time to time (the “Lenders”) and Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein without definition shall have the respective meanings ascribed to such terms in the Credit Agreement.

Ladies and Gentlemen:

The undersigned, Administrative Borrower, refers to the Credit Agreement and, on behalf of the Borrowers, hereby gives you notice irrevocably of the [conversion/continuation] of the Loans specified herein, that:

1.	The extension/conversion date is , 20__. [Note: Notice is required by 12:00 p.m. eastern time at least three (3) Business Days prior to the [Conversion/Continuation] Date].

2.	The aggregate amount of the Revolving Credit Loans to be [converted/ continued] is $[__________]].

3.	The Revolving Credit Loans are to be [converted into/continued as] [Base Rate][LIBOR Rate] Loans.

4.	The duration of the Interest Period for the LIBOR Loans included in the [conversion/continuation] shall be [one (1)/two (2)/three (3)/six (6)] months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on, the proposed [conversion/continuation] date, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)           The representations and warranties contained in the Credit Agreement and the other Loan Documents shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects) on and as of such date with the same effect as if made on and as of such date; except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct in all material respects (unless such representation or warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date.

(b)           No event has occurred and is continuing, or will result from such proposed [conversion/continuation], which would constitute a Default or an Event of Default under the Credit Agreement.

(c)           After giving effect to the proposed [conversion/continuation] requested above, the number of Interest Periods outstanding shall not exceed six (6).

LA-Z-BOY INCORPORATED, as Administrative Borrower

By:
Name:
Title:

EXHIBIT E

FORM OF OFFICER’S COMPLIANCE CERTIFICATE

For the period ended _______________, 20___.

I, [____________________________], [the chief financial officer/principal accounting officer/treasurer] of LA-Z-BOY INCORPORATED, a Michigan corporation (“Parent”) hereby certifies that, to the best of my knowledge and belief, the following information is accurate as of the date hereof, with respect to that certain Amended and Restated Credit Agreement, dated as of October 19, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Parent, the Subsidiaries of Parent party thereto, the lenders who are or may become a party thereto from time to time (the “Lenders”) and Wells Fargo Capital Finance, LLC (as successor-by-merger to Wachovia Capital Finance Corporation (Central)), as administrative agent (“Administrative Agent”).  Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

1.           I have reviewed the financial statements of Parent and its Subsidiaries dated as of _______________ and for the _______________ period[s] then ended and such statements fairly present in all material respects the financial condition of Parent and its Subsidiaries as of the dates indicated and the results of their operations and cash flows for the period[s] indicated.

2.           I have reviewed the terms of the Credit Agreement, and the related Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of Parent and its Subsidiaries during the accounting period covered by the financial statements referred to in Paragraph 1 above.  Such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor do I have any knowledge of the existence of any such condition or event as at the date of this Certificate [except, if such condition or event existed or exists, describe the nature and period of existence thereof and what action the Credit Parties have taken, are taking and propose to take with respect thereto].

3.           [The Fixed Charge Coverage Ratio as of the last day of the most recent month or quarter, as applicable, covered by the financial statements referred to in Paragraph 2 above, is as shown on Schedule 1 attached hereto,]1 and Parent and its Subsidiaries are in compliance with the other covenants and restrictions contained in the Credit Agreement.

1 To be included for each Officer’s Certificate delivered with financial statements delivered pursuant to Section 9.1(a) of the Credit Agreement.

This  _______ day of ______________, 20___

LA-Z-BOY INCORPORATED, a Michigan corporation

By:
Name:
Title:

“Attachment A” to Officer’s Certificate

Computation of Fixed Charge Coverage Ratio

EXHIBIT F

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below  (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.           Assignor:                                ______________________________

2.           Assignee:                                ______________________________

[and is an Affiliate/Approved Fund of [identify Lender]2]

3.	Borrowers:	La-Z-Boy Incorporated (the “Parent”), Kincaid Furniture Company, Incorporated, England, Inc., Bauhaus U.S.A., Inc., La-Z-Boy Canada Limited, La-Z-Boy Greensboro, Inc. and LZB Manufacturing, Inc.

4.	Administrative

Agent:	Wells Fargo Capital Finance, LLC (as successor-by-merger to Wachovia Capital Finance Corporation (Central)), as the administrative agent under the Credit Agreement

5.	Credit

Agreement:
Amended and Restated Credit Agreement, dated as of October 19, 2011 by and among the Parent, the Subsidiaries of the Parent parties thereto, the Lenders parties thereto from time to time and Administrative Agent

2           Select as applicable.

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned3	Percentage Assigned of Commitment/Loans4		CUSIP Number
$	$		%
$	$		%
$	$		%

[7.           Trade Date:                                ______________]5

Effective Date:   _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

3           Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

4           Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

5           To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

WELLS FARGO CAPITAL FINANCE, LLC,

as Administrative Agent

By:
Name:
Title:

[Consented to:]6

[LA-Z-BOY INCORPORATED]

By:
Name:
Title:

6           To be added only if the consent of the Borrowers and/or other parties (e.g. Swingline Lender, Issuing Issuer) is required by the terms of the Credit Agreement.

ANNEX 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Parent, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Parent, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.          Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2.            Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3.            General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of North Carolina, without reference to the conflicts or choice of law principles thereof.

EXHIBIT G
FORM OF BORROWING BASE CERTIFICATE

La Z Boy Incorporated
Borrowing Base Certificate

To:	Wells Fargo Capital Finance, LLC
150 S. Wacker Drive, Suite 2200
Chicago, IL 60606
Phone: (312) 332-0420
Facsimile: (312) 332-0424

Attn: Dan Laven

RE: Borrowing Base Certificate as of:
Borrow Base

	Eligible Amount	Advance Rate	Amount Available
Accounts Receivable	—	85%	—
Inventory
RM Inventory	—	16%	—
FG – Retail	—	55%	—
Finished Goods	—	45%	—
WIP	—	0%	—

Total Inventory	$—	32%	$—
Less: Reserves			—

Net Borrowing Base, not to exceed Revolver Commitment of	$150,000,000		$—
Less Balances Outstanding
Revolving Loan Balance			—
Letter of Credit Exposure Outstanding			—

Excess Availability			$—

A. Accounts Receivable
1. Aging
Residential — US			$—
Residential — Canada			—
England			—
Bauhaus			—
American Drew			—
Lea			—
Hammary			—
Kincaid			—
Retail			—

2. Total Accounts Receivable Outstanding per Agings		$—
Less: Variable Interest Entities (VIE) Receivable in Aging Intercompany Accounts in the Agings
Net Accounts Receivable Outstanding per Aging after Eliminations		$—
3. Less: Ineligible Accounts Receivable
a. Accounts that are unpaid more than sixty (60) days after the due date of the original invoice or more than one hundred twenty (120) days after the date of the original invoice.	-	—

	Eligible Amount	Advance Rate	Amount Available
Add back for Account, owed by Account Debtors with payment terms of over 100 days, up to 60 days after the due date of the original invoice and no more than 130 days after the original invoice date, $5,000,000 limit on total Add back.			+	—

b. Accounts that do not conform to all of the warranties and representations regarding the same which are set forth in this Agreement or any of the other Loan Documents.			-	—

c. Accounts (or any other Account due from the same Account Debtor) with respect to which, in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason;			-	—

d. Accounts as to which any Borrower has not performed, as of the applicable date of calculation, all of its obligations then required to have been performed, including the delivery of merchandise or rendition of services applicable to such Accounts;			-	—

e. Accounts as to which death or judicial declaration of incompetency of such Account Debtor who is an individual; the filing by or against such Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the United States or Canada.			-	—

f. (i) those Accounts of an Account Debtor for whom fifty percent (50%) or more of the aggregate Dollar amount of such Account Debtor’s outstanding Accounts are classified as ineligible under the criteria (other than this clause (f)) set forth herein; or (ii) those Accounts with respect to which the aggregate Dollar amount of all Account, owed by the Account Debtor thereon exceeds ten percent (10%) of the aggregate amount of all Accounts at such time to the extent of such excess;	-	—

g. Accounts which (i) do not maintain chief executive office in the United States or, with respect to Account awed to the Canadian Borrower, Canada; or (ii) is not organized under the laws of the United States, with respect to Accounts owed by an Account Debtor to the Canadian Borrower, is not organized under the laws of Canada; or (iii) is the government of any foreign country; unless secured or payable by a letter of credit or acceptance, or insured under foreign credit insurance.	-	—

h. Accounts owed by (i) an Account Debtor which is an Affiliate or employee of any Credit Party or (ii) a VIE;	-	—

i. Accounts are owed by Account Debtors that the Administrative Agent does not deem to be creditworthy in its Permitted Discretion;	-	—

j. Accounts are owed by Account Debtors indebted to any Borrower in any way;	-	—

k. Accounts which are owed by an Account Debtor to which any Borrower is indebted in any way, or which are subject to any right of setoff by the Account Debtor, unless the Account Debtor has entered into an agreement acceptable to the Administrative Agent to waive setoff rights;	-	—

l. Accounts which are subject to any Customer Dispute, but only to the extent of the amount in dispute;	-	—

	Eligible Amount	Advance Rate	Amount Available
m. Accounts which are owed by the government of the United States or, with respect to the Canadian Borrower, Canada, unless all required procedures for the effective collateral assignment of the Accounts under the Federal Assignment of Claims Act of 1940 (or similar Canadian law, as applicable) and any other steps necessary to perfect the Administrative Agent’s security interest, for the benefit of the Lender Group.			-	—

n. Accounts which are owed by any state, municipality, territory, province or other political subdivision of the United States or, with respect to the Canadian Borrower, Canada, or any department, agency, public corporation, or other instrumentality thereof and as to which the Administrative Agent determines in its Permitted Discretion that its security interest therein is not or cannot be perfected;			-	—

o. Accounts which represent sales on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or other repurchase or return basis;			-	—

p. Accounts which are evidenced by a promissory note or other instrument or by chattel paper;			-	—

q. Accounts which are not subject to a valid and continuing first priority Lien in favor of the Administrative Agent, foe the benefit of the Secured Pasties, pursuant to the Security Documents as to which all action necessary or desirable to perfect such security interest shall have been taken, and to which any Borrower has good and marketable title, free and clear of any Liens (other than liens in favor of the Administrative Agent, for the benefit of the Secured Parties); or			-	—

r. Accounts as to which a security agreement, financing statement, equivalent security or Lien instrument or continuation statement is on file or of record in any public office, except as may have been filed In favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Security Documents.	-	—

s. Other	-	—

5. Total Ineligible Receivables		—

6. Total Eligible Receivables		$—

Rate of advance		X 85%
7. Total Available Accounts Receivable	=$	—

B. Raw Material Inventory
1. Gross Raw Materials Inventory
2. Less: Ineligible RM:
a. Packaging and Supplies	-	—

b. Inventory located outside the United States of America	-	—

c. Other ineligibles at reasonable discretion of Agent	-	—

3. Total Ineligible RM		$—

4. Total Eligible RM Inventory		$—

Rate of advance.		X 16.4%

C. FG — Retail
1. Gross FG — Retail		$—

2. Less: Ineligible FG — Retail

a. Shrink Reserve — retail	-	—

b. Reconciliation Differences — retail	-	—

c. Profit in retail inventory — eliminated in consolidation	-	—

d. Other ineligibles at reasonable discretion of Agent	-	—

3. Total Ineligible FG — Retail		$—

4. Total Eligible FG — Retail		$—

	Eligible Amount	Advance Rate	Amount Available
Rate of advance				X 54.9%

5 Total Available FG — Retail			=$	—
D. Finished Goods

1. Gross Finished Goods				$—

2. Less: Ineligible Finished Goods
a. Any inventory at VIE’s			-	—

b. Consigned Inventory			-	—

c. Foreign Finished Goods Inventory			-	—

d. Rejected FG			-	—

e. Estimated In — Transit Inventory			-	—

f. Other Ineligibles at reasonable discretion of Agent			-	—

3. Total Ineligible Finished Goods				$—

4. Total Eligible Finished Goods				$—

Rate of advance				X 45.2%
5. Total Available Finished Goods			=$	—

In connection with the foregoing, we hereby acknowledge and agree that, as of the date hereof, the Agreement remains in full force and effect, is binding upon an and enforceable against us in accordance with its terms, and we certify to you that, as of the date hereof, there exists no Event of Default under said Agreement or even which, with the passage of time or the giving of notice, or both, would so constitute an Event of Default. We hereby restate and renew each and every representation and warranty made by as in the Agreement in connection therewith, effective as of the date hereof

La Z Boy Incorporated

By:	Greg A. Brinks
Title:	Vice President and Treasurer

EXHIBIT H

FORM OF LENDER AGREEMENT

THIS LENDER AGREEMENT, dated __________, 20___ (this “Agreement”), is made by the undersigned in connection with that certain Amended and Restated Credit Agreement, dated as of October 19, 2011, by and among La-Z-Boy Incorporated, a Michigan corporation (“Administrative Borrower”), the Subsidiaries of Administrative Borrower party thereto, the lenders who are or may become a party thereto from time to time (the “Lenders”) and Wells Fargo Capital Finance, LLC (as successor-by-merger to Wachovia Capital Finance Corporation (Central)), as administrative agent (“Administrative Agent”) (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

WHEREAS, Administrative Borrower has requested to amend the Credit Agreement to increase the Revolving Credit Commitment in accordance with the terms and conditions of the Credit Agreement; and

WHEREAS, the undersigned desires to become a party to the Credit Agreement, as a “Lender,” or increase its existing Revolving Credit Commitment in accordance with the terms hereof, as the case may be.

NOW, THEREFORE, the undersigned hereby agrees as follows:

1.           [The undersigned agrees to be bound by the provisions of the Credit Agreement, and agrees that it shall, on the date this Agreement is accepted by Administrative Agent, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with the Revolving Credit Commitment as set forth below its name on its signature page hereto] OR [The undersigned Lender agrees that effective upon [__________________] it is increasing its existing Revolving Credit Commitment as set forth below its name on the signature page hereto].

2.           The undersigned (a) represents and warrants that it is legally authorized to enter into this Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it has made and will, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any instrument or documents furnished pursuant hereto or thereto as are delegated to Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

3.           [The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

Domestic Lending Office:

___________________________

___________________________

___________________________

___________________________

Attn:                                             ]

4.           This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under any Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  This Agreement may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or by other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.  This Agreement shall be governed by, and construed in accordance with, the law of the State of North Carolina, without reference to the conflicts or choice of law principles thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF LENDER]

By:
Name:
Title:

[[Additional] Revolving Credit Commitment: $___]

[Pro Rata Share of aggregate Revolving Credit Commitment: _%]

Accepted and approved this ___ day
of _________, 20___

WELLS FARGO CAPITAL FINANCE,
LLC, as Administrative Agent

By:
Name:
Title:

Amended and Restated Credit Agreement

Accepted and approved this ___ day
of __________, 20___

LA-Z-BOY INCORPORATED,
as Administrative Borrower

By:
Name:
Title:

Amended and Restated Credit Agreement

EXHIBIT I

FORM OF NOTICE OF REQUESTED COMMITMENT INCREASE

_____________, 20__

Wells Fargo Capital Finance, LLC
150 S. Wacker Drive, Suite 2200
Chicago, Illinois 60606

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of October 19, 2011, by and among La-Z-Boy Incorporated, a Michigan corporation (“Administrative Borrower”), the Subsidiaries of Administrative Borrower party thereto, the lenders who are or may become a party thereto from time to time (the “Lenders”) and Wells Fargo Capital Finance, LLC (as successor-by-merger to Wachovia Capital Finance Corporation (Central)), as administrative agent (“Administrative Agent”) (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Credit Agreement.  The undersigned hereby gives notice, pursuant to Section 2.7 of the Credit Agreement, that it hereby requests a Commitment Increase to the Revolving Credit Commitment, and in connection therewith sets forth below the information relating to such requested Commitment Increase, as required by Section 2.7 of the Credit Agreement:

1.           Administrative Borrower, on behalf of the Borrowers, hereby requests the following Commitment Increase in the amount of $[____________] to the Revolving Credit Commitment.

2.           The date of the requested Commitment Increase is [___________, 20__].

Amended and Restated Credit Agreement

The undersigned hereby certifies, on behalf of the Borrowers, that the following statements are true on the date hereof:

(a)           The representations and warranties contained in the Credit Agreement and the other Loan Documents shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects) on and as of such date with the same effect as if made on and as of such date; except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct in all material respects (unless such representation or warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date;

(b)           No law, regulation, order judgment, or decree of any Governmental Authority exists, and no action, suit, investigation, litigation or proceeding is pending or, to the knowledge of any Borrower, threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect the making of the Commitment Increase requested hereby or (ii) has or has a reasonable likelihood of having a Material Adverse Effect.

(c)           No Default or Event of Default has occurred and is continuing, or would result from such proposed Commitment Increase.

(d)           The Parent and its Subsidiaries are in pro forma compliance with the financial covenants set forth in Article 11 of the Credit Agreement as demonstrated on Schedule 1 attached hereto.

Administrative Borrower, on behalf the Borrowers, has caused this Notice of Requested Commitment Increase to be executed and delivered by its duly authorized representatives, this _______ day of ______________, 20__.

LA-Z-BOY INCORPORATED, as
Administrative Borrower

By:
Name:
Title:

Amended and Restated Credit Agreement

Schedule 3.8

Letters of Credit

Issuer	LC Number	Beneficiary	US $ Amount	Term

Wachovia	SM230245W	Travelers- WC	$1,110,000.00	2/20/11- 2/19/2012

Wachovia	SM230246W	Travelers- Bonds	$2,882,000.00	2/20/11- 2/19/2012

Wachovia	SM230247W	Travelers- Auto	$1,250,000.00	2/20/11- 2/19/2012

Wachovia	SM230253W	Michigan Work Comp	$100,000.00	2/20/11- 2/19/2012

Wachovia	SM208849	Washington International Ins. Company (Anti-Dumping Duties)	$27,440.00	6/25/11-6/24/2012

BB&T	4060050940-00030	Virginia Worker's Comp Commission	$500,000.00	1/29/11 - 01/29/2012

Bank of America	68044915	Tenn. Dept. of Commerce	$3,745,000.00	6/26/11-6/26/2012

Wachovia	SM235364W	Arkansas Work Comp	$220,000.00	6/25/11-6/25/2012

Bank of America	68022500	Lumbermen's Underwriting Alliance	$600,000.00	7/3/11-7/3/2012

JP Morgan	CPCS626810 (Orig LC 344)	Siloam Springs, Arkansas (IRB)	$7,107,684.64	6/15/11 - 06/15/2012

			$17,542,124.64

Amended and Restated Credit Agreement

Schedule 8.1(a)

Jurisdictions of Organization and Qualification

LA-Z-BOY INCORPORATED

Organized in MI

Qualified in  AL, AR, CA, CO, CT, FL, GA, ID, IL, IN, IA, MA, MN, MS, MO, MT, NE, NJ, NY, NC, ND, OH, OK, OR, PA, SC, TN, TX, UT*, WV

*qualified to do business under name “La-Z-Boy Corporation”

KINCAID FURNITURE COMPANY, INCORPORATED

Organized in DE

Qualified in NJ, NC, OH

ENGLAND, INC.

Organized in MI

Qualified in NJ, NC, TN, CA

BAUHAUS U.S.A., INC.

Organized in MS

Qualified in NJ

Amended and Restated Credit Agreement

LA-Z-BOY CANADA LIMITED

Organized in Ontario

Qualified in Alberta, Canada

LA-Z-BOY GREENSBORO, INC.

Organized in NC

Qualified in CA, NJ, TN, VA

LA-Z-BOY HOSPITALITY, LLC

Organized in MI

Qualified in NC, IL, SC, NY

LZB MANUFACTURING, INC.

Organized in MI

Qualified in AR, CA, MS, MO, SC, TN, UT

LADD TRANSPORTATION, INC.

Organized in NC

Qualified in AL, MS, NJ, SC, TN, VA, UT

LA-Z-BOY LOGISTICS, INC.

Organized in MI

Qualified in CA, MO, NJ, NC, TN, UT

LZB CAROLINA PROPERTIES, INC.

Organized in MI

Qualified in NC

Amended and Restated Credit Agreement

LZB FURNITURE GALLERIES OF PARAMUS, INC.

Organized in MI

Qualified in CT, NJ, NY

LZB FURNITURE GALLERIES OF ST. LOUIS, INC.

Organized in MI

Qualified in IL, MO

LZB RETAIL, INC.

Organized in MI

LA-Z-BOY SHOWCASE SHOPPES, INC.

Organized in IN

Qualified in IL, WI

LZB DELAWARE VALLEY PROPERTIES, INC.

Organized in MI

LZB DELAWARE VALLEY INC.

Organized in DE

LZB FURNITURE GALLERIES OF WASHINGTON, D.C., INC.

Organized in MI

Qualified in MD, VA

Amended and Restated Credit Agreement

LZB FURNITURE GALLERIES OF KANSAS CITY, INC.

Organized in MI

Qualified in KS, MO

LZB FURNITURE GALLERIES OF BOSTON, INC.

Organized in MI

Qualified in MA, NH, RI

MONTGOMERYVILLE HOME FURNISHINGS, INC.

Organized in PA

Qualified in NJ, DE

LZBFG OF SOUTH FLORIDA, LLC

Organized in MI

Qualified in FL

BOCA RATON GALLERIES, LLC

Organized in MI

Qualified in FL

LZB FINANCE, INC.

Organized in MI

Qualified in CA, IL

Amended and Restated Credit Agreement

ALEXVALE FURNITURE, INC.

Organized in NC

Qualified in NJ

E.L.K. AIR PARTNERS, L.L.C.

Organized in MI

CENTURION FURNITURE PLC

Organized in the U.K.

LA-Z-BOY ASIA CO. LTD.

Organized in Thailand

LA-Z-BOY (THAILAND) LTD.

Organized in Thailand

LA-Z-BOY GERMANY GMBH

Organized in Germany

LA-Z-BOY MUEBLES, S. DE R.L. DE C.V.

Organized in Mexico

LZB SERVICIOS DE MEXICO, S. DE R.L. DE C.V.

Organized in Mexico

Amended and Restated Credit Agreement

PENNSYLVANIA HOUSE, INC.

Organized in NC

Qualified in NJ, PA

AMERICAN DREW, INC.

Organized in NC – inactive

LEA INDUSTRIES OF VIRGINIA, INC.

Organized in VA – inactive

LEA INDUSTRIES, INC.

Organized in TN – inactive

Qualified in NC, VA

KENBRIDGE FURNITURE, INC.

Organized in NC – inactive

LZB ALABAMA PROPERTIES, INC.

Organized in MI

Qualified in AL

LA-Z-BOY IMPORT SOURCING, INC.

Organized in MI

Amended and Restated Credit Agreement

LA-Z-BOY GLOBAL LIMITED

Organized in MI

Qualified in NC, China

LZBFG OF CALIFORNIA, LLC, f/k/a LZB FURNITURE GALLERIES OF PITTSBURGH, LLC

Organized in MI

Qualified in PA, CA

LZBFG MANAGEMENT SERVICES, INC., f/k/a LZB FURNITURE GALLERIES OF ROCHESTER, INC.

Organized in MI

Qualified in NY, CA

LZB LELAND, LLC

Organized in MI

Amended and Restated Credit Agreement

Schedule 8.1(b)

Subsidiaries and Capitalization

LA-Z-BOY INCORPORATED:

Publicly held

KINCAID FURNITURE COMPANY, INCORPORATED:

1,000 shares issued and outstanding, owned by La-Z-Boy Incorporated

ENGLAND, INC.:

1 share issued and outstanding, owned by La-Z-Boy Incorporated

BAUHAUS U.S.A., INC.:

2,500 shares issued and outstanding, owned by La-Z-Boy Incorporated

LA-Z-BOY CANADA LIMITED:

14,004,001 common shares and 1,000 preferred shares issued and outstanding, owned by La-Z-Boy Incorporated

LA-Z-BOY GREENSBORO, INC.:

100 shares issued and outstanding, owned by La-Z-Boy Incorporated

LZB MANUFACTURING, INC.:

1 share issued and outstanding, owned by La-Z-Boy Incorporated

Amended and Restated Credit Agreement

LADD TRANSPORTATION, INC.:

1,000 shares issued and outstanding represented by certificate Number One, owned by La-Z-Boy Greensboro, Inc.

LA-Z-BOY LOGISTICS, INC.:

1,000 shares issued and outstanding, owned by La-Z-Boy Incorporated

LZB CAROLINA PROPERTIES, INC.:

1 share issued and outstanding, owned by La-Z-Boy Incorporated

LZB FURNITURE GALLERIES OF PARAMUS, INC.:

1 share issued and outstanding, owned by La-Z-Boy Incorporated

LZB FURNITURE GALLERIES OF ST. LOUIS, INC.:

1 share issued and outstanding, owned by La-Z-Boy Incorporated

LZB RETAIL, INC.:

1 share issued and outstanding, owned by La-Z-Boy Incorporated

LA-Z-BOY SHOWCASE SHOPPES, INC.:

950 shares issued and outstanding, owned by La-Z-Boy Incorporated

LZB DELAWARE VALLEY PROPERTIES, INC.:

100 shares issued and outstanding, owned by LZB Finance, Inc.

Amended and Restated Credit Agreement

LZB DELAWARE VALLEY INC. (DE):

1 share issued and outstanding, represented by certificate Number One, owned by LZB Finance, Inc.

LZB FURNITURE GALLERIES OF WASHINGTON, D.C., INC.:

1 share issued and outstanding, owned by LZB Retail, Inc.

LZB FURNITURE GALLERIES OF KANSAS CITY, INC.:

1 share issued and outstanding, owned by LZB Retail, Inc.

LZB FURNITURE GALLERIES OF BOSTON, INC.:

1 share issued and outstanding, owned by LZB Retail, Inc.

MONTGOMERYVILLE HOME FURNISHINGS, INC.:

1 share issued and outstanding, represented by certificate Number Two, owned by LZB Delaware Valley, Inc.

LZBFG OF SOUTH FLORIDA, LLC:

Sole member is LZB Furniture Galleries of Washington, D.C., Inc.

BOCA RATON GALLERIES, LLC:

Sole member is LZBFG of South Florida, Inc.

LZB FINANCE, INC.:

1,000 shares issued and outstanding, owned by La-Z-Boy Incorporated

Amended and Restated Credit Agreement

ALEXVALE FURNITURE, INC.:

680,285 shares issued and outstanding, owned by La-Z-Boy Incorporated

E.L.K. AIR PARTNERS, L.L.C.:

Members are Ervin Industries, Inc. (27%), La-Z-Boy Incorporated (63%) and Brazeway, Inc. (10%).

CENTURION FURNITURE PLC:

7,434,759 ordinary and 75,000,000 deferred shares issued and outstanding, owned by La-Z-Boy Incorporated

LA-Z-BOY ASIA CO. LTD.:

100,000 shares issued and outstanding, 50.5% of which are owned by La-Z-Boy Incorporated

LA-Z-BOY (THAILAND) LTD.:

820,000 shares issued and outstanding, 51% of which are owned by La-Z-Boy Incorporated

LA-Z-BOY EUROPE B.V.:

1,000,000 Class L shares and 1,000,000 Class S shares issued and outstanding.   La-Z-Boy Incorporated owns 50% of each class.  This joint venture is in the process of being liquidated.

LA-Z-BOY GERMANY GMBH:

25,000 shares issued and outstanding, all of which are owned by La-Z-Boy Europe B.V.

Amended and Restated Credit Agreement

LA-Z-BOY MUEBLES, S. DE R.L. DE C.V.:

2,970 shares issued and outstanding, 99% of which are owned by La-Z-Boy Incorporated

LZB SERVICIOS DE MEXICO, S. DE R.L. DE C.V.:

2,970 shares issued and outstanding, 99% of which are owned by LZB Manufacturing, Inc.

PENNSYLVANIA HOUSE, INC.:

16,000 shares issued and outstanding, owned by La-Z-Boy Greensboro, Inc.

AMERICAN DREW, INC.:

1 share issued and outstanding, owned by La-Z-Boy Greensboro, Inc.

LEA INDUSTRIES OF VIRGINIA, INC.:

1 share issued and outstanding, owned by La-Z-Boy Greensboro, Inc.

LEA INDUSTRIES, INC.:

1,000 shares issued and outstanding, owned by La-Z-Boy Greensboro, Inc.

KENBRIDGE FURNITURE, INC.:

1,000 shares issued and outstanding, owned by La-Z-Boy Greensboro, Inc.

LZB ALABAMA PROPERTIES, INC.:

1 share issued and outstanding, owned by La-Z-Boy Greensboro, Inc.

Amended and Restated Credit Agreement

LA-Z-BOY IMPORT SOURCING, INC.:

1 share issued and outstanding, owned by La-Z-Boy Incorporated

LA-Z-BOY GLOBAL LIMITED:

1 share issued and outstanding, owned by La-Z-Boy Incorporated

LZBFG OF CALIFORNIA, LLC, f/k/a LZB FURNITURE GALLERIES OF PITTSBURGH, LLC:

Sole member is LZB Retail, Inc.

LZBFG MANAGEMENT SERVICES, INC., f/k/a LZB FURNITURE GALLERIES OF ROCHESTER, INC.:

1 share issued and outstanding, owned by LZB Retail, Inc.

LZB LELAND, LLC:

Sole member is LZB Manufacturing, Inc.

Amended and Restated Credit Agreement

Schedule 8.1(f)

Tax Audits

None

Amended and Restated Credit Agreement

Schedule 8.1(i)

ERISA Plans

1	La-Z-Boy Incorporated Master Pension Plan

2	La-Z-Boy Incorporated Retirement Savings Plan (i.e. 401(k))

3	La-Z-Boy Incorporated Retirement Contribution and Employees’ Profit Sharing Plan

4	La-Z-Boy Incorporated Short-Term Disability Plan

5	La-Z-Boy Incorporated Retail Division Short Term Disability Plan

6	La-Z-Boy Incorporated Long Term Disability Plan

7	La-Z-Boy Incorporated Medical Spending Account Plan

8	La-Z-Boy Incorporated Dependent Care Assistance Plan

9	La-Z-Boy Incorporated Medical Plan

10	La-Z-Boy Incorporated Retail Division Medical Plan

11	La-Z-Boy Incorporated Medical Plan for Greensboro Employees

12	La-Z-Boy Incorporated Health Benefit Plan for Redlands California Employees

13	La-Z-Boy Incorporated Dental Care Plan

14	La-Z-Boy Incorporated Retail Division Dental Care Plan

15	La-Z-Boy Incorporated Dental Care Plan for Greensboro Employees

16	La-Z-Boy Incorporated Premium Only Plan

17	La-Z-Boy Incorporated Retail Division Premium Only Plan

18	La-Z-Boy Incorporated Vision Plan

19	Group Travel and Accident Plan

20	England, Inc. Group Health Benefit Plan - Blue Cross Blue Shield of Tennessee

21	England, Inc. Dental Plan - Assurant Employee Benefits Company

22	England, Inc. Life Insurance Plan (Basic) - Metropolitan Life Insurance Company

23	England, Inc. Life Insurance Plan (Supplemental) - Metropolitan Life Insurance Company

24	England, Inc. Short Term & Long Term Disability - Metropolitan Life Insurance Company

25	England, Inc. Serious Illness Disability - Assurant Employee Benefits

26	England, Inc. Cafeteria Plan

27	La-Z-Boy Incorporated Severance Plan

28	La-Z-Boy Incorporated Severance Plan for Named Executive Officers

Amended and Restated Credit Agreement

Schedule 8.1(l)

Material Contracts

1.	Lease by LZB Furniture Galleries of Boston, Inc. of premises at 1398 Worcester St. (Route 9), Natick, MA 01760, from Baker Natick Promenade, LLC.

2.	Lease by La-Z-Boy Muebles, S. de R.L. de C.V. of premises at Portillo 1405-1 Parque Industrial Amistad Aeropuerto, Ramos Arizpe, Coahuila, Mexico from Parques Industriales Amistad, S.A. de C.V.

Amended and Restated Credit Agreement

Schedule 8.1(m)

Labor and Collective Bargaining Agreements

None

Amended and Restated Credit Agreement

Schedule 8.1(t)

Debt and Guaranty Obligations

None

Amended and Restated Credit Agreement

Schedule 8.1(u)

Litigation

None

Amended and Restated Credit Agreement

Schedule 8.1(y)

Locations of Collateral

Owned Real Property:

Owned Plants / Warehouses:

La-Z-Boy Greensboro, Inc.

389 Armory Road	North Wilkesboro, NC	28659	Wilkes county
Highway 268 East	North Wilkesboro, NC	28659	Wilkes county

Bauhaus U.S.A., Inc.

One Bauhaus Drive7	Saltillo, MS	38866	Lee county
275 6th Avenue	Sherman, MS	38869	Pontotoc county

England, Inc.

402-410 Old Knoxville Highway8	New Tazewell, TN	37825	Claiborne county

Kincaid Furniture Company, Incorporated

240 Pleasant Hill Road9	Hudson, NC	28638	Caldwell county

7 Chief Executive Office of Bauhaus U.S.A., Inc.

8 Chief Executive Office for England, Inc., La-Z-Boy Logistics, Inc. and LADD Transportation, Inc.

9 Chief Executive Office of Kincaid Furniture Company, Incorporated

Amended and Restated Credit Agreement

LZB Manufacturing, Inc.

133 Scanlan Street	Newton, MS	39345	Newton county

300 North Newton Dr. (Sewing Center)	Newton, MS	39345	Newton county

9482 Eastside Drive (Dimension plant)	Newton, MS	39345	Newton county

301 Tennessee Street	Redlands, CA	92373	San Bernardino county

4301 Howard Bush Drive	Neosho, MO	64850	Newton county

500 Walnut Grove Road	Dayton, TN	37321	Rhea county

2601 N. Country Club Road	Siloam Springs, AR	72761	Benton county

Owned Retail Stores:

Name of Credit Party	Store Address	County

LZB Furniture Galleries of Kansas City, Inc.	3889 S. Jackson Dr., Independence, MO 64057	Jackson County

Montgomeryville Home Furnishings, Inc.	494 Route 38, Maple Shade, NJ 08052	Burlington County

LZBFG of South Florida, LLC	6500 N. Federal Hwy, Boca Raton, FL 33487	Palm Beach County

LZBFG of South Florida, LLC	2600 Sawgrass Mill Circle, Sunrise, FL 33323	Broward County

LZB Furniture Galleries of St. Louis, Inc.	11201 St. Charles Rock Road, Bridgeton, MO 63044	St. Louis County

LZB Furniture Galleries of St. Louis, Inc.	14177 Manchester Road, Manchester, MO 63011	St. Louis County

Amended and Restated Credit Agreement

Name of Credit Party	Store Address	County

LZB Furniture Galleries of Washington, D.C., Inc.	21320 Signal Hill Plaza, Sterling, VA 20164	Loudoun County

LZB Furniture Galleries of Washington, D.C., Inc.	12100 Jefferson Farm Pl., Waldorf, MD 20601	Charles County

Owned Offices:

La-Z-Boy Incorporated	1284 N. Telegraph Road, Monroe, MI 4816210	Monroe County

Leased Real Property:

Leased Warehouses:

Outside warehouse location	Tenant name	Warehouseman name	Warehouseman address

3503 Enterprise Ave., Joplin, MO 64801;	LZB Manufacturing, Inc.	Standard Transportation Services, Inc.	Warehouse Division, 1801 Roosevelt Avenue, P.O. Box 2725, Joplin, MO 64803

1791 N. Broadway, Dayton, TN 37321	La-Z-Boy Incorporated	Warehouse Services Unlimited, Inc.	P.O. Box 52, Dayton, TN 37321

10 Chief Executive Office for La-Z-Boy Incorporated, LZB Carolina Properties, Inc., LZB Delaware Valley, LZB Delaware Valley Properties, Inc., LZB Finance, Inc., LZB Manufacturing, Inc., LZB Retail, Inc., Boca Raton Galleries, LLC, LZB Furniture Galleries of Boston, Inc., LZB Furniture Galleries of Kansas City, Inc., LZB Furniture Galleries of Paramus, Inc., LZB Furniture Galleries of St. Louis, Inc., LZB Furniture Galleries of Washington D.C., Inc., La-Z-Boy Showcase Shoppes, Inc., LZBFG of South Florida, LLC and LZBFG of California, LLC

Amended and Restated Credit Agreement

Outside warehouse location	Tenant name	Warehouseman name	Warehouseman address

208 Magnolia St., Union, MS 39365	LZB Manufacturing, Inc.	Kenneth Kingery and John A. Kingery	8366 Hwy 19 N., Collinsville, MS 39325

207 Magnolia St., Union, MS 39365	LZB Manufacturing, Inc.	City of Union, MS	404 Bank St., Union, MS39365

107 Old Decatur Rd. Union, MS 39365 / 24342 Hwy 15 South, Union, MS 39365	La-Z-Boy Incorporated	Plant Union (Panels), LLC	1000 Urban Center Drive, Suite 370, Birmingham, AL 35242

2424 Norwood St., Lenior, NC	Kincaid Furniture Company, Incorporated	Schwarz & Schwarz, Inc.	P.O. Box 1104, Asheboro, NC 27204

800 S. Weber Rd., Bolingbrook, IL	LZB Showcase Shoppes, Inc.	MLRP Kopperud Phase II, LLC	c/o ML Realty Partners, LLC, One Pierce Place, Itasca, IL 60143

800 Centerpoint Blvd., New Castle, DE	Montgomeryville Home Furnishings, Inc.	Centerpoint 800, LLC	1201 North Market St., Ste. 1605, Wilmington, DE 19801

900 International Parkway, Sunrise, FL	LZBFG of South Florida, LLC	AMB/NDP Local, L.P.	c/o AMP Property, L.P., Sixty State Street, Ste. 1200, Boston, MA 02109

1791 Crossroads Dr., Odenton, MD	LZB Furniture Galleries of Washington, D.C., Inc.	Arundel Crossing III, L.L.C.	c/o Opus Properties, L.L.C., 10350 Bren Road, Minnetonka, MN 55343

3550 East Francis Street, Ontario, CA	LZBFG of California, LLC	Prologis-Exchange SR CA (2) LLC	4545 Airport Way, Denver, Colorado 80239

Amended and Restated Credit Agreement

Leased Stores:

See attached.

Leased Offices:

Office location	Tenant name	Landlord name	Landlord address

4900 Hickory Blvd., Hickory, NC	Kincaid Furniture	Gregory A. Kaziah	Property Group, LLC 4996

4310 Regency Dr., Suite 101 High Point, NC 2726511	La-Z-Boy Greensboro, Inc.	J&A Regency, LLC and 4 Smiths Regency, LLC	c/o North State Property Company, 3288 Robinhood Road, Winston-Salem, NC 27103

N-240 Holiday Inn Drive, Cambridge, Ontario, Canada N3C 3X412	La-Z-Boy Canada Limiated	H. DeGroot Real Estate Limited	590 Eastgate Walk, Waterloo, ON N2K 2W2

11 Chief Executive Office of La-Z-Boy Greensboro, Inc.

12 Chief Executive Office of La-Z-Boy Canada Limited

Amended and Restated Credit Agreement

Other locations:

No. 116 Moo 1, Tambol Banchang, Amphoe, Panusnikom, Chonburi, Thailand.

Irvin Industries offices, 333 Industrial Drive, Adrian, MI 49221-7801 – books and records relating to ELK Air Partners, L.L.C.

SchenkerDongsen Warehouse (CCC-China Consolidation Centre), 111 Jiangquan Rd., Pudong, Shanghai, China

Leased Manufacturing Facility:

Manufacturing facility location	Credit Party using facility	Tenant name	Landlord name and address

689,338.07 square foot building located at Area Industrial Amistad Aeropuerto in Ramos Arizpe, State of Coahuila, Mexico	LZB Manufacturing, Inc.	La-Z-Boy Muebles, S. de R.L. de C.V.	Parques Industriales Amistad, S.A. de C.V. Periferico Luis Echeverria 1560 Torre Saltillo piso 12 Col. Guanajuato 25280 Saltillo, Coahuila, Mexico

Amended and Restated Credit Agreement

Freight Forwarders:

Freight Forwarder Name	Entities using forwarder	Freight Forwarder Address

Agility Logistics Corp.	Kincaid Furniture Company, Incorporated LZB Manufacturing, Inc.	1251 E. Dyer Road, Suite 200, Santa Ana, CA 92705

Global Link Logistics, Inc.	La-Z-Boy Greensboro, Inc.	100 University Ave., Suite 230, Palo Alto, CA 94301

Michael J. Shea	LZB Manufacturing, Inc.	53 Perimeter Center East, Suite 450, Atlanta, GA 30346

CH Robinson Worldwide, Inc.	La-Z-Boy Greensboro, Inc.	26555 Evergreen Rd., Suite 300, Southfield, MI 48076

Schenker, Inc.	La-Z-Boy Greensboro, Inc. Kincaid Furniture Company, Incorporated, LZB Manufacturing, Inc.	150 Albany Ave., Freeport, NY 11520

Schenker of Canada Limited	LZB Manufacturing, Inc.	3210 Airway Dr., Mississauga, Ontario, Canada L4V 1Y6

American Global Logistics	La-Z-Boy Greensboro, Inc. Kincaid Furniture Company, Incorporated	53 Perimeter Center East, Suite 450, Atlanta, GA 30346

Bolanos & Co.	LZB Manufacturing, Inc.	8708 Killam Industrial Blvd., Laredo, TX 78045

Amended and Restated Credit Agreement

Freight Forwarder Name	Entities using forwarder	Freight Forwarder Address

Daniel B. Hastings	LZB Manufacturing, Inc.	P.O. box 673, Laredo, TX 78042

Jas Forwarding (USA), Inc.	England, Inc.	25 Century Blvd., Suite 603, Nashville, TN 37214

Globe Express Services, Ltd.	LZB Manufacturing, Inc.	1800 Associates Lane, Suite E, Charlotte, NC 28217

World Wide logistics	LZB Manufacturing, Inc.	1750 Pointe Ave., Ontario, CA 91716

Panalpina, Inc.	LZB Manufacturing, Inc.	8500 Haggerty, Suite 100, Van Buren Twp., MI 48111

Allegiance Customs Brokerage, LLC	LZB Manufacturing, Inc.	120-B Commerce Circle, Fayetteville, GA 30214

Amended and Restated Credit Agreement

Schedule 8.1(y)

Locations of Collateral

Lessee and Location	Store Address	City, State	Zip Code	Landlord	Contact	Landlord Address	City, State	Zip Code
LZB Furniture Galleries of Boston, Inc.
Attleboro	241 South Washington Street	Attleboro, MA	02703	Modell's Massachusetts, Inc.	Mitchell B. Modell	498 Seventh Ave., 20th Floor	New York, NY	10018
Nashua	225 Daniel Webster Hwy	Nashua, NH	03060	Linear Retail Nashua#l, LLC	William J. Beckeman	Five Burlington Woods Drive	Burlington, MA	01803
Nashua-Lower Level	225 Daniel Webster Hwy	Nashua, NH	03060	Linear Retail Nashua#l, LLC	William J. Beckeman	Five Burlington Woods Drive	Burlington, MA	01803
Natick	1398 Worcester St. (Route 9)	Natick, MA	01760	Baker Natick Promenade, LLC	Bill Baker	209 Royal Tern Rd. N	Ponte Vedra, FL	32082
Plymouth	238 Colony Place	Plymouth, MA	02360	Colony Place Plaza, LLC; c/o KeyPoint Partners, LLC	Jason Biedrzycki (PM)	One Burlington Woods Drive	Burlington, MA	01803
Saugus	759 Broadway, Rt 1, South	Saugus, MA	01906	Shops at Saugus, LLC c/o Regency Centers	Bill Madway	One Independent Drive, Suite 114	Jacksonville, FL	32202
Stoughton	701 Technology Center Drive	Stoughton, MA	02072	Potoroo LLC c/o Brickpoint Properties, Inc.	Jason Bansfield (PM)	339 Pleasant Street	Malden, MA	02148
Warwick	1755 Bald Hill Road	Warwick, RI	02886	Bald Hill Holding, LLC c/o Katz Properties LLC	Daniel Katz	5 Militia Drive	Lexington, MA	02421

La-Z-Boy Showcase Shoppes, Inc.
Algonquin	1565 S. Randall Road	Algonquin, IL	60102	Algonquin 36, LLC	c/o CBRE, Gavin Smith	Bldg ID: CZB001 P.O. Box 6112	Hicksville, NY	11802-6112
Arlington Heights	1035 East Rand Road	Arlington Heights, IL	60004	Plaza 83 Venture; c/o Edward Schwartz & Co	Edward Schwartz	3190 Doolitte Drive	Northbrook, IL	60062
Bolingbrook, IL	825 E. Boughton Road	Bolingbrook, IL	60440	Ashley Furniture Industries, Inc.	Rob Zellers	One Ashley Way	Arcadia, WI	54612
Bloomingdale	82 Stratford Drive	Bloomingdale, IL	60108	Forrest East Apartments LP c/o Mid America Realty	Carmen Blacconeri	6730 West Higgins	Chicago, IL	60656
Glenview	2830 Patriot Blvd	Glen View, IL	60026	Willow Associates, L.L.C., c/o The Harlem Irving Co.	General Manager	4104 N Harlem Ave.	Norridge, IL	60706
Greenfield	7900 W. Layton Ave.,	Greenfield, WI	53219	Frank Grainer Real Estate Development Company, LLC	Frank Grainer	12685 West Greenbriar Lane	New Berlin, WI	53151
Gurnee	6609 Grand Avenue	Gurnee, IL	60031	One Liberty Properties, Inc	Patrick J. Callan Jr. President	60 Cutter Mill Rd., Suite 303	Great Neck, NY	11021
Lake Zurich	935 South Rand Road	Lake Zurich, IL	60047	Deerpath Commons Retail Center LLC	John Sfire	745 Ela Road	Lake Zurich, IL	60047
Lombard	240 East Roosevelt Road	Lombard, IL	60148	Forcey Properties	Marcia Forcey	668 E 900N	Westville, IN	46391
Merrillville	1500 East Lincoln Hwy	Merrillville, IN	46410	Forcey Properties	Marcia Forcey	668 E 900N	Westville, IN	46391
Naperville	892 South Route 59	Naperville, IL	60540	Fox River Commons Shopping Center, LLC, c/o The DiMucci Co.	Anthony DiMucci	285 W Dundee Road	Palatine, IL	60074
North Aurora	1790 Towne Center Drive	North Aurora, IL	60542	Shama, LLC	Sheldon/Warren Becker	14140 Ventura Blvd, Suite 100	Sherman Oaks, CA	91423
Oak Brook	2155 W 22nd Street	Oak Brook, IL	60523	The Shops at Oak Brook Place, c/o CREIT Management	Corey Born	130 Bloor Street West, Suite 1001	Toronto, Ontario, Canada	M5S IN5
Orland Park	16011 South LaGrange Road	Orland Park, IL	60462	Forcey Properties	Marcia Forcey	668 E 900N	Westville, IN	46391
South Elgin	422 Randall Rd.	South Elgin, IL	60177	MC South Elgin, LLC c/o Cole Real Estate Investments	Brenda Cerkoske	2555 East Camelback Road, Suite 400	Phoenix, AZ	85016
Vernon Hills	399 North Milwaukee Avenue	Vernon Hills, IL	60061	Forcey Properties	Marcia Forcey	668 E 900N	Westville, IN	46391

Amended and Restated Credit Agreement

Lessee and Location	Store Address	City, State	Zip Code	Landlord	Contact	Landlord Address	City, State	Zip Code

LZB Furniture Galleries of Kansas City, Inc.
Wichita	1611 North Rock Road	Wichita, KS	67206	16th Rock LLC c/o Dunning & Dunning, Ltd	James Dunning, Jr., CPA	1401 East Douglas Ave	Wichita, KS	67211
Overland Park	7540 W. 135th Street	Overland Park, KS	66210	Village of Overland Pointe LLC, c/o Terraventure	Jack Isley	9423 Nall Ave.	Prairie Village, KS	66207

LZB Furniture Galleries of Paramus, Inc.
Brookfield	18 Federal Road	Brookfield, CT	06804	Landmark Heights, LLC	Michael Marcus	24 Lindencrest Drive	Danbury, CT	06811
Manchester	233 Buckland Hills Drive	Manchester, CT	06040	Northern Hills, LLC	George Lee	360 Bloomfield Ave Suite 303	Windsor, CT	06095
Milford	1750 Boston Post Road	Milford, CT	06460	Post Road 1750, LLC	Jacqueline Bontems	245 Cherry Street	Milford, CT	06460
Newington	3050 Berlin Turnpike	Newington, CT	06111	Cole LZ Newington CT, LLC	Property Manage	2555 East Camelback Road, Suite 400	Phoenix, AZ	85016
Paramus	332 Rt. 4 East	Paramus, NJ	07652	Neptune Associates, L.P.	Richard Sauer	Thirty Five Plaza East 65, Route 4	Paramus, NJ	07652
Scarsdale	691 Central Park Avenue	Scarsdale, NY	10583	691 Central Park Ave, LLC, c/o Weinberg Brothers	Bill Weinberg	365 White Plains Road	Eastchester, NY	10709

Montgomeryville Home Furnishings, Inc.
Abington	1752 Old York Rd.	Abington, PA	19001	Abington Plaza Associates LP		1062 E. Lancaster Ave., Suite 30B	Rosemont, PA	19010
Cherry Hill	340 Haddonfield Rd.	Cherry Hill, NJ	8002	Mall Equities, LLC	Eric Flocco	17000 Horizon Way	Mt. Laurel, NJ	08054
Christiana	1251 New Churchmans Road	Newark, DE	19713	Center Pointe Associates, L.P.	Karen Fini	105 Foulk Road	Wilmington, DE	19803
Egg Harbor	6032 Blackhorse Pike	Bargaintown, NJ	08234	EN 321, LLC	Howard Baker	1763 Springfield Ave,	Maplewood, NJ	07040
Langhorne	2328 East Lincoln Highway	Langhorne, PA	19047	The Snyder Family Trust	Stephanie Snyder	625 Resolano Drive	Pacific Palisades, CA	90272
Marlton	981 Route 73 South	Marlton, NJ	08053	73 Designers LLC, c/o Penn Real Estate Group,Ltd	Glen Tomkinson	4427 Spruce Street	Philadelphia, PA	19104
Montgomeryville	976 Bethlehem Pike	Montgomeryville, PA	18936	Integral Development Associates	Mitchell Russell	510 Township Line Road	Blue Bell, PA	19422
Springfield	121 Baltimore Pike	Springfield, PA	19064	Provco Partners, c/o Radnor Recreational	Kinga Wyatt	795 E. Lancaster Ave. Suite 200	Villanova, PA	19085
Turnersville	3750 Route 42	Turnersville, NJ	08012	Milton Gottlieb as Trustee, c/o Lynn Kirk Management	Lynn Kirk	24 E. Cota Street, Suite 100	Santa Barbara, CA	93101

Amended and Restated Credit Agreement

Lessee and Location	Store Address	City, State	Zip Code	Landlord	Contact	Landlord Address	City, State	Zip Code

LZBFG of South Florida, LLC
Ft. Lauderdale	3661 N. Federal Hwy.	Ft. Lauderdale	33308	West, LLC	Larry Cohen	1100 International Parkway	Sunrise, FL	33323-2840
Jensen Beach	4360 NW Federal Hwy.	Jensen Beach, FL	34957	Seven J's Investments, Ltd	Liz Daniel	2049 SW Poma Drive	Palm City, FL	34990
Palm Beach Gardens(RCA)	3901 Design Center Drive, Suite 110	Palm Beach Gardens, FL	33410	Stephen H. Bittel, Receiver RCA Center II of FL. LLC c/o Terranova Corporation	Julianne Hagen, Property Acct.	801 Arthur Godfrey Road, Suite 600	Miami Beach, FL	33140
Pembroke Pines	11533 Pines Blvd	Pembroke Pines, FL	33026	FPIP II, Ltd, c/o Morgan Real Estate, Inc	Jolene Carey	450 E Las Olas Blvd Suite 730	Ft. Lauderdale, FL	33301
Wellington	10312 W. Forest Hill Blvd, Suite 300	Wellington, FL	33414	City Furniture, Inc.	Keith Koenig	6701 North Hiatus Road	Tamarac, FL	33321

LZB Furniture Galleries of St. Louis, Inc.
O'Fallon	271 Megan Avenue	O'Fallon, IL	63366	TIC Properties Management, LLC Re: Megan Crossing Shopping Center	Diane Davis	20201 East Jackson Drive, Suite 110	Independence, MO	64057
Shiloh	1238 Central Park Drive	O'Fallon, IL	62269	Octavia Investments, LLC	Richard B. Sommer	5 Ashworth Court	Maryville, IL	62062-5610
Von Talge (South County)	4110 Von Talge Rd.	St. Louis, MO	63123	LMB Properties, L.L.C.	Steven Henson	5353 South Lindbergh, Suite 200	St. Louis, MO	63126

LZB Furniture Galleries of Washington D.C., Inc.
Alexandria (Kingstown)	6003 Kingstown Village Parkway	Alexandria, VA	22315	Kingstowne Parcel O., L.P., c/o Comar Management, Inc.	Jonathan B. Halle	2900 Linden Lane, Suite 300	Silver Spring, MD	20910
Annapolis	163 Jennifer Rd	Annapolis, MD	21401	AF Limited Partnership, c/o Nellis Corp.	Peter Legum	6001 Montrose Road, Suite 600	Rockville, MD	20852
Bel Air	541 Market Place Drive	Bel Air, MD	24014	KCGG Bel Air, LLC	Tony Ciliberti	516 Moorings Circle	Arnold, MD	21012-1162
Chesapeake	901 Eden Way North	Chesapeake, VA	23320	Chesapeake Richardson, LLC	Phil Richardson	5302 Lane Place Drive	Williamsburg, VA	23188
Columbia	6181 Dobbin Road	Columbia, MD	21045	AAK Dobbin LLC	Jean Finglass	7221 Lee Deforest Drive, Suite 100	Columbia, MD	21046
Fairfax	10900 Fairfax Blvd	Fairfax, VA	22030	Lee Hwy LLC c/o Recycland	Lawrence Alpert	7801 Norfolk Ave, Suite 200	Bethesda, MD	20814
Fredericksburg	3536 Shalaby Way	Fredericksburg, VA	22407	Fredericksburg 35, LLC, c/o Rapport Management Co.	Tiffany Fragala	8405 Greensboro Drive, Suite 830	McLean, VA	22102-5118
Gainesville	7311 Atlas Walk Way	Gainesville, VA	20155	Atlas Walk L.C., c/o The Peterson Companies	William E. Peterson	12500 Fair Lakes Circle, Suite 430	Fairfax, VA	22033
Glen Allen	11541 W. Broad St.	Richmond, VA	23233	Short Pump Corner LZB, LC	Neil Rankins	506 Sandalwood Dr.	Richmond, VA	23229
Glen Burnie	7154 Ritchie Hwy	Glen Burnie, MD	21061	Quarterfield Partners LLC	Eva Coale	175 Admiral Cochrane Drive, #201	Annapolis, MD	21401
Golden Ring	8645 Pulaski Highway	Baltimore, MD	21237	VEI Pulaski, LLC c/o Hearn Burkley Management	Len Wineburg	1408 Bare Hills Rd, Suite 120	Baltimore, MD	21209
Newport News	11967 Jefferson Ave	Newport News	23606	NK2 Newport LLC	Nazeeh Kiblawi	9715 Arnon Chapel Rd	Great Falls, VA	22066
Rockville	5060 Nicholson Lane	Rockville, MD	20852	K and G Enterprises LLC, c/o Klinedinst Management	Paul Klinedinst	4405 East-West Highway, Suite 211	Bethesda, MD	20814
Towson	1609 E. Joppa Rd	Towson, MD	21204	1st Mariner Bank c/o Antonio P. Salazar, Esq. Davis Agnor Rapaport & Skalny	Antonio Salazar	10211 Wincopin Circle, Suite 600	Columbia, MD	21044
Virginia Beach	5300 Virginia Beach Blvd	Virginia, VA	23452	Nelms Lane Associates, L.L.C., c/o NAI Harvey Lindsay	J. Lawrence Hecht	999 Waterside Drive, Suite 1400	Norfolk, VA	23510

Amended and Restated Credit Agreement

Lessee and Location	Store Address	City, State	Zip Code	Landlord	Contact	Landlord Address	City, State	Zip Code

LZBFG of California, LLC
Agoura Hills	28207 Canwood	Agoura Hills, CA	91307	Bernard Reed Wickman	Bernard Reed Wickman	2225 Melford Ct.	Thousand Oaks, CA	91361
Anaheim	528 S. State College Blvd.	Anaheim, CA	92806	MCRM7, LLC	John Walz	64 Beacon Way	Newport Beach, CA	92660
Cerritos	11175 183rd Street	Cerritos, CA	90703	Cerritos Best Plaza, LLC	Rosario Castro-Ibanez	1545 N. Verdugo Road, Suite 115	Glendale, CA	91208
Costa Mesa	3303 Hyland Ave., Bldg E	Costa Mesa, CA	92626	South Coast Trade Center 1, L.P.	Steve Thorp	1100 Newport Center Drive, #150	Newport Beach, CA	92660
El Cajon	888 N. Johnson Ave.	El Cajon, CA	92020	TSCO El Cajon, LLC	Elise Sinay Spilker	1801 Century Park East. Suite 2101	Los Angeles, CA	90067
Irvine	13762 Jamboree	Irvine, CA	92623	Irvine Retail Properties Company	Karol Reedy	The Market Place 11 Dept. 2568-550044	Los Angeles, CA	90084-2568
Mission Viejo	28565 Marguerite Pkwy .	Mission Viejo, CA	92691	Invest West Alpha	Heather Parken	1933 Cliff Drive #1	Santa Barbara, CA	93109
Oxnard	2100 Rose Ave.	Oxnard, CA	93036	McGaelic Group	Beverly Guitierrez	1000 South Seaward	Ventura, CA	93001
Torrance	22740 Hawthorne Bllvd.	Torrance, CA	90505	MCRM7, LLC	John Walz	64 Beacon Way	Newport Beach, CA	92660
W. Los Angeles	11040 West Pico Blvd.	W. Los Angeles, CA	90064	Safros, L.P.	Steve Safan	561 South Broadway	Los Angeles, CA	90013

LZB Finance, Inc.
Duarte	968 Hamilton Road	Duarte, CA	91010	Etta Weinberg Testamentary Trust	c/o InterPres Commercial Realty, attn: Peter Pistone	15510 Olive Branch Drive	La Mirada, CA	90638
Northridge	19478 Nordhoff	Northridge, CA	91234	Branch Three LLC	Dixie Moe	6750 Balboa Blvd	Van Nuys, CA	91406
San Diego	1640 Camino De La Reina	San Diego, CA	92108	PITV, L.P.	Sunbelt Management Co.	8095 Othello Ave.	San Diego, CA	92111
San Marcos	188 Knoll Road	San Marcos, CA	92069	BJC Furniture	Brian J. Comstock	12655 Rue Marabelle	San Diego, CA	92126-2228
Yorba Linda	23029 Eastpark Dr.	Yorba Linda, CA	92886	Latitude, Inc.	Jim Turner	1227 De La Vina Street	Santa Barbara, CA	93101

Amended and Restated Credit Agreement

Schedule 8.1(z)

Insurance

Coverage	Insurer

Property	Travelers Property & Casualty Co. of America

Crime	Travelers Casualty & Surety Co. of America

General Liability (Excluding Products)	The Charter Oak Fire Insurance Co.

Foreign Liability (Including Canada)	Travelers Property & Casualty Co. of America

Excess Liability Umbrella	The American Insurance Company

Primary Liability Umbrella	St. Paul Fire & Marine Insurance Company

Excess Workers’ Comp Liability	Safety National Casualty Company

AR, CA, MI, MO, MS, NC, TN

Misc. Workers’ Comp – Misc. States	Travelers Property & Casualty Co. of America

The Travelers Indemnity Company

Ocean Cargo	AGCS Marine Insurance Company

Amended and Restated Credit Agreement

LZB Retail Employment Practices Liability	Travelers Casualty & Surety Co. of America

Automobile	Travelers Property & Casualty Co. of America

Employed Lawyer Professional Liability	One Beacon Insurance Company

Pollution Liability	Nautilus Insurance Company

Passenger Accident	National Union Fire Insurance Company of Pittsburgh, PA

Travel Accident	National Union Fire Insurance Company of Pittsburgh, PA

Directors’ and Officers’ Liability	Axis Insurance Company

Excess Directors’ and Officers’	Federal Insurance Company

Allied World National Assurance Company

Fiduciary Liability	Travelers Casualty and Surety Company

Excess Fiduciary Liability	Federal Insurance Company

Amended and Restated Credit Agreement

Schedule 12.2

Existing Liens

None.

Amended and Restated Credit Agreement